As submitted to the Securities and Exchange Commission on October 1, 2020

Registration No. 333-232536

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ipsidy Inc.

(Exact name of registrant as specified in its charter)

Delaware	7372	46-2069547
(State of other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

670 Long Beach Boulevard

Long Beach, New York 11561

(516) 274-8700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Phillip L. Kumnick

Chief Executive Officer

Ipsidy Inc.

670 Long Beach Boulevard

Long Beach, New York 11561

(516) 274-8700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Stephen M. Fleming, Esq. Fleming PLLC 30 Wall Street, 8 th Floor New York, New York 10005 Tel. (516) 833-5034 Fax: (516) 977-1209

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement is declared effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.0001 par value per share (2)(3)	100,000,000 shares	$0.15	$15,000,000	$1,818.00

Total	100,000,000 shares	0.15	$15,000,000	$1,818.00	*

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(3)	Represents shares of the Registrant’s common stock being registered pursuant to a direct public offering being undertaken by the Registrant.

*	Previously Paid

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the registration statement on Form S-1 (File No. 333- 232236) (the “Registration Statement”), is being filed pursuant to Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”) to update the Registration Statement by, among other things, including (i) the audited consolidated financial statements of Ipsidy, Inc. (the “Registrant”) as at and for the year ended December 31, 2019 which were filed with the Securities and Exchange Commission (the “Commission”) on March 30, 2020 as part of the Registrant’s Annual Report on Form 10-K, (ii) the unaudited condensed consolidated financial statements as at and for the six month period ended June 30, 2020, and (iii) updates certain other information in the Registration Statement.

The information included in this filing amends the Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the filing of the Registration Statement.

This registration statement contains a form of prospectus, as set forth below.

●	Public Offering Prospectus. A prospectus to be used for the direct public offering by the registrant of 100,000,000 shares of common stock at an offering price of $0.15 per share for aggregate gross proceeds of up to $15,000,000. While the Company does not have any agreements in place to sell the shares with the involvement of underwriters or broker-dealers, the Company may engage such underwriters or broker-dealers in the future.

REMOVAL OF SECURITIES FROM REGISTRATION

We previously registered for resale, under a Registration Statement on Form S-1, as amended (Registration No. 333-232536) 38,763,750 shares of our Common Stock (collectively, the “Resale Securities”) to be offered by the selling securityholders named in the Registration Statement. By filing this Post-Effective Amendment No. 1 to the Registration Statement, we hereby remove from registration all of the Resale Securities that remain unsold under the Registration Statement as of the date hereof as it is the Company’s position that such Resale Securities are eligible for resale under Rule 144 promulgated under the Securities Act of 1933, as amended. The Registration Statement is hereby amended, as appropriate, to reflect the removal from registration of such Resale Securities.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED OCTOBER 1, 2020

UP TO 100,000,000 SHARES

Ipsidy Inc.

Common Stock

We are offering up to  100,000,000 shares of our common stock, par value $0.0001 per share, at a price of $0.15 per share, for aggregate gross proceeds of up to $15,000,000 (the “Maximum Offering”), before deduction of offering expenses. There is no minimum number of shares required to be sold to close this offering and, as a result, the actual public offering amount is not presently determinable and may be substantially less than the Maximum Offering. The minimum investment amount for a single investor is $10,000. Subscriptions for less than the minimum investment will be rejected. The proceeds received in this offering will not be placed in escrow and are not subject to refund.

The offering is a direct public offering conducted on a self-underwritten, “best-efforts” basis, which means that we will not use the services of an underwriter and our officers and directors will attempt to sell the shares directly to investors. Our officers and directors will not receive commissions or any other remuneration from any such sales

The shares will be offered for sale for a period of up to one year from the date the registration statement of which this prospectus is a part becomes effective, unless extended by our board of directors for a period or periods of up to an aggregate of an additional 180 days. The offering will terminate on the earliest of (i) when the offering period ends (one year from the date of this prospectus, unless extended by our board of directors as described in the preceding sentence), (ii) the date when the sale of all 100,000,000 of the shares offered hereby is completed and (iii) when our board of directors decides that it is in the best interests of the Company to terminate the offering. The offering price for the common stock will remain fixed for the duration of the offering.

Our common stock is quoted on the OTCQB marketplace, an interdealer quotation system, under the symbol “IDTY”. The last reported bid price of our common stock on September 30, 2020 was $0.096 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus for a discussion of information that should be considered in connection with an investment in our common stock.

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is  October 1, 2020.

i

ABOUT THIS PROSPECTUS

We have filed a registration statement on Form S-1 with the SEC under the Securities Act of 1933, as amended, or the Securities Act, covering the securities offered by this prospectus. This prospectus, which constitutes a part of that registration statement, does not contain all of the information that you can find in that registration statement and its exhibits. For further information about us and the common stock offered by this prospectus, reference is made to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed as part of the registration statement.

You should rely only on the information contained in this prospectus and the registration statement to which this prospectus constitutes a part, as well as any documents that we have incorporated into this prospectus or the registration statement by reference, or in any free writing prospectus prepared by us or on our behalf. To the extent there is a conflict between the information contained in this prospectus or the registration statement and the information contained in any document incorporated by reference herein or therein filed prior to the date of this prospectus, you should rely on the information in this prospectus and the registration statement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference herein or in the registration statement—the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein or in the registration statement were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We have not authorized any other person to provide you with information different from that contained or incorporated by reference in this prospectus, the registration statement and any free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. The information in this prospectus and the registration statement, or incorporated by reference herein or therein, is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. The information in any free writing prospectus that we may provide to you in connection with the offering is accurate only as of the date of such free writing prospectus. Our business, financial condition, results of operations and future growth prospects may have changed since those dates.

It is important for you to read and consider all information contained in this prospectus and the registration statement, including the documents incorporated by reference herein and therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of our securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

ii

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.”

This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

iii

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. It does not contain all the information that may be important to you and your investment decision. You should carefully read this entire prospectus, including the matters set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless context requires otherwise, references to “we,” “us,” “our,” “Ipsidy,” or the “Company” refer to Ipsidy Inc together with its subsidiaries.

Overview

Ipsidy Inc. (formerly known as ID Global Solutions Corporation) (together with its subsidiaries, the “Company”, “we” or “our”) is a provider of an Identity as a Service (IDaaS) platform that delivers a suite of secure, mobile, biometric identity solutions, available to any vertical, anywhere. In a world that is increasingly digital and mobile, our mission is to help our customers know with biometric certainty the identity of the people with whom they are engaging. We provide solutions to everyday problems: Who is applying for a loan? Who is accessing the computer system? Who is in my lobby?

Ipsidy provides secure, biometric, identity verification and electronic transaction authentication services. We have developed an IDaaS platform for our customers, be they businesses, residences, governments, or other organizations, to enable their users to more easily verify and authenticate their identity through a mobile phone or portable device of their choosing (as opposed to dedicated hardware). Our system enables participants to consent to transactions using their biometric information with a digitally signed authentication response, including the underlying transaction data. In this way our systems can provide pre-transaction authentication of identity as well as embed each user’s identity attributes, within every electronic transaction message processed through our platform, or other electronic systems.

We believe that it is essential that businesses and consumers know who is on the other side of an electronic transaction and have an audit trail, proving that the identity of the other party was duly authenticated. Our solutions are intended to provide our customers with the next level of transaction security, control and certainty. Our platform uses biometric and multi-factor identity solutions, which are intended to support a wide variety of electronic transactions. We define “electronic transactions” in the broadest sense to include not only financial transactions (i.e. exchanges of value in all of their forms), and legal transactions (e.g. approving the release of personal or other confidential data), but also access control to both digital environments (e.g. accessing financial accounts, voting systems, email systems and controlling data network log-ins) and physical environments (e.g. entrances to offices, public buildings, data centers and other sensitive locations).

The Company’s products focus on the broad requirement for identity verification and authentication, and access and transaction controls and associated identity management needs. Organizations of all descriptions require cost-effective and secure mobile electronic transaction solutions for them and their customers. We aim to offer our customers solutions that can be integrated into each customer’s business and organizational operations in order to facilitate their use and enhance the end user customer experience.

Our digital mobile wallet applications, or electronic account holders are used to contain different services and accounts that can be easily added and enable users to conveniently and securely effect a variety of electronic transactions, using their identity. One example is for consumers and employees to use their mobile application to authenticate identity, in order to access secure digital, or physical environments. We have launched our integrated VerifiedTM solution with Datapro as an add-on to their online banking software.

ProofTM our mobile identity onboarding and verification application, establishes the trusted identity of users based on a variety of ground truth sources, such as chip based electronic machine readable travel documents, or eMRTDs, national IDs, drivers licenses, as well as by means of direct verification by national ID databases in Peru and in the future, South Africa. The application uses these sources to obtain trusted demographic information and the reference facial biometric images that are matched against the user’s captured live selfie. Proof enables the remote onboarding of people in services associated with Fintech, Telecom and other online services-based industries.

Our identity authentication solution, Verified™ by Ipsidy, can be delivered seamlessly via mobile web browser, by Ipsidy’s mobile application or into a customer’s mobile app, using our SDK’s. Verified helps our customers gain identity certainty of their users (customers and employees) who can conveniently and securely consent to a variety of electronic transactions, using their biometrics. For example, Datapro, a financial services banking platform, has integrated Verified to secure access to their online banking software. Ipsidy has also integrated its authentication services to allow trucking fleets and drivers to use their biometrics to securely open locks that safeguard valuable assets and physical environments.

The Company’s solutions for fingerprint-based identity management and electronic payment transaction processing have been in the market for several years. For example, in December 2017, we won an international competitive tender to provide our SearchTM Automated Fingerprint Identification de-duplication system (AFIS) to the Zimbabwe Electoral Commission, for them to ensure that no duplicate entries existed in the voter roll for the 2018 election. The AFIS system was delivered under tight deadlines and within budget, in order to enable the voter roll to be published and the election to occur as planned.

Management believes that some of the advantages of the Company’s IDaaS Platform approach are the ability to leverage the platform to support a variety of vertical markets including the identity solutions and transaction processing sectors and the adaptability of the platform to the requirements of new markets and new products requiring low cost, secure, and configurable mobile solutions. These vertical markets include but are not limited to banking and payment transactions, elections, schools, public transportation, government and enterprise security. At its core, the Company’s offering, combining its proprietary and acquired biometric technologies is intended to facilitate the processing of diverse electronic transactions, be they payments, votes, or physical or digital access, all of which can include identity verification, authentication and identity transaction recording. The Company continues to invest in developing, patenting and acquiring the various elements necessary to enhance the platform, which is intended to allow us to achieve our goals.

Risk Factors

Investing in our common stock involves risks. You should carefully consider the risks described in “Risk Factors” beginning on page 6 before making a decision to invest in our common stock.

Implications of Being an Emerging Growth Company

As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in this prospectus;

●	not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.0 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an “emerging growth company” before the end of such five-year period.  If shares are sold pursuant to this Registration Statement then the five-year period referenced above shall commence upon the date of the first such sale.

We have elected to take advantage of certain of the reduced disclosure obligations and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than the information you might receive from other public reporting companies in which you hold equity interests.

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, after we cease to qualify as an “emerging growth company,” certain of the exemptions available to us as an “emerging growth company” may continue to be available to us as a smaller reporting company, including: (1) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act; (2) scaled executive compensation disclosures; and (3) the ability to provide only two years of audited financial statements, instead of three years.

Company Information

The Company was incorporated in the State of Delaware on September 21, 2011 and changed its name to Ipsidy Inc. on February 1, 2017, and our common stock is traded on the OTCQB under the trading symbol “IDTY”. Our corporate headquarters is located at 670 Long Beach Blvd., Long Beach, NY 11561 and our main phone number is (516) 274-8700. Our website address is www.ipsidy.com. Information contained in, or accessible through, our website does not constitute a part of this prospectus or any prospectus supplement.

THE OFFERING

The following summary of the offering contains basic information about the offering and the common stock and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the common stock, please refer to the section of this prospectus entitled “Description of Capital Stock.”

Common stock offered by us	Up to 100,000,000 shares of our common stock.

Common stock outstanding before the offering	547,986,424

Common stock outstanding after this offering	647,986,424 Shares, assuming all 100,000,000 shares are sold in the offering.

Offering price	$0.15 per share. The offering price for the common stock will remain fixed for the duration of the offering.

Minimum Investment	The minimum investment amount for a single investor is $10,000. Subscriptions for less than the minimum investment will be rejected.

Discretion to accept subscriptions	We reserve the right to reject, in whole or in part, any or all subscriptions we receive in the offering.

No minimum offering size	There is no minimum number of shares we are required to sell in this offering.

No conditions to closing	There are no conditions to closing this offering. We will accept subscription funds and issue shares regardless of the amount of subscriptions we receive.

Duration of offering	The offering shall commence on the date of this prospectus and terminate on the earliest of (i) one year from the date of this prospectus, unless extended by our board of directors for a period or periods of up to an aggregate of an additional 180 days, (ii) the date when the sale of all 100,000,000 of the shares offered hereby is completed and (iii) when our board of directors decides that it is in the best interests of the Company to terminate the offering.

Plan of distribution	The offering is a direct public offering conducted on a self-underwritten, “best-efforts” basis, which means we will not use the services of an underwriter and our officers and directors will attempt to sell the shares directly to investors. Our officers and directors will not receive commissions or any other remuneration from any such sales.

No revocation	All subscriptions for shares in the offering are irrevocable, even if you later learn of information that you consider to be unfavorable to your investment. You should not subscribe to purchase shares in the offering unless you are certain that you wish to purchase our common stock at a price of $0.15 per share.

Use of proceeds

We estimate that the net proceeds from our sale of shares of our common stock in this offering will be approximately $14,900,000   million, assuming the maximum offering of $15,000,000 is sold, after deducting estimated offering expenses payable by us.

For additional information please refer to the section entitled “Use of Proceeds” on page 18 of this prospectus.

Dividend policy	We do not anticipate paying any cash dividends on our common stock. In addition, we may incur indebtedness in the future that may restrict our ability to pay dividends. See “Dividend Policy” on page 19.

Risk Factors	See the section entitled “Risk Factors” beginning on page 6 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

OTCQB symbol	IDTY

The number of shares of our common stock to be outstanding after this offering is based on 547,986,424 shares of our common stock outstanding as of September 15, 2020 and excludes the following:

●	158,244,061 shares of our common stock issuable upon the exercise of stock options with a weighted average exercise price of $0.19 per share;

●	26,751,757 shares of our common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $0.12 per share;

●	other shares of our common stock reserved for future issuance under our 2014 Equity Compensation Plan and our 2017 Incentive Stock Plan;

●	shares of common stock issuable upon conversion of the interest through the date of repayment at a per share price of $0.20 under that certain amended and restated Promissory Note dated January 31, 2017 payable to the Theodore Stern Revocable Trust in the principal amount of $662,000; and

●	shares of common stock issuable upon conversion of outstanding convertible promissory notes with an aggregate outstanding balance of $5,693,000, comprising the principal amount and repayment premium, plus accrued interest thereon.

SELECTED FINANCIAL DATA

The following table sets forth our selected financial data as of the dates and for the periods indicated. We have derived the statement of operations data for the years ended December 31, 2019 and 2018 from our audited financial statements included elsewhere in this prospectus and for the six months ended June 30, 2020 and 2019 from our unaudited financial statements included elsewhere in this prospectus. The following summary financial data should be read with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes and other information included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in future periods.

Statement of Operations Data:

(in thousands, except share and per share data)

	Six months ended		Year Ended
	June 30,		December 31,
	2020	2019	2019	2018
	(Unaudited)

Revenues:
Total revenues, net	$1,115	$1,385	$2,552	$3,829

Operating Expenses:
Cost of Sales	418	366	1670	1,257
General and administrative	3,873	4,148	7,892	11,193
Other expenses	2,304	1,125	4,067	702
Total operating expenses	6,595	5,639	12,639	13,152

Loss from operations	(5,479)	(4,253)	(10,086)	(9,323)

Other Income (Expense):
Interest expense	(489)	(180)	(376)	(758)
Other income/(expense)	(1,318)	12	24	84
Other (expense), net	(1,807)	(168)	(352)	(674)

(Loss) before income taxes	(7,286)	(4,421)	(10,500)	(9,997)

Income Taxes	(12)	(18)	(63)	(30)

Net (loss)	$(7,298)	$(4,349)	$(10,563)	$(10,027)

Net (loss) per share - Basic and Diluted	$(0.01)	$(0.01)	$(0.02)	$(0.02)

Weighted Average Shares Outstanding - Basic and Diluted	524,207,499	476,369,338	498,747,396	429,852,594

Balance Sheet Data

(in thousands)

	June 30,	December 31,
	2020	2019	2018
	(Unaudited)
Cash	$815	$567	$4,972
Working capital	(603)	(996)	4,153
Total assets	12,819	13,537	18,144
Total liabilities	9,329	5,262	3,553
Additional paid-in capital	97,529	94,982	90,771
Accumulated deficit	(94,234)	(86,936)	(76,435)
Total liabilities and stockholder’s equity	$12,819	$13,537	$18,144

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. If any of the following risks actually occur, we may be unable to conduct our business as currently planned and our financial condition and results of operations could be seriously harmed. In addition, the trading price of our common stock could decline due to the occurrence of any of these risks, and you may lose all or part of your investment.

We have a history of losses and we may not be able to achieve profitability going forward.

We have an accumulated deficit of approximately $94.2 million and $86.9 million as of June 30, 2020 and December 31, 2019, respectively and incurred an operating loss of approximately $5.5 million and $10.1 million for the six months ended June 30, 2020 and the year ended December 31, 2019, respectively. We have had net losses in most of our quarters since our inception. We expect that we will continue to incur net losses in 2020. We may incur losses in the future for a number of reasons, including the other risks described in this report, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown events. Accordingly, we may not be able to achieve or maintain profitability. Our management is developing plans and executing certain programs to alleviate the negative trends and conditions described above, however there is no guarantee that such plans will be successfully implemented. Our ability to curtail our operating losses or generate a profit may be further impacted by the fact that our business plan is largely unproven. There is no assurance that even if we successfully implement our business plan, that we will be able to curtail our losses. If we incur significant additional operating losses, our stock price may decline, perhaps significantly and the Company will need to raise substantial additional capital in order to be able to continue to operate, which will dilute the existing stockholders and such dilution may be significant. Additional capital may not be available on terms acceptable to the Company, or at all.

We have yet to achieve positive cash flow and, given our projected funding needs, our ability to generate positive cash flow is uncertain.

We have had negative cash flow from operating activities of approximately $1.9 million, $6.1 million and $6.0 million for the six months ended June 30, 2020, and the years ended December 31, 2019 and 2018, respectively. We anticipate that we will continue to have negative cash flows from operating activities for the foreseeable future as we expect to incur increased research and development, sales and marketing, and general and administrative expenses. Our business will require significant amounts of working capital to support our growth, particularly as we seek to introduce our new offered products. An inability to generate positive cash flow from operations may adversely affect our ability to raise needed capital for our business on reasonable terms, if at all. It may also diminish supplier or customer willingness to enter into transactions with us, and have other adverse effects that may impact our long-term viability. There can be no assurance we will achieve positive cash flows in the foreseeable future.

We need access to additional financing, which may not be available to us on acceptable terms, or at all. If we cannot access additional financing when we need it and on acceptable terms, our business, prospects, financial condition, operating results and ability to continue as a going concern will be adversely affected.

Our growth-oriented business plan to offer products to our customers will require continued capital investment. Our research and development activities will require continued investment. We raised $3.5 million and $9.6 million in 2019 and 2018, respectively, as well as $1.5 million in February, 2020 through equity and debt financing at varying terms. In May 2020, the Company received a loan of approximately $485,000 under the Paycheck Protection Program of the U.S. Small Business Association related to its U.S. operations. The Company anticipates subject to approval by the Small Business Administration, if certain requirements are met the loan proceeds may be forgiven. Any amounts not forgiven will be required to be repaid. In June 2020, the Company entered into Subscription Agreements with two accredited investors (the “June 2020 Accredited Investors”) pursuant to which the June 2020 Accredited Investors purchased 3,441,558 shares of common stock at an average price of $0.06 cents per share for $200,000. Additionally, on June 30, 2020, Company entered into and consummated private transactions pursuant to which a portion of the Company’s warrants exercisable at various prices were exercised for cash at an average exercise price of $0.06 per share for approximately $1,249,000.

In order to implement and grow our operations through December 31, 2021 and achieve an expected annual revenue stream from the introduction of new products which commenced in 2018 and as we expect to continue in 2020 as contemplated in our current business plan, we expect that we will need to raise between $7.5 -$10.0 million. There is no guarantee that our current business plan will not change, and as a result of such change, that we will need additional capital to implement such business plan. Further, assuming we achieve our expected growth plan, of which there is no guarantee, we will need additional capital to implement growth beyond our current business plan.

Our limited operating history makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

We have been an emerging growth company since beginning operations. We have a limited operating history and have generated limited revenue. As we look to further expand our existing products it is difficult, if not impossible, to forecast our future results based upon our historical data. Because of the uncertainties related to our lack of historical operations, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in revenues or expenses. If we make poor budgetary decisions as a result of unreliable historical data, we could be less profitable or incur losses, which may result in a decline in our stock price.

There can be no assurance that we will successfully commercialize our products that are currently in development or that our existing products will sustain market acceptance.

There is no assurance that we will ever successfully commercialize our platform and related solutions that are under development or that we will experience market reception for our products in development or increased market reception for our existing products. Although our acquisitions have generated revenue, there is no guarantee that we will be able to successfully implement our new products utilizing the acquired technology, products, and customer base. There is no assurance that our existing products or solutions will achieve market acceptance or that our new products or solutions will achieve market acceptance. Further, there can be no guarantee that we will not lose business to our existing or potential new competitors.

We depend upon key personnel and need additional personnel.

Our success depends on the continuing services of Phillip Kumnick, CEO as well as certain other members of the current management team and in May 2020 on their appointment we entered into new equity grants and related arrangements with Mr. Kumnick and Mr. Broenniman, COO in order to incentivize them and retain their services.. The loss of key management, engineering employees or third-party contractors could have a material and adverse effect on our business operations. Additionally, the success of our operations will largely depend upon our ability to successfully attract and maintain competent and qualified key management personnel. As with any company with limited resources, there can be no guarantee that we will be able to attract such individuals or that the presence of such individuals will necessarily translate into profitability for our company. If we are successful in attracting and retaining such individuals, it is likely that our payroll costs and related expenses will increase significantly and that there will be additional dilution to existing stockholders as a result of equity incentives that may need to be issued to such management personnel. Our inability to attract and retain key personnel may materially and adversely affect our business operations. Any failure by our management to effectively anticipate, implement, and manage personnel required to sustain our growth would have a material adverse effect on our business, financial condition, and results of operations.

Acquisitions present many risks that could have a material adverse effect on our business and results of operations.

We have closed various acquisitions comprising Innovations in Motion Inc. in August 2013, Multipay S.A. in April 2015 and FIN Holdings Inc. in February 2016. We may also pursue select acquisitions in the future. The success of our future growth strategy will depend on our ability to integrate our existing operations together with the operations of our acquisitions that we have closed to date as well as any future acquisition of which none are planned at this date. Integrating the operations of our existing operations with our past or future acquisitions, including anticipated cost savings and additional revenue opportunities, involves a number of challenges. The failure to meet these integration challenges could seriously harm our results of operations and the market price of our shares may decline as a result. Realizing the benefits of our past or future acquisition will depend in part on the integration of intellectual property, products, operations, personnel and sales force and the completion of assignments of current and past contracts and rights. These integration activities are complex and time-consuming, and we may encounter unexpected difficulties or incur unexpected costs. We may not successfully integrate the operations of our existing operations, and may not realize the anticipated net reductions in costs and expenses and other benefits and synergies of the acquisition to the extent, or in the timeframe, anticipated. In addition to the integration risks, we could face numerous other risks, including, but not limited to, the following:

●	diversion of our management’s attention from normal daily operations of our business;

●	our inability to maintain the key business relationships and the reputations of the businesses we acquire;

●	increased costs related to acquired operations and continuing support and development of acquired products;

●	our responsibility for the liabilities of the businesses we acquire;

●	changes in how we are required to account for our acquisitions under accounting principles generally accepted in U.S.;

●	our inability to apply and maintain our internal standards, controls, procedures and policies to acquired businesses; and

●	potential loss of key employees of the companies we acquire.

The occurrence of any of these risks could have a material adverse effect on our business, results of operations, financial condition or cash flows, particularly in the case of a larger acquisition or concurrent acquisitions.

The market for our products is characterized by changing technology, requirements, standards and products, and we may be adversely affected if we do not respond promptly and effectively to these changes.

The market for our payment processing and identity management products is characterized by evolving technologies, changing industry standards, changing political and regulatory environments, frequent new product introductions and rapid changes in customer requirements. The introduction of products embodying new technologies and the emergence of new industry standards and practices can render existing products obsolete and unmarketable. Our future success will depend on our ability to enhance our existing products and to develop and introduce, on a timely and cost-effective basis, new products and product features that keep pace with technological developments and emerging industry standards and address the increasingly sophisticated needs of our customers. In the future:

●	we may not be successful in developing and marketing new products or product features that respond to technological change or evolving industry standards;

●	we may experience difficulties that could delay or prevent the successful development, introduction and marketing of these new products and features; or

●	our new products and product features may not adequately meet the requirements of the marketplace and achieve market acceptance.

If we are unable to respond promptly and effectively to changing technologies and market requirements, we will be unable to compete effectively in the future.

There can be no assurance that we will successfully identify new product opportunities and develop and bring new products to market in a timely manner, or that the products and technologies developed by others will not render our products or technologies obsolete or noncompetitive. The failure of our new product development efforts could have a material adverse effect on our business, results of operations and future growth.

If our technology and solutions cease to be adopted and used by government and public and private organizations, we may lose some of our existing customers and our operations will be negatively affected.

Our ability to grow depends significantly on whether governmental and public and private organizations adopt our technology and solutions as part of their new standards and whether we will be able to leverage our expertise in governmental solutions into commercial solutions. If these organizations do not adopt our technology, we may not be able to penetrate some of the new markets we are targeting, or we may lose some of our existing customer base.

In order for us to achieve our growth objectives, our identity management technologies and solutions must be adapted to and adopted in a variety of areas including, among others, physical access control, computer access control, biometric fingerprint matching and identity card issuance and verification. Further, our payment processing technologies and solutions will need to be adopted by financial institutions, merchants and consumers.

We cannot accurately predict the future growth rate, if any, or the ultimate size of these markets. The growth of the market for our products and services depends on a number of factors such as the cost, performance and reliability of our products and services compared to the products and services of our competitors, customer perception of the benefits of our products and solutions, public perception of the intrusiveness of these solutions and the manner in which organizations use the information collected, customer satisfaction with our products and services and marketing efforts and publicity for our products and services. Our products and services may not adequately address market requirements and may not gain wide market acceptance. If our solutions or our products and services do not gain wide market acceptance, our business and our financial results will suffer.

We have sought in the past and will seek in the future to enter into contracts with governments, as well as state and local governmental agencies and municipalities, which subjects us to certain risks associated with such types of contracts.

Most contracts with governments or with state or local agencies or municipalities, or Governmental Contracts, are awarded through a competitive bidding process, and some of the business that we expect to seek in the future will likely be subject to a competitive bidding process. Competitive bidding presents a number of risks, including:

●	the frequent need to compete against companies or teams of companies with more financial and marketing resources and more experience than we have in bidding on and performing major contracts;

●	the substantial cost and managerial time and effort necessary to prepare bids and proposals for contracts that may not be awarded to us;

●	the need to accurately estimate the resources and cost structure that will be required to service any fixed-price contract that we are awarded; and

●	the expense and delay that may arise if our competitors protest or challenge new contract awards made to us pursuant to competitive bidding or subsequent contract modifications, and the risk that any of these protests or challenges could result in the resubmission of bids on modified specifications, or in termination, reduction or modification of the awarded contract.

We may not be afforded the opportunity in the future to bid on contracts that are held by other companies and are scheduled to expire, if the governments, or the applicable state or local agency or municipality determines to extend the existing contract. If we are unable to win particular contracts that are awarded through the competitive bidding process, we may not be able to operate in the market for the products and services that are provided under those contracts for a number of years. If we are unable to win new contract awards or retain those contracts, if any, that we are awarded over any extended period, our business, prospects, financial condition and results of operations will be adversely affected.

In addition, Governmental Contracts subject us to risks associated with public budgetary restrictions and uncertainties, actual contracts that are less than awarded contract amounts, the requirement for posting a performance bond and the related cost and cancellation at any time at the option of the governmental agency. Any failure to comply with the terms of any Governmental Contracts could result in substantial civil and criminal fines and penalties, as well as suspension from future contracts for a significant period of time, any of which could adversely affect our business by requiring us to pay significant fines and penalties or prevent us from earning revenues from Governmental Contracts during the suspension period. Cancellation of any one of our major Governmental Contracts could have a material adverse effect on our financial condition.

Governments may be in a position to obtain greater rights with respect to our intellectual property than we would grant to other entities. Governmental agencies also have the power, based on financial difficulties or investigations of their contractors, to deem contractors unsuitable for new contract awards. Because we will engage in the government contracting business, we will be subject to additional regulatory and legal compliance requirements, as well as audits, and may be subject to investigation, by governmental entities. Compliance with such additional regulatory requirements are likely to result in additional operational costs in performing such Governmental Contracts which may impact our profitability. Failure to comply with the terms of any Governmental Contract could result in substantial civil and criminal fines and penalties, as well as suspension from future contracts for a significant period of time, any of which could adversely affect our business by requiring us to pay the fines and penalties and prohibiting us from earning revenues from Governmental Contracts during the suspension period.

Furthermore, governmental programs can experience delays or cancellation of funding and suspension of appropriations for example as occurred with the recent partial United States government, which can be unpredictable; this may make it difficult to forecast our revenues on a quarter-by-quarter basis.

We rely in part on third-party software to develop and provide our solutions.

We rely in part on software licensed from third parties to develop and offer some of our solutions. Any loss of the right to use any such software or other intellectual property required for the development and maintenance of our solutions, or any defects or other issues with such software could result in problems or delays in the provision of our solutions until equivalent technology is either developed by us, or, if available from others, is identified, obtained, and integrated, which could harm our business.

In addition, the recent emergence of a coronavirus disease (COVID - 19) could impact any or all of the third party providers and suppliers on whom we rely. While the full impact of this disease and worldwide reaction to it are largely unknown, any disruption of such providers and suppliers caused by this disease could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

We have historically depended upon a small number of large system sales ranging from $100,000 to $2,000,000 and we may fail to achieve one or more large system sales in the future, or fail to successfully transition to new products generating recurring revenues.

Historically, we have derived a substantial portion of our revenues from a small number of sales of large, relatively expensive systems, typically ranging in price from $100,000 to $2,000,000. If we fail to receive orders for these large systems in a given sales cycle on a consistent basis, our business could be significantly harmed. We are trying to reduce such dependence by developing a range of products and solutions, which are in a lower price range and intended to generate recurring revenue from a large number of customers. The Company has invested heavily in developing and launching such products but there is no guarantee that such efforts will be successful and that a satisfactory return on such investment will be achieved. Further, our quarterly results are difficult to predict because we cannot predict in which quarter, if any, large system sales will occur in a given year, nor when (if at all), or at what rate the ramp in sales of new products will occur. As a result, we believe that quarter-to-quarter comparisons of our results of operations are not a good indication of our future performance. In some future quarters, our operating results may be below the expectations of securities analysts and investors, in which case the market price of our Common Stock may decrease significantly.

Our efforts to expand our international operations are subject to a number of risks, any of which could adversely reduce our future international sales and increase our losses.

Most of our revenues to date are attributable to sales and business operations in jurisdictions other than the United States. Our international operations could be subject to a number of risks, any of which could adversely affect our future international sales and operating results, including:

●	trade restrictions;

●	export duties and tariffs;

●	export regulations or restrictions including sanctions;

●	uncertain political, regulatory and economic developments;

●	labor and social unrest;

●	inability to protect our intellectual property rights;

●	highly aggressive competitors;

●	currency issues, including currency exchange risk;

●	difficulties in staffing, managing and supporting foreign operations;

●	longer payment cycles; and

●	increased collection risks;

●	impact of the Corona virus;

Negative developments in any of these areas in one or more countries could result in a reduction in demand for our products, the cancellation or delay of orders already placed, difficulty in collecting receivables, and a higher cost of doing business, any of which could adversely affect our business, results of operations or financial condition.

We are exposed to risks in operating in foreign markets, which may make operating in those markets difficult and thereby force us to curtail our business operations.

In conducting our business in foreign countries, we are subject to political, economic, legal, operational and other risks that are inherent in operating in other countries. Risks inherent to operating in other countries range from difficulties in settling transactions in emerging markets to possible nationalization, expropriation, price controls and other restrictive governmental actions. We also face the risk that exchange controls or similar restrictions imposed by foreign governmental authorities may restrict our ability to convert local currency received or held by us in their countries into U.S. dollars or other currencies, or to take those dollars or other currencies out of those countries.

It is possible that countries in which we do or intend to do business, or companies and their principals become subject to sanctions under U.S. law. This would prevent us from doing business with those countries or with those entities or individuals. The Company could be exposed to fines and penalties in the event of breach any applicable sanctions legislation or orders. In addition, the Company might be required to suspend or terminate existing contracts in order to comply with such sanctions legislation or orders, which would adversely impact our future revenues and cashflows.

Additionally, we are subject to the U.S. Foreign Corrupt Practices Act, or the FCPA, and other laws in the United States and elsewhere that prohibit improper payments or offers of payments to foreign governments and their officials and political parties for the purpose of obtaining or retaining business. We have operations in and deal with governments and officials in foreign countries. Our activities in these countries create the risk of unauthorized payments or offers of payments by one of our employees, contractors or customers that could be in violation of various laws, including the FCPA, even though these parties are not always subject to our control. We have implemented safeguards to discourage these practices by our employees, consultants and customers. However, our existing safeguards and any future improvements may prove to be less than effective, and our employees, contractors or customers may engage in conduct for which we might be held responsible. Violations of the FCPA or similar laws may result in severe criminal or civil sanctions and we may be subject to other liabilities, which could adversely affect our business, financial condition and results of operations.

Breaches of network or information technology security, natural disasters or terrorist attacks could have an adverse effect on our business.

Cyber-attacks or other breaches of network or information technology (IT) security, natural disasters, terrorist acts or acts of war may cause equipment failures or disrupt our systems and operations. We may be subject to attempts to breach the security of our networks and IT infrastructure through cyber-attack, malware, computer viruses and other means of unauthorized access. While we maintain insurance coverage for some of these events, the potential liabilities associated with these events could exceed the insurance coverage we maintain. A failure to protect the privacy of customer and employee confidential data against breaches of network or IT security could result in damage to our reputation. To date, we have not been subject to cyber-attacks or other cyber incidents that we are aware of which, individually or in the aggregate, resulted in a material impact to our operations or financial condition.

For us to further penetrate the marketplace, the marketplace must be confident that we provide effective security protection for national and other secured identification documents and cards and other personally identifiable information or protected personal information, or PII. Although we are not aware that we have experienced any act of sabotage or unauthorized access by a third party of our software or technology to date, if an actual or perceived breach of security occurs in our internal systems or those of our customers, regardless of whether we caused the breach, it could adversely affect the market’s perception of our products and services. This could cause us to lose customers, resellers, alliance partners or other business partners, thereby causing our revenues to decline. If we or our customers were to experience a breach of our internal systems, our business could be severely harmed by adversely affecting the market’s perception of our products and services.

Most recently, we have considered the impacts of coronavirus disease (COVID - 19) on our overall operations. The full impact of this disease and the worldwide reaction to it are still developing rapidly at this time, and the widespread growth in infections, or travel restrictions, quarantines or site closures imposed as a result of the disease, is among other things, impacting the ability of our employees, sub-contractors, or our customers employees and sub-contractors to attend places of work, to meet with potential customers, or undertake implementations at our customer’s locations. In addition, the disease could lead to disruptions in our supply chain, causing shortages or unavailability of software updates, or necessary equipment. Any of these outcomes could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Interruptions, delays in service or defects in our systems could impair the delivery of our services and harm our business.

We depend on the efficient and uninterrupted operation of our computer network systems, software, telecommunications networks, and processing centers, as well as the systems and services of third parties, in order to provide services to our customers. Almost all of our network systems are hosted “in the cloud” by internationally recognized third party service providers such as Amazon Web Services and Microsoft Azure. Our systems and data centers are vulnerable to damage or interruption from, among other things, fire, natural disaster, power loss, telecommunications failure, terrorist acts, war, unauthorized entry, human error, and computer viruses or other defects. They may also be subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. We have security, backup and recovery systems in place, and we are in the process of implementing business continuity plans that will be designed to ensure our systems will not be inoperable. However, there is still a risk that a system outage or data loss may occur which would not only damage our reputation but could also require the payment of penalties or damages to our clients if our systems do not meet certain operating standards. Despite precautions taken at these facilities, the occurrence of a natural disaster or an act of sabotage or terrorism, a decision to close the facilities without adequate notice or other unanticipated problems at these facilities could result in lengthy interruptions in our service. Our property and business interruption insurance may not be applicable or adequate to compensate us for all losses or failures that may occur.

Any damage to, failure of, or defects, bugs or errors in our systems or those of third parties, errors or delays in the processing of payment or other transactions, telecommunications failures or other difficulties could result in loss of revenue, loss of customers, loss of customer and consumer data, harm to our business or reputation, exposure to fraud losses or other liabilities, negative publicity, additional operating and development costs, and diversion of technical and other resources.

Third parties could obtain access to our proprietary information or could independently develop similar technologies.

Despite the precautions we take, third parties may copy or obtain and use our technologies, ideas, know-how and other proprietary information without authorization or may independently develop technologies similar or superior to our technologies. In addition, the confidentiality and non-competition agreements between us and most of our employees, distributors and clients may not provide meaningful protection of our proprietary technologies or other intellectual property in the event of unauthorized use or disclosure. If we are not able to successfully defend our industrial or intellectual property rights, we may lose rights to technologies that we need to develop our business, which may cause us to lose potential revenues, or we may be required to pay significant license fees for the use of such technologies. To date, we have relied primarily on a combination of patents, trade secret and copyright laws, as well as nondisclosure and other contractual restrictions on copying, reverse engineering and distribution to protect our proprietary technology.

Our current patents and any patents that we may register in the future may provide only limited protection for our technology and may not be sufficient to provide competitive advantages to us. For example, competitors could be successful in challenging any issued patents or, alternatively, could develop similar or more advantageous technologies on their own or design around our patents. Any inability to protect intellectual property rights in our technology could enable third parties to compete more effectively with us.

In addition, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States. Our means of protecting our intellectual property rights in the United States or any other country in which we operate may not be adequate to fully protect our intellectual property rights.

Third parties may assert that we are infringing their intellectual property rights; IP litigation could require us to incur substantial costs even when our efforts are successful.

We may face intellectual property litigation, which could be costly, harm our reputation, limit our ability to sell our products, force us to modify our products or obtain appropriate licenses, and divert the attention of management and technical personnel. Our products employ technology that may infringe on the proprietary rights of others, and, as a result, we could become liable for significant damages and suffer other harm to our business.

We have not been subject to material intellectual property litigation to date. Litigation may be necessary in the future to enforce any patents we have or may obtain and/or any other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity, and we may not prevail in any such future litigation. Litigation, whether or not determined in our favor or settled, could be costly, could harm our reputation and could divert the efforts and attention of our management and technical personnel from normal business operations. In addition, adverse determinations in litigation could result in the loss of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties, prevent us from licensing our technology or selling or manufacturing our products, or require us to expend significant resources to modify our products or attempt to develop non-infringing technology, any of which could seriously harm our business.

Our products may contain technology provided to us by third parties. Because we did not develop such technology ourselves, we may have little or no ability to determine in advance whether such technology infringes the intellectual property rights of any other party. Our suppliers and licensors may not be required to indemnify us in the event that a claim of infringement is asserted against us, or they may be required to indemnify us only with respect to intellectual property infringement claims in certain jurisdictions, and/or only up to a maximum amount, above which we would be responsible for any further costs or damages. In addition, we have indemnification obligations to certain parties with respect to any infringement of third-party patents and intellectual property rights by our products. If litigation were to be filed against these parties in connection with our technology, we would be required to defend and indemnify such parties.

Our officers and directors beneficially own a significant portion of our common stock and, as a result, can exercise control over stockholder and corporate actions. (update)

Our officers and directors of the Company currently beneficially own approximately 15.2% of our outstanding common stock, and 27% on a fully diluted basis assuming the exercise of both vested and unvested options as well as warrants and the conversion of convertible debt. As such, they have a significant influence over most matters requiring approval by stockholders, including the election of directors and approval of significant corporate transactions. In addition, our directors hold approximately 57% of the principal amount of the secured debt issued by the Company, which is convertible into common stock. This concentration of ownership may also have the effect of delaying or preventing a change in control, which in turn could have a material adverse effect on the market price of the Company’s common stock or prevent stockholders from realizing a premium over the market price for their Shares.

We face competition. Some of our competitors have greater financial or other resources, longer operating histories and greater name recognition than we do and one or more of these competitors could use their greater resources and/or name recognition to gain market share at our expense or could make it very difficult for us to establish market share.

The Company has created an Identity as a Service (IDaaS) platform allowing it to onboard customers who wish to deploy Ipsidy’s services and solutions in order to know with biometric certainty who is engaging with them. Ipsidy’s solutions include the ability to verify the identity of a user, via remote identity proofing, then provide physical and digital access, as well as transaction and device authentication, all digitally signed by the user using their identity. The Company’s platform utilizes commodity, consumer grade tablets for customer deployment with users engaging the platform via a web-browser or a corresponding Android or iOS smartphone app.

The Company also offers certain payment processing solutions and smart card products manufacturing and printing. The industry sectors in which these products compete are characterized by rapid change and new entrants. The Company will need to consistently develop and improve its products in order to remain competitive.

In reviewing the competitors that exist for the Company’s current and planned products and platform services relating to biometric identity solutions, the Company considers a number of factors. Ipsidy’s platform approach offers an IDaaS approach which seeks to combine a number of different elements into a single platform. Ipsidy believes that its full stack platform is exceptional in that it provides a combination of SaaS based identity verification and identification services which cover both physical and digital identity access use cases. The competitive landscape includes several companies that mainly address only one or other area, with some addressing multiple areas independently. However, it is believed that some companies are attempting to create combined identity offerings, similar to Ipsidy’s.

In looking at our competition, the Company does not consider providers who do not offer a consumer application solution for smartphones, such as the Ipsidy App. Neither do we consider competitors, which are major conglomerates with vertically integrated cybersecurity companies, due to the vast array of services which they offer. Furthermore, some of the competitors which do offer solutions for both digital and physical use cases, are major legacy providers offering hardware heavy solutions principally for governmental users. These include IDEMIA, Gemalto and Supercom. This is in contrast to Ipsidy’s approach which is based on offering apps and browser-based solutions which are usable on mobile devices with minimal hardware requirements. Furthermore, our identity solutions are designed to address the requirements of private, commercial and governmental uses for enrolled users.

To further analyze the competitive landscape, the market must be segmented into authentication solution vendors and biometric identification & verification solution providers. Major competitors offering solutions in both areas include IDEMIA, Gemalto, ID.ME, HID Global, and Yoti. Major competitors offering only authentication, include Twillio/Authy, HYPR, Datacard, Duo, Daon, and Trusona. Companies offering only biometric identification & verification include NEC, Imageware, Element, and Veridium.

The Ipsidy IDaaS platform is based on a patent-pending methodology, which combines digital signature authentication and biometric identity verification into a single out-of-band transaction. This provides functionality for our customers to have real-time control over their electronic transactions and every-day events through a mobile application, with a detailed audit trail created for each event, containing the digitally signed transaction details and biometric identity of the user. This patent-pending approach of combining transaction details and identity into a single, digitally signed message could allow the Ipsidy platform to be a complimentary solution to many of its competitors and hence differentiate itself in the market.

Companies that focused on offerings for ID proofing, include Jumio, Mitek and Acuant. Companies that provide a single solution may be seeking to combine with authentication and biometric verification technology providers to expand their ID proofing solutions’ capabilities. The Ipsidy platform now offers its own identity proofing service for use in digital onboarding solutions, in conjunction with our biometric authentication and verification solutions.

Another aspect of the competitive landscape for platform service arises from market demand for SaaS based identity services that are both high assurance and low friction. This combination is the ideal balance that Ipsidy and its competitors are trying to achieve. Companies that are believed to be competing with Ipsidy with their offerings today are Callsign, Gemalto, Danal (acquired by Boku in 2018), Datacard/Entrust, and IDEMIA (Formerly Morpho and Obertur). In addition, Ipsidy offers its customers the flexibility to adapt its solutions to their specific use cases for either high assurance or to decrease friction.

With respect to SaaS based services for physical identity access management, the competitive landscape for Ipsidy also includes companies such as HID Global, NEC, and IDEMIA. All of these companies offer a broad range of solutions from complete biometric access control systems to complex biometric e-gate and passenger flow management solutions. Ipsidy’s offering focuses on the SaaS based biometric identity solutions portion of this market, using mobile apps but also offers API integration with hardware suppliers to create competitive solutions.

There are new entrants into each of these markets continually. Each competitor may have a different offering or approach to solve similar problems, which overlap with those of the Company. Some competitors also include manufacturers who provide systems, or platform solutions to third party operators and, therefore, do not directly compete with the Company, which operates its own systems.

The Cards Plus business faces competition both locally in South Africa and internationally. China has become a source of imports of card products at highly competitive pricing and some local suppliers are reliant on Chinese card manufacturers. Local competitors include Card Technology Services, Easy Card and Open Gate, Cardz Group and XH Smart Technology (Africa). That said, we believe that we are the only significant manufacturer in South Africa using digital print technology.

The payment processing industry has many competitors who provide gateway services, closed loop end-to-end solutions, payment processing, peer-to-peer payments and bill payments. As these types of services are usually supplied by regional or country specific companies, the following summary of this competitive landscape, is focused on those countries or regions the Company is actively pursuing business in today. In Colombia and elsewhere in Latin America where the Company is focused, major competitors include PayU, Credibanco, Redeban, Mercado Pago, Nequi, and QPagos. Some of these companies may on the other hand be potential customers for our identify transaction platform and biometric authentication services. Companies in this region that also compete in those sectors include Veritran, Certicamaras, Olimpia IT, Evertec-Processa and Indra.

The resources available to our competitors to develop new products and introduce them into the marketplace exceed the resources currently available to us. As a result, our competitors may be able to compete more aggressively and sustain that competition over a longer period of time that we can. This intense competitive environment may require us to make changes in our products, pricing, licensing, services, distribution, or marketing to develop a market position. Each of these competitors has the potential to capture market share in our target markets which could have an adverse effect on our position in our industry and on our business and operating results.

Government regulation could negatively impact the business.

We do not have or require any approval from government authorities or agencies in order to operate our regular business and operations. However, data protection legislation in various countries in which the Company does business (including Columbia and the United Kingdom) may require it to register its databases with governmental authorities in those countries and to comply with additional disclosure and consent requirements with regard to the collection, storage and use of personal information of individuals resident in those countries. To the extent that our business is based on Governmental Contracts, the relevant government authorities will need to approve us as a supplier and the terms of those contracts. However, it is possible that any proposed expansion to our business and operations in the future would require government approvals. Due to the security applications and biometric technology associated with our products and platforms the activities and operations of our company are, or could become subject to license restrictions and other regulations, such as (without limitation) export controls and other security regulation by government agencies. Expansion of our activities in payment processing may in due course require government licensing in different jurisdictions and may subject us to additional regulation and oversight. Aspects of payment processing and related financial services are already subject to legislation and regulations in various jurisdictions. As indicated, “We are exposed to risks in operating in foreign markets” above, the imposition of sanctions on particular countries, entities or individuals would prevent us from doing business with such countries, entities or individuals. If our existing and proposed products become subject to licensing, export control and other regulations, we may incur increased costs necessary to comply with existing and newly adopted or amended laws and regulations or penalties for any failure to comply. Our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations (and amendments thereto) relating to our business or industry.

Some states in the United States have adopted legislation governing the collection, use of, and storage of biometric information and other states are considering such legislation. The widespread adoption of such legislation could result in restrictions on our current or proposed business activities or we may incur increased costs to comply with such regulations. In addition, a new privacy law took effect in California at the beginning of 2020, and in Maine in July 2020, and other states are considering additional regulations. These regulations could have a significant impact on our businesses.

Our common stock is thinly traded, so you may be unable to sell at or near asking prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Currently, our common stock is quoted on the OTC and future trading volume may be limited by the fact that many major institutional investment funds, including mutual funds, as well as individual investors follow a policy of not investing in OTC stocks and certain major brokerage firms restrict their brokers from recommending OTC stocks because they are considered speculative, volatile and thinly traded. The OTC market is an inter-dealer market much less regulated than the major exchanges and our common stock is subject to abuses, volatility and shorting. Thus, there is currently no broadly followed and established trading market for our common stock. An established trading market may never develop or, if developed, be maintained. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. Absence of an active trading market reduces the liquidity of the shares traded there.

Our stock is considered a penny stock and any investment in our stock will be considered a high-risk investment and subject to restrictions on marketability.

The trading price of our common stock is below $5.00 per share. If the price of the common stock is below such level, trading in our common stock would be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended. These rules require additional disclosure by broker-dealers in connection with any trades generally involving any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such rules require the delivery, before any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must determine the suitability of the penny stock for the purchaser and receive the purchaser’s written consent to the transactions before sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock, which could impact the liquidity of our common stock.

Our business is subject to changing regulations regarding corporate governance, disclosure controls, internal control over financial reporting and other compliance areas that will increase both our costs and the risk of noncompliance. If we fail to comply with these regulations we could face difficulties in preparing and filing timely and accurate financial reports.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act. Maintaining compliance with these rules and regulations, particularly after we cease to be an emerging growth company, will increase our legal, accounting and financial compliance costs, will make some activities more difficult, time-consuming and costly and may also place increased strain on our personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and at the time we cease to be an emerging growth company and a smaller reporting company, we will be required to provide attestation that we maintain effective disclosure controls and procedures by our registered public accounting firm. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results or cause us to fail to meet our reporting obligations. Any failure to implement and maintain effective internal control also could adversely affect the results of periodic management evaluations regarding the effectiveness of our internal control over financial reporting that are required to include in our periodic reports filed with the SEC, under Section 404(a) of the Sarbanes-Oxley Act or the annual auditor attestation reports regarding effectiveness of our internal controls over financial reporting that we will be required to include in our periodic reports filed with the SEC upon our ceasing to be an emerging growth company and a smaller reporting company, unless, under the JOBS Act, we meet certain criteria that would require such reports to be included prior to then, under Section 404(b) of the Sarbanes-Oxley Act. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of shares of our common stock.

In order to maintain the effectiveness of our disclosure controls and procedures and internal control over financial reporting going forward, we will need to expend significant resources and provide significant management oversight. There is a substantial effort involved in continuing to implement appropriate processes, document our system of internal control over relevant processes, assess their design, remediate any deficiencies identified and test their operation. As a result, management’s attention may be diverted from other business concerns, which could harm our business, operating results and financial condition. These efforts will also involve substantial accounting-related costs. We may experience difficulty in meeting these reporting requirements in a timely manner.

If we are unable to maintain key controls currently in place or that we implement in the future and pending such implementation, or if any difficulties are encountered in their implementation or improvement, (1) our management might not be able to certify, and our independent registered public accounting firm might not be able to report on, the adequacy of our internal control over financial reporting, which would cause us to fail to meet our reporting obligations, (2) misstatements in our financial statements may occur that may not be prevented or detected on a timely basis and (3) we may be deemed to have significant deficiencies or material weaknesses, any of which could adversely affect our business, financial condition and results of operations.

Implementing any appropriate changes to our internal controls may require specific compliance training of our directors, officers and employees, entail substantial costs in order to modify our existing accounting systems, and take a significant period of time to complete. Such changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business. In the event that we are not able to demonstrate compliance with Section 404 of the Sarbanes-Oxley Act in a timely manner, our internal controls are perceived as inadequate or that we are unable to produce timely or accurate financial statements, our stock price could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we expect to take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” In particular, while we are an “emerging growth company” (1) we will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, (2) we will be exempt from any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotations or a supplement to the auditor’s report on financial statements, (3) we will be subject to reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (4) we will not be required to hold nonbinding advisory votes on executive compensation or stockholder approval of any golden parachute payments not previously approved.

In addition, we are eligible to delay the adoption of new or revised accounting standards applicable to public companies until those standards apply to private companies, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. The Company has adopted and will be adopting all standards as they have become effective for public companies.

We also take advantage of reduced disclosure requirements, including regarding executive compensation. If we remain an “emerging growth company” in the future, we may take advantage of other exemptions, including the exemptions from the advisory vote requirements and executive compensation disclosures under the Dodd-Frank Wall Street Reform and Customer Protection Act, and the exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act. We may remain an “emerging growth company” until (1) the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30, in which case we would cease to be an “emerging growth company” as of the following December 31, (2) our gross revenue exceeds $1 billion in any fiscal year, (3) we issue more than $1 billion in nonconvertible notes in any three-year period or (4) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement.

The exact implications of the JOBS Act are still subject to interpretations and guidance by the SEC and other regulatory agencies, and we cannot assure that we will be able to take advantage of all of the benefits of the JOBS Act. In addition, investors may find our common stock less attractive if we rely on the exemptions and relief granted by the JOBS Act. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may decline and/or become more volatile.

You will experience immediate and substantial dilution in the net tangible book value per share of our common stock you purchase in this offering.

The public offering price will substantially exceed the net tangible book value per share of our common stock immediately after this offering based on the total value of our tangible assets less our total liabilities. Therefore, based on the public offering price of $0.15 per share, if you purchase shares of our common stock in this offering, you will suffer based on the June 30, 2020 balance sheet assuming the Maximum Offering, immediate dilution of $14  per share, in net tangible book value per share after giving effect to the sale of 100,000,000 shares of common stock in this offering at a public offering price of $0.15 per share after deducting estimated offering expenses payable by us. As a result of this dilution, as of June 30, 2020, assuming the Maximum Offering, as noted above, investors purchasing shares of common stock from us in this offering will have contributed  31.5% of the total amount of our total gross funding to date but will own only 15.4% of our equity. In addition, if outstanding options or warrants to purchase shares of our common stock are exercised in the future, or convertible debt and interest is converted to common stock, you will experience additional dilution. See “Dilution” on page 20.

We have broad discretion in the use of a portion of the net proceeds from our public offering and may not use them effectively.

We currently intend to use the net proceeds from this offering for general corporate purposes, including working capital, capital expenditures and repayment of existing affiliate and non-affiliate debt. For more information, see “Use of Proceeds.” However, our management will have broad discretion in the application of the net proceeds. Our stockholders may not agree with the manner in which we choose to allocate the net proceeds from this offering. Our failure to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operation. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our share price and trading volume could decline.

The trading market for our common stock will, to some extent, depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our shares or change their opinion of our shares, our share price would likely decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

We do not intend to pay dividends for the foreseeable future, which could reduce the attractiveness of our stock to some investors.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases. In addition, we may incur debt financing to further finance our operations, the governing documents of which may contain restrictions on our ability to pay dividends.

We may be subject to securities litigation, which is expensive and could divert management attention.

In the past companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could seriously hurt our business. Any adverse determination in litigation could also subject us to significant liabilities.

The offering price of $0.15 per share is not an indication of the fair value of our common stock.

The price of the shares offered in the offering was determined by us based on a variety of factors, including:

●	the earnings per share and the per share book value of our common stock;

●	the trading history of our common stock;

●	our operating history and prospects for future earnings;

●	our current performance and financial condition;

●	the prospects of the identification and security industry and markets in which we compete;

●	the general condition of the securities markets at the time of the commencement of the offering; and

●	the prices of equity securities and equity equivalent securities of comparable companies.

The offering price is not necessarily related to our book value, net worth or any other established criteria of fair value and may or may not be considered the fair value of our common stock. After the date of this prospectus, our common stock may trade at prices below the offering price. Our board of directors is not making a recommendation as to whether you should purchase shares of our common stock in the offering.

We have not obtained a recommendation or fairness opinion related to the offering, as a result of which you must make your own determination of whether the offering price is a fair price.

Our board has not obtained a recommendation or fairness opinion related to the offering. The current market price of shares is affected by many factors and may increase or decrease during or subsequent to the offering. You will need to evaluate the value of the shares being offered and the risks inherent in investing, and individually determine if you should purchase shares of our common stock.

Your percentage ownership in us may be diluted by future issuances of capital stock or securities or instruments that are convertible into our capital stock, which could reduce your influence over matters on which shareholders vote.

Our board of directors has the authority, without action or vote of our shareholders, to issue all or any part of our authorized but unissued shares of common stock, including shares issuable upon the exercise of options, shares that may be issued to satisfy our obligations under our incentive plans, shares of our authorized but unissued preferred stock and securities and instruments that are convertible into our common stock. Issuances of common stock or voting preferred stock would reduce your influence over matters on which our shareholders vote and, in the case of issuances of preferred stock, likely would result in your interest in us being subject to the prior rights of holders of that preferred stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, prospective products, product approvals, timing and likelihood of success, plans and objectives of management for future operations, and future results of current and anticipated products are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions described under the sections in this prospectus entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for us to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

This prospectus also contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

USE OF PROCEEDS

Our offering is being made on a self-underwritten, best-efforts basis: no minimum number of shares must be sold in order for the offering to proceed. The offering price per share is $0.15. If all of the shares of common stock contained in this offering are sold, we will raise gross proceeds of $15,000,000. The following table sets forth the uses of proceeds assuming sales less than the maximum securities offered for sale by the Company. Each individual use of proceeds is disclosed in the order of priority in which any such proceeds will be used. The offering scenarios presented are for illustrative purposes only, the actual amount of proceeds, if any, may differ. There is no assurance that we will be successful in our efforts.

Amounts Raised as a Percentage of Total Offering $’s in 000’s

	100%	75%	50%	25%	10%
Gross Proceeds	$15,000	$11,250	$7,500	$3,750	$1,500
Registration Costs	100	100	100	100	100
Net Proceeds	14,900	11,150	7,400	3,650	1,400

Use of Proceeds
Working Capital	$14,900	11,150	7,400	3,650	1,400

Based on current cash resources, we expect that we will be able to implement our operations through October 31, 2020 as contemplated in our current business plan. Thereafter, we expect that we will need to continue to raise capital through debt and/or equity offerings (including this offering) in order to maintain our operations and/or further implement and grow our operations through December 31, 2021. Our management has determined that the maximum amount of funds received from this offering would be sufficient to cover our plan of operations contemplated hereby. We currently intend to use the net proceeds from this offering for general corporate purposes, including working capital, capital expenditures and repayment of existing affiliate and non-affiliate debt. However, there can be no assurance that the Company will raise any funds through its direct participation offering. As with any form of financing, there are uncertainties concerning the availability of such funds and the likelihood that such funds will be available to the Company on terms acceptable to us.

DETERMINATION OF OFFERING PRICE

The price of the shares offered in the offering was determined by our board of directors based on a variety of factors, including:

●	the earnings per share and the per share book value of our common stock;

●	the trading history of our common stock;

●	our operating history and prospects for future earnings;

●	our current performance;

●	the prospects of the identification and security industry and the markets in which we compete;

●	the general condition of the securities markets at the time of the offering; and

●	the prices of equity securities and equity equivalent securities of comparable companies.

Because our shares are thinly traded, our board of directors considered how market prices could be impacted by trades in any one day when determining the price of the shares in this offering.

We cannot assure you that the market price of our common shares will not decline during or after the offering. We also cannot assure you that you will be able to sell the common shares purchased during the offering at a price equal to or greater than the offering price. We urge you to obtain a current quote for our common shares before subscribing to purchase shares in the offering.

PRICE RANGE FOR OUR COMMON STOCK

Our common stock is not traded on any exchange. Our common stock is quoted on the OTCQB marketplace, an interdealer quotation system, under the symbol “IDTY”. The last closing bid price of our common stock on the OTCQB marketplace was $0.096 on September 30, 2020.

Quarter Ended	High	Low

September 30, 2018	0.22	0.17
December 31, 2018	0.19	0.09
March 31, 2019	0.13	0.09
June 30, 2019	0.15	0.08
September 30, 2019	0.11	0.08
December 31, 2019	0.09	0.02
March 31, 2020	0.09	0.03
June 30, 2020	0.09	0.03

Holders of our Common Stock

As of June 30, 2020, there were approximately 220 stockholders of record of our common stock. This number does not include shares held by brokerage clearing houses, depositories or others in unregistered form. The stock transfer agent for our securities is Computershare N.A. 150 Royall Street, Canton, MA 02021.

DIVIDEND POLICY

We have never paid dividends on our common stock, and currently do not intend to pay any cash dividends on our common stock in the foreseeable future. In addition, we may incur debt financing in the future, the terms of which will likely prohibit us from paying cash dividends or distributions on our common stock. Even if we are permitted to pay cash dividends in the future, we currently anticipate that we will retain all future earnings, if any, to fund the operation and expansion of our business and for general corporate purposes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2020 on:

●	an actual basis;

●	a pro forma basis, to give effect to the issuance and sale by us of a maximum of 100,000,000 shares of our common stock in the offering, at an offering price of $0.15 per share.

This table should be read in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes thereto appearing elsewhere in this prospectus.

	June 30, 2020
	(Unaudited)
	Actual	Pro Forma Adjustments	Pro Forma As Adjusted
	(in thousands, except share and per share amounts)

Cash and cash equivalents	$815	$14,900	$15,715

Stockholders’ equity
Common stock; $0.0001 par value; 1,000,000,000 shares authorized at June 30, 2020; 546,654,196 shares issued and outstanding at June 30, 2020; and 646,654,196 issued and outstanding pro forma, as of June 30, 2020 (unaudited)	55	10	65
Additional paid-in capital	97,528	14,890	112,418
Accumulated deficit	(94,234)		(94,234)
Accumulated comprehensive income	141		141
Total stockholders’ equity	3,490	14,900	18,390
Total capitalization	$4,305	$29,800	$34,105

The number of shares of our common stock to be outstanding after this offering is based on 546,654,196 shares of our common stock outstanding as of June 30, 2020 and excludes the following:

●	159,744,061 shares of our common stock issuable upon the exercise of stock options with a weighted average exercise price of $0.19_ per share;

●	29,130,069 shares of our common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $0.12_ per share;

●	other shares of our common stock reserved for future issuance under our 2014 Equity Compensation Plan and our 2017 Incentive Stock Plan;

●	shares of common stock issuable upon conversion of the interest through the date of repayment at a per share price of $0.20 under that certain amended and restated Promissory Note dated January 31, 2017 payable to the Theodore Stern Revocable Trust in the principal amount of $662,000; and

●	shares of common stock issuable upon conversion of outstanding convertible promissory notes with an aggregate outstanding balance of $5,693,000, comprising the principal amount and repayment premium, plus accrued interest thereon.

DILUTION

If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the net tangible book value per share of our common stock immediately after this offering. The historical net tangible book value of our common stock as of June 30, 2020 was a deficit of approximately $6.0 million, or $0.01 per share. Historical net tangible book value (deficit) per share represents our total tangible assets less our total liabilities, divided by the number of shares of outstanding common stock at June 30, 2020.

After giving effect to the receipt of the net proceeds from our sale of 100,000,000 shares of common stock in this offering at an assumed initial public offering price of $0.15 per share, after deducting estimated offering expenses payable by us, pro forma as adjusted net tangible book value as of June 30, 2020 would have been $9.0 million, or $0.01 per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $0.2 per share to existing stockholders and an immediate dilution of $0.14 per share to new investors purchasing common stock in this offering.

The following table illustrates this dilution on a per share basis to new investors (unaudited):

Public offering price per share	$0.15
Net tangible book value per share as of June 30, 2020	$(0.01)
Increase in net tangible book value per share after this offering	$0.02
Pro forma net tangible book value per share after this offering	$0.01
Dilution in net tangible book value per share to new investors	$0.14

To the extent that we sell more or less than $15,000,000 worth of shares under this offering, or to the extent that some or all sales are made at prices lower than or in excess of the assumed price per share of $0.15, then the dilution reflected in the table above will differ. The above table is based on 546,654,196 shares of our common stock outstanding as of June 30, 2020 adjusted for the assumed sale of 100,000,000 shares of common stock for gross proceeds of $15,000,000 (at the assumed purchase price described above and after deducting estimated offering expenses payable by us). Assuming no adjustments in the offering price per share of common stock of $0.15, new investors will be diluted by $0.14 per share, $0.15 per share, and $0.15 per share in the event 75%, 50%, or 25% of the offering is sold, respectively. In the event we only sell 10% of our offering, resulting in gross proceeds of $1,500,000, new shareholders will be diluted by $0.16 per share.

To the extent that any outstanding options are exercised, new options are issued under our stock-based compensation plans or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering.

The number of shares of our common stock to be outstanding after this offering is based on 546,654,196 shares of our common stock outstanding as of June 30, 2020 and excludes the following:

●	159,744,061 shares of our common stock issuable upon the exercise of stock options with a weighted average exercise price of $0.19_ per share;

●	29,130,069 shares of our common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $0.12_ per share;

●	other shares of our common stock reserved for future issuance under our 2014 Equity Compensation Plan and our 2017 Incentive Stock Plan;

●	shares of common stock issuable upon conversion of the interest through the date of repayment at a per share price of $0.20 under that certain amended and restated Promissory Note dated January 31, 2017 payable to the Theodore Stern Revocable Trust in the principal amount of $662,000; and

●	shares of common stock issuable upon conversion of outstanding convertible promissory notes with an aggregate outstanding balance of $5,693,000, comprising the principal amount and repayment premium, plus accrued interest thereon..

To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis summarizes the significant factors affecting our operating results, financial condition, liquidity and cash flows as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that are based on beliefs of our management, as well as assumptions made by, and information currently available to, our management. Actual results may differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the section entitled “Risk Factors.” See “Cautionary Note Regarding Forward-Looking Statements.”

The discussion and analysis of our financial condition and results of operations are based on our financial statements, which we have prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reporting periods. On an ongoing basis, we evaluate estimates and judgments, including those described in greater detail below. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

As used in this “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” except where the context otherwise requires, the term “we,” “us,” “our,” or “the Company,” refers to the business of Ipsidy Inc.

Overview

Ipsidy Inc. together with its subsidiaries (the “Company”, “we” or “our”), is a provider of an Identity as a Service (IDaaS) platform that delivers a suite of secure, mobile, biometric identity solutions, available to any vertical, anywhere. In a world that is increasingly digital and mobile, our mission is to help our customers know with biometric certainty the identity of the people with whom they are engaging. We provide solutions to everyday problems: Who is applying for a loan? Who is accessing the computer system? Who is in my lobby?

Ipsidy provides secure, biometric, identity verification and electronic transaction authentication services. We have developed an IDaaS platform for our customers, be they businesses, residences, houses of worship, or other organizations, to enable their users to more easily authenticate their identity to a mobile phone or portable device of their choosing (as opposed to dedicated hardware). Our system enables participants to consent to transactions using their biometric information with a digitally signed authentication response, including the underlying transaction data and embedded attributes of the participant’s identity. In this way our systems can provide pre-transaction authentication of identity as well as embed each user’s identity attributes, within every electronic transaction message processed through our platform, or other electronic systems.

The Company’s products focus on the broad requirement for identity verification, authentication and access and transaction controls and associated identity management needs. Organizations of all descriptions require cost-effective and secure mobile electronic solutions for themselves and their customers. We aim to offer our customers solutions that can be integrated into each customer’s business and organizational operations in order to facilitate their use and enhance the end user customer experience.

Ipsidy Inc. (formerly ID Global Solutions Corporation) (formerly IIM Global Corporation) (formerly Silverwood Acquisition Corporation) was incorporated on September 21, 2011 under the laws of the State of Delaware to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. Ipsidy has been in the developmental stage since inception.

The Company’s headquarters are in Long Beach, New York.

Key Trends

We believe that our financial results will be impacted by several market trends in the identity verification, authentication and security marketplace. Over the course of 2020 we have seen a significant increase in the mobile economy and remote workforce, with touchless commerce, at-home working and remote access to critical enterprise systems becoming a greater part of everyday life. This trend has brought with it increased incidents of identity theft and fraud, and raised concerns over the security of electronic payments, digital transactions and other services provided by banks, financial services entities, fintech providers and other businesses relying on electronic interactions. We believe that our Identity as a Service (IDaaS) platform and our suite of mobile, identity verification products and services are designed to address these challenges. The key drivers for enhanced identity security products are the shift to digital transformation by businesses and other organizations and consumer demands for safe, convenient remote onboarding as well as payment and other electronic transactions, with less friction. Our results are also impacted by the changes in levels of spending on identity management and security methods, and thus, negative trends in the global economy and other factors which adversely impact such spending may negatively impact the growth our revenue from those products. The global economy has been undergoing a period of political and economic uncertainty and stock markets are experiencing high levels of volatility, and it is difficult to predict how long this uncertainty and volatility will continue.

We plan to grow our business by increasing the use of our services by our existing customers, by adding new customers by expanding into new markets and innovation. If we are successful in these efforts, we would expect our revenue to continue to grow. In addition, based on the positive trends in the international payment processing industry noted above, we anticipate that as and when more payments are made using electronic and mobile methods, such as those that we offer, our revenue would also increase.

Going Concern

The Company has an accumulated deficit of approximately $94.2 million and $86.9 million as of June 30, 2020 and December 31, 2019, respectively. The Company’s continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or obtain additional financing from its stockholders and/or other third parties.

Our consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to meet its obligations and continue its operations for the next fiscal year. The continuation of the Company as a going concern is dependent upon financial support from its stockholders, the ability of the Company to obtain necessary equity or debt financing to continue operations, successfully locating and negotiating with other business entities for potential acquisition and /or acquiring new clients to generate revenues. Although the Company has been successful in raising capital, additional financing or improvement in operations is not assured. In 2018 and 2019, the Company raised a total of approximately $13.2 million of additional funds from Accredited Investors. The Company raised an additional $1.5 million in February 2020 and a further $1.45 million in June 2020 through a combination of debt and equity financing from accredited investors, who were predominantly existing stockholders.

Our consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to meet its obligations and continue its operations for the next fiscal year. The continuation of the Company as a going concern is dependent upon financial support from its stockholders, the ability of the Company to obtain necessary equity or debt financing to continue operations, successfully locating and negotiating with other business entities for potential acquisition and /or acquiring new clients to generate revenues. Although the Company has been successful in raising capital, additional financing or improvement in operations is not assured.

In order to further implement its business plan and satisfy its working capital requirements, the Company will need to raise additional capital. There is no guarantee that the Company will be able to raise additional equity or debt financing at acceptable terms, if at all.

There is no assurance that the Company will ever be profitable. As such, there is substantial doubt about the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Critical Accounting Policies and Estimates

Our significant accounting policies are more fully described in the notes to our consolidated financial statements. Those material accounting estimates that we believe are the most critical to an investor’s understanding of our financial results and condition are discussed immediately below and are particularly important to the portrayal of our financial position and results of operations and require the application of significant judgment by our management to determine the appropriate assumptions to be used in the determination of certain estimates.

Use of Estimates

In preparing these consolidated financial statements in conformity with U.S. GAAP, management is required to make estimates and assumptions that may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates and assumptions included in our consolidated financial statements relate to the valuation of long-lived assets, accruals for potential liabilities, and valuation assumptions related to derivative liabilities, equity instruments and share based payments.

Revenue Recognition

An entity recognizes revenue to depict the transfer of promised goods or services to customers in amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

Revenue from the sale of unique secure credential products and solutions to customers is recorded at the completion of the project unless the solution includes benefits to the end user in which additional resources or services are required to be provided.

Revenue from cloud-based services arrangements that allow for the use of a hosted software product or service that are provided on a consumption basis (for example, the number of transactions processed over a period of time) is recognized commensurate with the customer utilization of such resources. Generally, the contract calls for a minimum number of transactions to be charged by the Company monthly. Accordingly, the Company records as revenue the minimum transactional fee based on the passage of a month’s time. Amounts more than the monthly minimum, are charged to customers based on the actual number of transactions.

Consulting services revenue is recognized as services are rendered, generally based on the negotiated hourly rate in the consulting arrangement and the number of hours worked during the period. Consulting revenue for fixed-price services arrangements is recognized as services are provided.

Financing revenue related to direct financing leases is recognized over the term of the lease using the effective interest rate method.

Accounts Receivable

All customers are granted credit on a short-term basis and related credit risks are considered minimal. The Company routinely reviews its trade receivables and makes provisions for probable doubtful accounts; however, those provisions are estimates and actual results could differ from those estimates and those differences may be material. Trade receivables are deemed uncollectible and removed from accounts receivable and the allowance for doubtful accounts when collection efforts have been exhausted. At December 31, 2019 and 2018 no allowance for doubtful accounts was necessary.

Inventories

Inventories of kiosks held by IDGS S.A.S are stated at the lower of cost (using the first-in, first-out method) or net realizable value. The kiosks provide electronic ticketing for transit systems. Inventory of plastic/ID cards, digital printing material, which are held by Cards Plus Pty Ltd., are at the lower of cost (using the average method) or market. The Plastic/ID cards and digital printing material are used to provide loyal ID and other types of cards. Inventories at December 31, 2019 and 2018 consist of cards inventory and kiosks that have not been placed into service. Any adjustments to reduce the cost of inventories to their net realizable value are recognized in earnings in the current period. As of December 31, 2019 and 2018, the Company recorded an inventory valuation allowance of approximately $236,000 and $353,000, respectively, to reduce to $0 the net realizable value of kiosks, which will not be placed into service and are currently held for sale.

Property and Equipment, net

Property and equipment consist of furniture and fixtures and computer equipment and are stated at cost. Property and equipment are depreciated using the straight-line method over the estimated useful lives of three to five years. Maintenance and repairs are expensed as incurred and improvements are capitalized. Gains or losses on the disposition of property equipment are recorded upon disposal.

Other Assets - Software Development Costs

Other assets consist primarily of costs associated with software development of new product offerings and enhancements to existing applications. Research & development costs are expensed as incurred. Development costs of computer software to be sold, leased or otherwise marketed are subject to capitalization beginning when a product’s technological feasibility has been established and ending when a product is available for general release to customers. As of December 31, 2019 and 2018, a portion of the software is still under development and has not been placed in service. Upon completion, the amounts will be recorded in the appropriate asset category and expensed over their estimated useful lives. During 2019 and 2018, approximately $3.1 million and $0.7 million of the software development costs were placed into service and are classified as internally developed software.

Intangible Assets

Excluding goodwill, acquired intangible assets and internally developed software are amortized over their estimated useful lives. Acquired amortizing intangible assets are carried at cost, less accumulated amortization. Internally developed software costs are capitalized upon reaching technological feasibility.

Goodwill

Goodwill is recorded when the purchase price paid for an acquisition exceeds the fair value of net identified tangible and intangible assets acquired. The Company performs an annual impairment test of goodwill and further periodic tests to the extent indicators of impairment develop between annual impairment tests. The Company’s impairment review process compares the fair value of the reporting unit to its carrying value, including the goodwill related to the reporting unit utilizing qualitative considerations. To determine the fair value of the reporting unit, the Company may use various approaches including an asset or cost approach, market approach or income approach or any combination thereof. These approaches may require the Company to make certain estimates and assumptions including future cash flows, revenue and expenses. These estimates and assumptions are reviewed each time the Company tests goodwill for impairment and are typically developed as part of the Company’s routine business planning and forecasting process. While the Company believes its estimates and assumptions are reasonable, variations from those estimates could produce materially different results. The Company did not recognize a goodwill impairment for the year ended December 31, 2018. During the year ended December 31, 2019, the Company updated their projections associated with their reporting units and it indicated that the carrying value may not be recovered as revenue assumptions were not met. The fair value of the reporting unit was determined using discounted cash flow as well as future realizable value. The goodwill impairment loss for the year ended December 31, 2019 was approximately $1,517,000 across the three reporting units.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset.

If the carrying amount of an asset exceeds its undiscounted estimated future cash flows, an impairment review is performed. An impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Generally fair value is determined using valuations techniques such as expected discounted cash flows or appraisals, as appropriate. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell,and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet. During the year ended December 31, 2019, the Company wrote-off intangible assets related to developed software of approximately $155,000 as the net assets were no longer being used for commercial purposes and recorded a goodwill impairment loss of approximately $1,517,000 for reporting units where the carrying amount is in excess of its recoverable amount. The total of these charges is approximately $1,672,000.

Research and Development Costs

Research and development costs consist of expenditures for the research and development of new products and technology. These costs are primarily expenses to vendors contracted to perform research projects and develop technology for the Company’s products. Research and development costs are expensed as incurred.

Recent Accounting Pronouncements

In January 2017, the FASB issued Accounting Standards Update (“ASU”) 2017-04, “Intangibles-Goodwill and Other: Simplifying the Test for Goodwill Impairment” (ASU 2017-04). The standard simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Under the amendments of ASU 2017-04, an entity should perform its goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity will recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value, but the loss cannot exceed the total amount of goodwill allocated to the reporting unit. ASU 2017-04 is effective for the calendar year ending December 31, 2020. The amendments require a prospective approach to adoption and early adoption is permitted for interim or annual goodwill impairment tests. The company does not believe the adoption of this standard will have a material impact on its financial statements.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments-Credit Losses”. The standard requires a financial asset (including trade receivables) measured at amortized cost basis to be presented at the net amount expected to be collected. Thus, the income statement will reflect the measurement of credit losses for newly-recognized financial assets as well as the expected increases or decreases of expected credit losses that have taken place during the period. This standard will be effective for the calendar year ending December 31, 2023. The Company is currently in the process of evaluating the impact of adoption of this ASU on the financial statements.

Adjusted EBITDA for year ended December 31, 2019 and 2018

This discussion includes information about Adjusted EBITDA that is not prepared in accordance with U.S. GAAP. Adjusted EBITDA is not based on any standardized methodology prescribed by U.S. GAAP and is not necessarily comparable to similar measures presented by other companies. A reconciliation of this non-GAAP measure is included below.

Adjusted EBITDA is a non-GAAP financial measure that represents U.S. GAAP net income (loss) adjusted to exclude (1) interest expense, (2)  interest income, (3) provision for income taxes, (4) depreciation and amortization, (5) stock-based compensation expense (stock options and restricted stock) and (6) certain other items management believes affect the comparability of operating results.

Management believes that Adjusted EBITDA, when viewed with our results under U.S. GAAP and the accompanying reconciliations, provides useful information about our period-over-period results. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management, and it will be a focus as we invest in and grow the business. Additionally, we used Adjusted EBITDA in connection with our executive compensation in 2018 and 2019.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation from, or as a substitute for, analysis of our results as reported under GAAP. Some of these limitations are:

●	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

●	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

●	Adjusted EBITDA does not include the impact of certain charges or gains resulting from matters we consider not to be indicative of our ongoing operations.

Because of these limitations, adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our U.S. GAAP results and using Adjusted EBITDA only as a supplement to our U.S. GAAP results.

Reconciliation of Net Loss to Adjusted EBITDA

(Unaudited)

	For the Year Ended
	December 31, 2019	December 31, 2018

Net loss	$(10,500,358)	$(10,027,613)

Add Back:

Interest Expense	375,598	757,801
Other	(23,920)	(83,649)
Depreciation and amortization	790,367	493,697
Taxes	62,931	30,242
Impairment loss	1,671,804	148,627
Stock compensation	1,246,019	2,675,852

Adjusted EBITDA (Non-GAAP)	$(6,377,559)	$(6,005,043)

The increase in Adjusted EBITDA loss in 2019 compared to 2018 is principally due to the Company’s investment in technical and operating resources required to provide the support for the new product and services.

Results of Operations and Financial Condition for the Year Ended December 31, 2019 as Compared to the Year Ended December 31, 2018

Revenues

For the year ended December 31, 2019 compared to December 31, 2018, the Company’s revenue decreased by $1.2 million to $2.6 million from $3.8 million. The decrease in revenue for the year ended December 31, 2019 is related to the sale of an Automated Fingerprint Identification System (“AFIS”) and Identity Management System Solution in 2018 offset by revenue increases in 2019 from Colombia and South Africa.

Cost of sales

During the year ended December 31, 2019 cost of sales decreased to $0.7 million from $1.3 million compared to the year ended December 31, 2018 principally due to the costs associated with the sale of an AFIS and Identity Management System in 2018, which was not repeated in 2019.

General and administrative

General and administrative expenses for the year ended December 31, 2019 decreased by approximately $2.5 million as compared to the same period in 2018 due primarily to a decrease in stock-based compensation expense ($1.4 million) and the Company incurred a charge of $0.5 million in 2018 which was principally a valuation charge related to kiosks. The Company is continuing to reduce its overall cost structure where appropriate, however, may increase expenses when necessary to support revenue growth.

Research and development

During the year ended December 31, 2019 compared to December 31, 2018, research and development expenses increased by approximately $0.6 million, principally due to higher compensation expense associated with our technology engineering and development efforts to expand and deliver our product offerings.

Depreciation and amortization

Depreciation and amortization expense increased during the year ended December 31, 2019 compared to December 31, 2018 due to increased amortization expense associated with the new platform and services being offered.

Impairment loss

During the year ended December 31, 2019, the Company wrote-off intangible assets related to developed software of approximately $155,000 as the assets were no longer being utilized for commercial purposes and recorded a goodwill impairment loss of approximately $1,517,000 for reporting units where the carrying amount is in excess of its recoverable amount. The total of these charges is approximately $1,672,000.

Interest Expense

Interest expense decreased during the year ended December 31, 2019 compared to the year ended December 31, 2018 principally due to a decreased level of debt discount and amortization expense as well as a lower average debt outstanding in 2019 compared to 2018.

Other Income (Expense)

Other income decreased during the year ended December 31, 2019 compared to the year ended December 31, 2018 principally due to a reversal of a contingency reserve in 2018.

Adjusted EBITDA for the three and six months ended June 30, 2020 and 2019

This discussion includes information about Adjusted EBITDA that is not prepared in accordance with GAAP. Adjusted EBITDA is not based on any standardized methodology prescribed by GAAP and is not necessarily comparable to similar measures presented by other companies. A reconciliation of this non-GAAP measure is included below.

Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income (loss) adjusted to exclude (1) interest expense, (2) interest income, (3) provision for income taxes, (4) depreciation and amortization, (5) stock-based compensation expense (stock options and restricted stock) and (6) certain other items management believes affect the comparability of operating results.

Management believes that Adjusted EBITDA, when viewed with our results under GAAP and the accompanying reconciliations, provides useful information about our period-over-period results. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management, and it will be a focus as we invest in and grow the business. Additionally, we will continue to use Adjusted EBITDA in connection with our executive performance-based compensation in 2020.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation from, or as a substitute for, analysis of our results as reported under GAAP. Some of these limitations are:

●	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

●	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

●	Adjusted EBITDA does not include the impact of certain charges or gains resulting from matters we consider not to be indicative of our ongoing operations.

Because of these limitations, adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only as a supplement to our GAAP results.

Reconciliation of Net Loss to Adjusted EBITDA

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019

Net loss	$(3,462,448)	$(2,175,791)	$(7,298,869)	$(4,438,530)

Add Back:

Interest Expense	310,153	93,260	489,203	180,150
Other expense/(income)	342,082	(6,271)	1,317,971	(12,497)
Severance cost	426,175	-	426,175	-
Depreciation and amortization	321,987	166,908	647,331	327,696
Taxes	3,592	4,264	12,466	17,965
Impairment loss	163,822	-	1,035,629	-
Stock compensation	460,883	372,341	629,993	787,720

Adjusted EBITDA (Non-GAAP)	$(1,433,754)	$(1,545,289)	$(2,740,101)	$(3,137,496)

Adjusted EBITDA loss for the six months ended June 30, 2020 compared to June 30, 2019 decreased by approximately $0.4 million due to a decrease in salary and technology expenditures.

Three and Six Months Ended June 30, 2020 and June 30, 2019

Revenues, net

During the three and six months ended June 30,2020, the Company had revenues of approximately $0.3 million and $1.1 million, respectively compared to $0.6 million and $1.4 million in the three and six months ended June 30, 2019, respectively. The decrease is principally due to the Covid-19 pandemic and its impact on revenue at Cards Plus.

Cost of sales

During the three months ended June 30, 2020, cost of sales was lower than the cost of sales in the three months ended June 30, 2019 due to lower revenue at Cards Plus. During the six months ended June 30, 2020, cost of sales was higher than the cost of sales in the six months ended June 30,2019 principally due to lower margin revenue at Cards Plus in the first three months of 2020 offset by lower costs related to decreased revenue principally due to the pandemic.

General and administrative expenses

During the three months ended June 30, 2020 compared to June 30, 2019, general and administrative expense increased by $0.5 million principally due to a severance charge for one executive officer of approximately $0.4 million and a higher stock compensation charges of approximately $0.3 million arising from the grant of options with immediate vesting to two new executive officers offset by lower overall costs. For the six months ended June 30, 2020 compared to June 30, 2019, respectively, general and administrative expenses decreased by approximately $0.2 million due to lower overall costs offset by the expenses described above in the three months ended June 30, 2020.

Research and development expenses

During the three and six months ended June 30, 2020 compared to June 30, 2019, research and development expenses decreased by approximately $0.3 million and $0.3 million, respectively due to the refocusing of technology spend.

Impairment loss

During the three and six months ended June 30, 2020, the Company recorded an impairment loss of approximately $164,000 and $1,036,000, respectively, associated with goodwill of one of its reporting units.

As a result of the current pandemic and its potential impact on future results, the Company updated its reporting unit projections, and it indicated a goodwill impairment as the carrying value may not be recovered as revenue assumptions and related revenue were revised downward. The fair value of the reporting unit was determined using discounted cash flow as well as future realizable value.

Depreciation and amortization expense

During the three and six months ended June 30, 2020 compared to June 30, 2019, depreciation and amortization expense increased as a result of placing into service certain of the new product offerings.

Other Income (Expense)

During the six months ended June 30, 2020, the Company recorded a charge of approximately $985,000 related to an extinguishment of a note payable and a charge of approximately $367,000 in connection with an inducement to certain warrant holders to exercise their outstanding warrants.

Interest expense

Interest expense increased during the three and six months ended June 30, 2020 compared to June 30, 2019, principally due to the convertible debt offerings in December 2019 and February 2020 which increased level of debt outstanding as well as provided higher rates.

Liquidity and Capital Resources

As of December 31, 2019, current assets were $1.7 million and current liabilities outstanding amounted $2.7 million which resulted in net working capital deficiency of $1.0 million. As of June 30, 2020, the Company had approximately $0.8 million of cash on hand and had a deficiency in working capital of approximately $0.6 million.

Net cash used by operating activities was $6.1 million for the year ended December 31, 2019 compared to $6.0 million in 2018. Cash used in operations for 2019 and 2018 was primarily the result of funding the business operations as the Company invested in people, product and infrastructure of a developing business. Cash used in operating activities was approximately $2.0 million and $2.7 million in the six months ended June 30, 2020 and June 30, 2019 respectively.

Net cash used in investing activities in 2019 and 2018 was approximately $1.6 million and $1.4 million as the Company invested in the platform to provide products and services.

Net cash provided by financing activities for 2019 and 2018 was approximately $3.3 million and $7.9 million, which consisted primarily of the net proceeds from the sale of common stock and the issuance of convertible notes payable in 2019 and the sale of common stock in 2018.

Description of Indebtedness

As described in “Risk Factors” above, the Company has a history of losses and may not be able to achieve profitability in the near term. The Company has not been able to achieve positive cash flows from operations and raised additional financing from equity financing and a promissory note payable. The promissory note payable is at an annual interest rate of 10%.

On January 31, 2017, the Company entered and closed a Securities Purchase Agreement with the Stern Trust pursuant to which the Stern Trust invested an aggregate of $3,000,000 into the Company in consideration of the Stern Note and 4,500,000 shares of common stock. The Stern Note bears interest of 10% per annum, which compounds annually.  The Company and the Stern Trust agreed to extend the due date of the Stern Note until April 30, 2020 for an extension fee of 1,500,000 shares of Common Stock at a fair market value of $420,000. On August 9, 2018, the Company prepaid $1,000,000 of principal of the Stern Note plus the related accrued interest of approximately $158,000. On February 14, 2020 the Company and the Stern Trust entered an Amended and Restated Promissory Note (the “Restated Stern Note”) providing that the $2,000,000 principal of the Stern Note will be due and payable on the same terms (bearing interest at 15% per annum) and on the same maturity date as the 2020 Notes and that the interest due under the Stern Note as of January 31, 2020 in the amount of $662,000 will remain due and payable on the same terms as exist in the Stern Note prior to modification provided that the maturity of such interest shall be extended to the same maturity date as the 2020 Notes.

On December 13, 2019, the Company, entered into Securities Purchase Agreements with several accredited investors (the “8% Note Investors”) providing for the sale by the Company to the Investors of 8% Convertible Notes in the aggregate amount of $428,000 (the “8% Notes”). The 8% Notes mature on November 30, 2021 and pursuant to the amendment in February 2020 referenced below, are a secured obligation of the Company. The Company can prepay all or a portion of the 8% Notes at any time. The Company shall pay interest on the 8% Notes at the rate of 8.0% per annum payable at the earlier of the maturity date or conversion date, in cash or, at the holder’s option, shares of common stock of the Company. At the option of the 8% Note Investors, all or a portion of the 8% Notes may be converted into shares of common stock of the Company at $0.08 per share. If the holders of the 8% Notes owning outstanding 8% Notes representing in excess of half of the aggregate outstanding principal amount of all 8% Notes provide notice to the Company of their intent to convert their 8% Notes, then all 8% Notes plus unpaid interest and other amounts owing to each of the holders shall be automatically converted. On February 14, 2020 the Company and the 8% Note Investors entered into an amendment agreement pursuant to which that the principal and interest due under the 8% Notes will remain due and payable on the same terms as exist in the 8% Notes prior to modification, save that the maturity shall be extended to the same maturity date as the 2020 Notes.

On February 14, 2020, the Company entered into Securities Purchase Agreements with the 2020 Note Investors providing for the sale by the Company to the 2020 Note Investors of 15% Senior Secured Convertible Notes in the aggregate amount of $1,510,000 which mature in February 2022. The Company and FIN Holdings, Inc. and ID Solutions, Inc., two of the Company’s subsidiaries, entered into a Security Agreement with the 2020 Note Investors, the 8% Note Investors the Stern Trust. The Security Agreement provides that until the principal and accrued but unpaid interest under the 2020 Notes, 8% Notes and Stern Note is paid in full or converted pursuant to their terms, the Company’s obligations under the 2020 Notes, 8% Notes and Stern Note will be secured by a lien on all assets of the Company. The security interest granted to the holders of the 2020 Notes, 8% Notes and Stern Note ranks pari passu. The Security Agreement permits sales of assets up to a value of $1,000,000 which proceeds may be used for working capital purposes and the secured parties will take such steps as may be reasonably necessary to release its security interest and enable such sales in such circumstances. Each of the secured parties appointed Mr. Stern and a third-party investor as joint collateral agents. Mr. Stern, a director of the Company, is the trustee of the Stern Trust. A comprehensive disclosure of the 2020 Notes can be found in Note 7 to the Condensed Consolidated Financial Statements for the Three and Six Months Ended June 30, 2020.

In May 2020, the Company received a loan of approximately $485,000 under the Paycheck Protection Program of the U.S. Small Business Association related to its U.S. operations. The Company anticipates subject to approval by the Small Business Administration, if certain requirements are met the loan proceeds may be forgiven. Any amounts not forgiven will be required to be repaid.

As of June 30, 2020, the total promissory notes payable was $0.49 million ($0.50 million gross), and the total convertible notes payable was $5.56 million ($6.36 million gross) which consisted of borrowings, net of discounts and deferred charges. For a complete description of the outstanding debt including notes payable and convertible debt as of December 31, 2019 and 2018 and June 30, 2020, see Notes 6 and 7 to the consolidated financial statements and the condensed consolidated financial statements for the relevant periods.

Equity Financing

In August, 2018, the Company entered into Subscription Agreements with accredited investors (the “August 2018 Accredited Investors”) pursuant to which the August 2018 Accredited Investors agreed to purchase an aggregate of approximately 63.9 million shares of Common Stock at $0.15 per share for an aggregate purchase price of $9.6 million. The Theodore Stern Revocable Trust (the “Stern Trust”) invested $1 million in this round. Mr. Theodore Stern is a director of the Company, is the trustee of the Stern Trust.

In June 2019, the Company entered into Subscription Agreements with accredited investors (the “2019 Accredited Investors”) pursuant to which the 2019 Accredited Investors purchased an aggregate of approximately 38,764,000 shares of the Company’s common stock for an aggregate purchase price of approximately $3,100,000. In connection with the private offering, the Company paid a cash fee of approximately $173,000 and issued 1,251,750 common stock purchase warrants with a fair value of approximately $79,000 that are exercisable during a term of five years at an exercise price of $0.088 per share.

On December 13, 2019, the Company, entered into Securities Purchase Agreements with the 8% Note Investors providing for the sale by the Company to the Investors of 8% Convertible Notes in the aggregate amount of $428,000. For further details on the 8% Note see “Description of Indebtedness” above.

On February 14, 2020, the Company entered into Securities Purchase Agreements with the 2020 Note Investors providing for the sale by the Company to the 2020 Note Investors of 15% Senior Secured Convertible Notes in the aggregate amount of $1,510,000. A comprehensive disclosure of the 2020 Notes can be found in Note 7 to the Condensed Consolidated Financial Statements for the Three and Six Months Ended June 30, 2020.

In June 2020, the Company entered into Subscription Agreements with two accredited investors (the “June 2020 Accredited Investors”) pursuant to which the June 2020 Accredited Investors purchased 3,441,558 shares of common stock at an average price of $0.06 cents per share for $200,000.

Additionally, on June 30, 2020, Company entered into and consummated private transactions pursuant to which a portion of the Company’s warrants exercisable at various prices were exercised for cash at an average exercise price of $0.06 per share for approximately $1,249,000.

The Company expects incremental revenue and cash to be generated in the second half of 2020 and beyond from the delivery of software products to new customers across various geographies.

For the remainder of the year and through 2021, the Company will continue to be opportunistic as well as judicious in raising additional funds to support its operations and investments as it creates a sustainable organization. There is no guarantee that such financing will be available or available on acceptable terms. In order to continue our operations through December 31, 2021 as contemplated in our current business plan, we expect that we will need to raise approximately $7.5 to $10.0 million. There is no guarantee that our current business plan will not change and, as a result of such change, that we will need additional capital to implement such business plan.

Covid 19

A novel strain of coronavirus (“Covid-19”) emerged globally in December 2019 and has been declared a pandemic. The extent to which Covid-19 will impact our customers, business, results and financial condition will depend on current and future developments, which are highly uncertain and cannot be predicted at this time. The Company’s day-to-day operations beginning March 2020 have been impacted differently depending on geographic location and services that are being performed. The Cards Plus business located in South Africa has had limited operations in the second and third quarters of 2020 as the Company is following the guidance and requirements of the South African government. Our operations in the United States and Colombia have suffered less immediate impact as most staff can work remotely and can continue to develop our product offerings.

That said we have seen our business opportunities develop more slowly as business partners and potential customers are dealing with Covid-19 issues, working remotely and these issues are causing delays in decision making and finalization of negotiations and agreements. However, the level of business inquiring about our services has increased as our products serve an increasing mobile economy and workforce.

See above – Impairment loss and Note 13 to the unaudited condensed consolidated financial statements for the Three and Six months ended June 30, 2020.

Off-Balance Sheet Arrangements

We have no off-balance sheet financing arrangements.

Contractual Obligations

As of December 31, 2019, the Company had the following contractual obligations.

	Payments due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

Long Term Debt	$2,000,000	$—	$2,000,000	$—	$—
Convertible Notes	$428,000	—	428,000	—	—
Operating Leases	$495,000	216,900	278,100	—	—
Total	$2,923,000	$216,900	$2,706,100	$0	$0

BUSINESS

Ipsidy Inc. (formerly known as ID Global Solutions Corporation) (together with its subsidiaries, the “Company”, “we” or “our”) is a provider of an Identity as a Service (IDaaS) platform that delivers a suite of secure, mobile, biometric identity solutions, available to any vertical, anywhere. In a world that is increasingly digital and mobile, our mission is to help our customers know with biometric certainty the identity of the people with whom they are engaging. We provide solutions to everyday problems: Who is applying for a loan? Who is accessing the computer system? Who is in my lobby?

Ipsidy provides secure, biometric, identity verification and electronic transaction authentication services. We have developed an IDaaS platform for our customers, be they businesses, residences, governments, or other organizations, to enable their users to more easily verify and authenticate their identity through a mobile phone or portable device of their choosing (as opposed to dedicated hardware). Our system enables participants to consent to transactions using their biometric information with a digitally signed authentication response, including the underlying transaction data. In this way our systems can provide pre-transaction authentication of identity as well as embed each user’s identity attributes, within every electronic transaction message processed through our platform, or other electronic systems.

We believe that it is essential that businesses and consumers know who is on the other side of an electronic transaction and have an audit trail, proving that the identity of the other party was duly authenticated. Our solutions are intended to provide our customers with the next level of transaction security, control and certainty. Our platform uses biometric and multi-factor identity solutions, which are intended to support a wide variety of electronic transactions. We define “electronic transactions” in the broadest sense to include not only financial transactions (i.e. exchanges of value in all of their forms), and legal transactions (e.g. approving the release of personal or other confidential data), but also access control to both digital environments (e.g. accessing financial accounts, voting systems, email systems and controlling data network log-ins) and physical environments (e.g. entrances to offices, public buildings, data centers and other sensitive locations).

The Company’s products focus on the broad requirement for identity verification and authentication, and access and transaction controls and associated identity management needs. Organizations of all descriptions require cost-effective and secure mobile electronic transaction solutions for them and their customers. We aim to offer our customers solutions that can be integrated into each customer’s business and organizational operations in order to facilitate their use and enhance the end user customer experience.

Our digital mobile wallet applications, or electronic account holders are used to contain different services and accounts that can be easily added and enable users to conveniently and securely effect a variety of electronic transactions, using their identity. One example is for consumers and employees to use their mobile application to authenticate identity, in order to access secure digital, or physical environments. We have launched our integrated VerifiedTM solution with Datapro as an add-on to their online banking software.

ProofTM our mobile identity onboarding and verification application, establishes the trusted identity of users based on a variety of ground truth sources, such as chip based electronic machine readable travel documents, or eMRTDs, national IDs, drivers licenses, as well as by means of direct verification by national ID databases in Peru and in the future, South Africa. The application uses these sources to obtain trusted demographic information and the reference facial biometric images that are matched against the user’s captured live selfie. Proof enables the remote onboarding of people in services associated with Fintech, Telecom and other online services-based industries.

Our identity authentication solution, Verified™ by Ipsidy, can be delivered seamlessly via mobile web browser, by Ipsidy’s mobile application or into a customer’s mobile app, using our SDK’s. Verified helps our customers gain identity certainty of their users (customers and employees) who can conveniently and securely consent to a variety of electronic transactions, using their biometrics. For example, Datapro, a financial services banking platform, has integrated Verified to secure access to their online banking software. Ipsidy has also integrated its authentication services to allow trucking fleets and drivers to use their biometrics to securely open locks that safeguard valuable assets and physical environments.

The Company’s solutions for fingerprint-based identity management and electronic payment transaction processing have been in the market for several years. For example, in December 2017, we won an international competitive tender to provide our SearchTM Automated Fingerprint Identification de-duplication system (AFIS) to the Zimbabwe Electoral Commission, for them to ensure that no duplicate entries existed in the voter roll for the 2018 election. The AFIS system was delivered under tight deadlines and within budget, in order to enable the voter roll to be published and the election to occur as planned.

Management believes that some of the advantages of the Company’s IDaaS Platform approach are the ability to leverage the platform to support a variety of vertical markets including the identity solutions and transaction processing sectors and the adaptability of the platform to the requirements of new markets and new products requiring low cost, secure, and configurable mobile solutions. These vertical markets include but are not limited to banking and payment transactions, elections, schools, public transportation, government and enterprise security. At its core, the Company’s offering, combining its proprietary and acquired biometric technologies is intended to facilitate the processing of diverse electronic transactions, be they payments, votes, or physical or digital access, all of which can include identity verification, authentication and identity transaction recording. The Company continues to invest in developing, patenting and acquiring the various elements necessary to enhance the platform, which is intended to allow us to achieve our goals.

The Company was incorporated in the State of Delaware on September 21, 2011 and changed its name to Ipsidy Inc. on February 1, 2017, and our common stock is traded on the OTCQB U.S. Market under the trading symbol “IDTY”. Our corporate headquarters is located at 670 Long Beach Blvd., Long Beach, NY 11561 and our main phone number is (516) 274-8700. We maintain a website at www.ipsidy.com. The contents of our website are not incorporated into, or otherwise to be regarded as part of, this Registration Statement on Form S-1.

Global Market Opportunity

We believe that there are several market trends that drive growth in the identity verification and authentication solutions and electronic transaction processing marketplace, including the increase in the mobile economy and remote access to critical enterprise systems, growing concerns over identity theft and fraud, the increase in electronic payments, digital transactions and other services provided by banks, financial services entities, fintech providers and other businesses relying on electronic interactions and the need for organizations to comply with increasing data privacy and authentication regulations. Moreover, the individual’s increasing reliance on devices of their choosing, most often a mobile phone, or portable computing device requires solutions providers to incorporate these technologies into their offerings.

While an increasingly digital world drives convenience, it also drives an increasing risk of compromised passwords, security breaches and stolen identities. With every online purchase, e-bill payment and download of new travel, dining and gaming ‘apps’ to a mobile smartphone, the footprint of consumers’ digital identity expands. According to credit reporting company Experian, e-Commerce fraud attacks in the United States increased by 30% in 2017 compared to 2016, while overall eCommerce volumes were up only 16%, indicating that fraud increased at double the rate of e-Commerce sales. (Source Experian: 2017 E-Commerce Fraud Report). The number of fraud victims in the U.S. rose by eight percent in 2017 to total 16.7 million, according to data released by Javelin Strategy & Research in February 2018. U.S. consumers experienced a total of $16.8 billion in fraud losses (Source: February 12, 2018 ABA Banking Journal)

For social media sites such as Facebook and Twitter, trying to combat fake news and media manipulation, one of the biggest challenges they face is adequately identifying who is posting items on their sites, in order to enforce their Community Standards policies. According to Facebook’s Community Standards Enforcement Report first published in May 2018, they disabled 583 million fake accounts in the first quarter of 2018, and by the third quarter of 2019 the number of fake accounts closed down had increased to 1.7 Billion. They also state that Facebook prevented millions more fake accounts from being registered. This staggering total of more than 2.1 Billion fake accounts – is similar in number to the total legitimate accounts. (Source: Facebook Community Standards Enforcement Reports, November 2018 and November 2019).

To combat fraud and to better confirm customers’ identities, we see an increasing deployment of biometric solutions in the marketplace. In their 2016 report, Goode Intelligence forecast that by 2020 over 1.1 billion financial services customers will be using mobile biometrics to access and secure their accounts, and more than 16 billion mobile biometric payment transactions will be made.

Despite heightened awareness of digital security resulting from a number of high profile incidents, including those at Google+ and Marriott Hotels that exposed personal data of hundreds of millions of consumers, access to digital services and thus our identities is still secured in the majority of cases only through a simple username and password, although more services are introducing two factor authentication. In the United States, the most common identifier is still the social security number, which hacks of Government databases have shown is very vulnerable to being stolen. Governments, institutions and enterprises have therefore become concerned to find more secure ways to verify and authenticate identity and manage the identities of the persons with whom they need to interact, be they employees, customers, authorized users or citizens.

Businesses spend significant capital on acquiring and deploying dedicated equipment to fulfill a variety of their business requirements. The ubiquitous availability and use of mobile devices, which consumers have become accustomed to using for a wide variety of functions, creates the opportunity to dispense with dedicated equipment in favor of an easily downloadable “app”, or a web-browser solution for a mobile device. We are continuing to enhance our solutions for our customers in order to take advantage of this global trend. One example would be using our Proof solution to scan a passport or driver’s license for remote customer on-boarding and verifying that the person so identified is actually holding the document by means of a real-time selfie.

Electronic payments of all forms have continued to grow at a healthy rate. According to Internet Retailer, citing figures from the U.S Commerce Department, consumers spent $453.46 billion on the Internet for retail purchases in 2017, a 16.0% increase compared with $390.99 billion in 2016. That represents the highest growth rate since 2011, when online sales grew 17.5% over 2010. (Source: Stefany Zaroban, Digital Commerce 360, “U.S. E-commerce Sales Grow 16% in 2017” Feb 16, 2018). According to Forrester Research, US retail sales made via smart phone will grow at a compound annual growth rate of 18% in 2019, and will impact more than $1 trillion in revenues at some point in the customer journey. (Source: Threat Matrix, “4 Mobile Fraud Trends to Watch out for in 2019” January 3, 2019)

The growth in electronic payments reflects the importance of the “hidden payments” market, namely payments undertaken by means of closed loop cards and mobile apps, digital wallets offered by non-banks, mobile money offered by non-banks and virtual currencies.

The key drivers for enhanced identity security products are the shift to digital transformation by businesses and other organizations and consumer demands for safe, convenient remote onboarding as well as payment and other electronic transactions, with less friction. We believe that our Identity as a Service (IDaaS) platform and our suite of mobile, identity verification products and services are designed to address these challenges and opportunities.

Our Solutions and Products

The Company has established its Identity as a Service Platform with internally developed software as well as acquired and licensed technology, which provide solutions for the following services: (1) biometric capture and matching (e.g. for finger prints, or facial recognition); (2) remote document collection and authentication; (3) multi-factor authentication; (4) access control comprising out of band identity and transaction authentication for virtual as well as physical environments; and (5) electronic transactions (e.g. payment transactions).

Identity as a Service (IDaaS) Platform Solutions

Ipsidy’s customers can leverage our IDaaS Platform by using an Ipsidy out-of-the-box identity solution or by a custom integration. The solutions suite includes a full-range of developer integration tools and documentation that help our customers create their own identity and transaction authentication solutions via integration to our RestFul API’s. Our platform is designed to support a wide variety of identity and electronic transactions across a broad range of verticals. Our technical implementation team can assist our customers to configure our platform, mobile biometric identity authentication services and our AFIS to meet a specific commercial, geographic or market need and to provide the next level of transaction security, control and certainty for everyday transactions. We also make certain services available without integration. The Company has the following product lines that are part of our IDaaS platform capabilities:

●	PROOFTM establishes the trusted identity of users based on a variety of ground truth sources, including chip based electronic machine readable travel documents, or eMRTDs, national IDs, drivers licenses, as well as through direct verification by national ID databases. Using government issued identity documents, Proof can biometrically match the reference picture of the document with a live user’s selfie. This solution can eliminate the need for costly face-to-face, in-person ID checks and request a verified identity in seconds. In a world of increasing fraud and security threats, Proof offers our customers confidence in the identities of prospective customers, employees or visitors.

●	VERIFIEDTM – INTEGRATED Our out-of-band, multi-factor authentication solution, which is designed to provide any bank, insurer, enterprise or government department a secure, convenient application for universal identity verification and transaction consent and authentication before or as part of any type of electronic transactions. Integration to the Ipsidy platform allows customers to develop a custom biometric authentication solution that meets their needs. The Ipsidy RESTful APIs provide a simple and secure way to access our IDaaS Platform. Users can authenticate their identity through a mobile phone or portable device of their choosing (as opposed to dedicated hardware). The solution includes a detailed audit trail created for each transaction, containing the digitally signed transaction details with proof of identity authentication and consent.

●	IDENTITY - PORTAL Allows an enterprise to enroll customers simply using the Ipsidy portal, without any integration. The IDENTITY– PORTAL biometrically authenticates the identity of their customer as well as authorizes everyday transactions using the caller’s enrolled mobile device.

●	ACCESSTM by Ipsidy offers an immediate solution for biometric authentication of individuals seeking entry into a building or controlled area, using Bluetooth beacons to trigger the identity event. The Access solution also offers the ability to issue and schedule digital passes, and a Concierge application provides the building management the ability to monitor employee, resident or visitor access flow as well as perform event exception processing.

●	TIMETM by Ipsidy is a mobile, biometric attendance app with geolocation. Organizations can easily identify and manage team members across multiple worksites and geographic locations. Employees use a convenient mobile app to track when they’re on the clock or on location. When they check in or out, employees confirm their identity by taking a biometric selfie. The date, time and geolocation are automatically recorded so there’s no need for expensive time clocks and it’s ideal for a mobile, global workforce.

Other Identity Products

●	SEARCHTM Our biometric matching software, comprising front-end application software for desktop fingerprint capture, and image processing as well as a back-end fingerprint matching software solution using our own proprietary algorithms and includes an identity management system SEARCH has been successfully used for public elections in Africa, as well as for a governmental application in the United States.

●	CARDPLUS Secure plastic identity credentials and loyalty card products, currently being sold in Africa. Opportunities exist to expand the product offering.

Payment Processing

Payment Gateway and Kiosks

●	TRANXATM Multi-application payment gateway and switch that provides payment solutions for online retailers and physical merchant locations, currently being offered in Colombia. The gateway functionality includes some support for EMV (global standard for credit and debit cards based on chip card technology) credit card acceptance, cash or credit based bill pay services and cash or credit based pre-paid top- up services for cellular operators. In addition, Tranxa can electronically transfer funds between locations of licensed network operators. The Tranxa gateway platform operates in Colombia and powers the Company’s bill payment and money transmission services for customers of the Colombian Post Office 4/72. The platform also supports what is referred to in Colombia as “correspondent banking”, meaning the provision of cash deposit taking, bill payments and certain other services by remote non-bank locations, thereby extending financial inclusion to more remote and low-income areas, both in Colombia and elsewhere in the region.

●	An unattended kiosk application and backend management system, which when integrated with a transit ticketing system, facilitates fare collection and electronic ticketing for transit systems. (Launched in April 2016 for the City of Bogota Transit Authority).

Modular Mobile Authentication and Authorization Platform

●	Our TRANSACT mobile digital issuance platform, has been developed to support, amongst other things, the issuance and management of closed loop pre-paid accounts (for both physical and virtual cards), an integrated mobile wallet application and consumer loyalty program, a tokenization application with HCE (software architecture that provides exact virtual representation of various electronic identity cards) and an open and closed loop merchant acquiring capability, integrated to our payment gateway and mobile point-of-sale, or MPos application. The platform is multi-lingual and capable of being white labelled for our customers. This is intended to offer a secure and inexpensive solution for conducting electronic transactions, including identity transactions, merchant and peer-to-to peer payments. This platform also supports and is integrated with certain aspects of our IDaaS platform.

●	Our digital mobile wallet application, or electronic account holder is used to contain different services and accounts that can be easily added to effect a variety of transactions. They are intended to take advantage of the potential network effects arising from the successful broadening of our customer base.

Growth Strategy

We seek to extend our position and execute our business plan by continuing to penetrate our existing markets and expand into new geographies and market segments. Our goal is to continue to deliver innovative security and payment services to our customers that help them achieve their operational or business goals. The execution of our strategy is subject to our obtaining sufficient additional working capital to finance the various initiatives discussed, whether through investment or otherwise. The key components of our strategy are discussed below.

Channel Strategy

The Company believes that its channel strategy will be an effective way to bring its products and solutions to a broad market in an efficient and cost-effective way. We have signed and are pursuing channel partners, that play a key role in their respective verticals, such as Intellicheck, an industry leader in identify verification, Datapro a technology provider for banks, and and IECISA, a gfi Group Company and leading technology integrator. These channel partners provide access to their customers, who in turn work with many thousands of individual consumers and businesses all of whom could benefit from the use of our solutions. By entering into agreements with such channel partners and leveraging their relationships, we believe we can expand our footprint much more rapidly and cost effectively, as compared to pursuing separate agreements with each customer.

Add new customers

The Company plans to grow its core business through focused sales and marketing of its current products and solutions, as well as its newly developed platforms and solutions. We have added sales, marketing and product professionals who are developing additional distribution channels and seeking out new customers. We are leveraging our internal personnel with resellers, agents and distribution partners, who generally are focused on a particular industry vertical and have an existing customer base to which they can offer our products, in addition to their existing lines. Some of the industry sectors covered by our resellers include e-commerce merchants, facilities management, logistics, houses of worship and communal organizations. These resellers enable us to target a significantly larger customer base, while maintaining a lower overhead of our own FTE’s sales personnel.

Enter new markets

The Company has already entered new markets by virtue of our subsidiaries in Colombia, Peru and South Africa, as well as resellers in these markets and the EME region. The Company believes that the solutions that are currently being offered and developed in those countries will be suitable to be similarly offered in other emerging markets in the Latin American and African regions, though our channel partners. Furthermore, the improvements to the Company’s platforms and the expansion of the sales teams are being undertaken with a view to being able to support transaction processing and customers across borders without the need to establish and build new facilities in each new country, thereby reducing the costs of entry into each new market.

Innovation

As the electronic and cybersecurity industry continues to evolve, we aim to be at the forefront by developing new services and solutions that leverage our platform and core competencies and thereby enable us to enter new markets, attract new customers and retain existing ones. We also believe it will be critical to our growth for us to continue to enhance our platform capabilities. We believe the development of new services and solutions will be an important revenue source in the future and enable us to continue to differentiate our platform and capabilities. The Company believes that by using our core technologies we will be able to create solutions that address some of today’s major global market challenges and opportunities arising in identity solutions and access control, coupled with the ubiquitous use of mobile devices. By combining our core technologies, we have built an IDaaS platform using biometric and multi-factor identity solutions, which are intended to support a wide variety of electronic transactions.

Select Acquisitions

As we have done in the past, we intend to selectively pursue acquisitions that will help us achieve our strategic goals, enhance our technology capabilities and accelerate growth. We believe pursuing these types of acquisitions will increase our ability to work with existing customers, add new customers, enter new markets, develop new services and enhance our processing platform capabilities. However, we have no commitments with respect to any such acquisitions at this time.

Marketing and Sales

The Company is focusing its sales activities in the Fintech, Telcom, and Logistics verticals due to their increased demand for remote online transactions. The sales teams are concentrated in the Latam, MEA, and US regions representing what we believe to be the markets with the greatest growth potential for identity transaction services. The marketing team is tasked with the continued sharpening of our external brand messaging to help focus the mission, sales strategy and product development as the Company strives to reach target markets and customers. The objective is to produce industry-specific marketing assets that highlight our platform, solutions, and their role in digital transformation.

The Marketing, Sales, and Product Development and Customer Implementation teams are collaborating closely to develop products that our target customers need and want and to convert prospects into new customers with simplified on-boarding and strong authentication experiences.  The Sales and Marketing Teams are also focusing on driving sales and new revenue by developing, attracting, and supporting a partner network of resellers and technology integrators.

Revenue Model

Identity Management Solutions and Products

The biometric software products are priced based on a multi-year licensing model which is driven by the number of enrollees in the system. The Company is providing its new IDaaS platform services based on a subscription model, with both a tiered per transaction fee and tiered fees per enrolled user, card or device, comprising an initial enrollment fee, a periodic subscription and where applicable a per transaction fee. The Company may also charge annual platform or license fees for making its technology available. The Company’s CardPlus plastic and credentials card products are sold at a per unit price which will vary based on the configuration of the features and functionality of the product, as well as the services provided.

Payment Processing Solutions and Products

The electronic payment gateway services are volume priced on a per transaction basis. The pricing for the Company’s new closed loop financial payment platform is expected to be based on a combination of transaction fee and a subscription model based on numbers of cardholders and merchants enrolled. The Company also earns leasing income from the rental of unattended kiosks.

Competition

The Company has created an IDaaS platform allowing it to on-board customers who wish to deploy Ipsidy’s services and solutions in order to know with biometric certainty who is engaging with them. Ipsidy’s solutions include the ability to verify the identity of a user, via remote identity proofing, then provide physical and digital access, as well as transaction and device authentication, all digitally signed by the user using their identity. The Company’s platform utilizes commodity, consumer grade mobile devices for customer deployment with users engaging the platform via a web-browser or corresponding Android or iOS smartphone app.

The Company also offers certain payment processing solutions and smart card products manufacturing and printing. The industry sectors in which these products compete are characterized by rapid change and new entrants. The Company will need to consistently develop and improve its products in order to remain competitive.

In reviewing the competitors that exist for the Company’s current and planned products and platform services relating to biometric identity solutions, the Company considers a number of factors. Ipsidy’s platform approach offers an Identity as a Service (IDaaS) approach which seeks to combine a number of different elements into a single platform. Ipsidy believes that its full stack platform is exceptional in that it provides a combination of SaaS based identity verification and identification services which cover both digital and physical identity access use cases. The competitive landscape includes several companies that mainly address only one or other area, with some addressing multiple areas independently. However, it is believed that some companies are attempting to create combined identity offerings, similar to Ipsidy’s.

In looking at our competition, the Company does not consider providers who do not offer a consumer application solution for smartphones, such as the Ipsidy App. Neither do we consider competitors, which are major conglomerates with vertically integrated cybersecurity companies, due to the vast array of services which they offer. Furthermore, some of the competitors which do offer solutions for both digital and physical use cases, are major legacy providers offering hardware heavy solutions principally for governmental users. These include IDEMIA, Gemalto and Supercom. This is in contrast to Ipsidy’s approach which is based on offering apps and browser-based solutions which are usable on mobile devices with minimal hardware requirements. Furthermore, our identity solutions are designed to address the requirements of private, commercial and governmental uses for enrolled users.

To further analyze the competitive landscape, the market must be segmented into authentication solution vendors and biometric identification & verification solution providers. Major competitors offering solutions in both areas include IDEMIA, Gemalto, ID.ME, HID Global, and Yoti. Major competitors offering only authentication, include Twillio/Authy, HYPR, Datacard, Duo, Daon, and Trusona. Companies offering only biometric identification & verification include NEC, Imageware, Element, and Veridium.

The Ipsidy IDaaS platform is based on a patent-pending methodology, which combines digital signature authentication and biometric identity verification into a single out-of-band transaction. This provides functionality for our users to have real-time control over their electronic transactions and every-day events through a mobile application, with a detailed audit trail created for each event, containing the digitally signed transaction details and biometric identity of the user. This patent-pending approach of combining transaction details and identity into a single, digitally signed message could allow the Ipsidy platform to be a complimentary solution to many of its competitors and hence differentiate itself in the market.

Companies that focused on offerings for ID proofing, include Jumio, Mitek and Acuant. Companies that provide a single solution may be seeking to combine with authentication and biometric verification technology providers to expand their ID proofing solutions’ capabilities. The Ipsidy platform now offers its own identity proofing service for use in digital onboarding solutions, in conjunction with our biometric authentication and verification solutions.

Another aspect of the competitive landscape for platform service arises from market demand for SaaS based identity services that are both high assurance and low friction. This combination is the ideal balance that Ipsidy and its competitors are trying to achieve. Companies that are believed to be competing with Ipsidy with their offerings today are Callsign, Gemalto, Danal (acquired by Boku in 2018), Datacard/Entrust, and IDEMIA (Formerly Morpho and Obertur). In addition, Ipsidy offers its customers the flexibility to adapt its solutions to their specific use cases for either high assurance or to decrease friction.

With respect to SaaS based services for physical identity access management, the competitive landscape for Ipsidy also includes companies such as HID Global, NEC, and IDEMIA. All of these companies offer a broad range of solutions from complete biometric access control systems to complex biometric e-gate and passenger flow management solutions. Ipsidy’s offering focuses on the SaaS based biometric identity solutions portion of this market, using mobile apps but also offers API integration with hardware suppliers to create competitive solutions.

There are new entrants into each of these markets continually. Each competitor may have a different offering or approach to solve similar problems, which overlap with those of the Company. Some competitors also include manufacturers who provide systems, or platform solutions to third party operators and, therefore, do not directly compete with the Company, which operates its own systems.

The Cards Plus business faces competition both locally in South Africa and internationally. China has become a source of imports of card products at highly competitive pricing and some local suppliers are reliant on Chinese card manufacturers. Local competitors include Card Technology Services, Easy Card and Open Gate, Cardz Group and XH Smart Technology (Africa). That said, we believe that we are the only significant manufacturer in South Africa using digital print technology.

The payment processing industry has many competitors who provide gateway services, closed loop end-to-end solutions, payment processing, peer-to-peer payments and bill payments. As these types of services are usually supplied by regional or country specific companies, the following summary of this competitive landscape, is focused on those countries or regions the Company is actively pursuing business in today. In Colombia and elsewhere in Latin America where the Company is focused, major competitors include PayU, Credibanco, Redeban, Mercado Pago, Nequi, and QPagos. Some of these companies may on the other hand be potential customers for our identify transaction platform and biometric authentication services. Companies in this region that also compete in those sectors include Veritran, Certicamaras, Olimpia IT, Evertec-Processa and Indra.

Governmental Regulations

The Company does not need or require any approval from government authorities or agencies in order to operate its regular business and operations. However, it is possible that any proposed expansion to the Company’s business and operations in the future would require government approvals.

Due to the security applications and biometric technology associated with the Company’s products and platforms, the activities and operations of the Company are subject to license restrictions and other regulations, such as (without limitation) export controls and other security regulation by government agencies. Expansion of the Company’s activities in payment processing may in due course require government licensing in different jurisdictions and may subject it to additional regulation and oversight.

Data protection legislation in various countries in which the Company does business (including Colombia and the United Kingdom) may require it to register its databases with governmental authorities in those countries and to comply with additional disclosure and consent requirements with regard to the collection, storage and use of personal information of individuals resident in those countries. In addition, a new privacy law took effect in California at the beginning of 2020, and in Maine in July 2020, and other states are considering additional regulations. These regulations could have a significant impact on our businesses.

Employees and Organization

The Company, as of June 30, 2020, had a total of approximately 71 employees that are located in four countries: Colombia, South Africa, the United Kingdom and the United States as well as outsourced service providers. Employees in the U.S. receive health benefits on a cost sharing basis and employees in Colombia and South Africa are provided the respective Government required benefits. The Company may enhance or offer additional fringe and welfare benefits in the future as the Company’s profits grow and/or the Company secures additional outside financing.

Subsidiaries

Currently, the Company has three U.S. subsidiaries: Innovation in Motion Inc., Fin Holdings, Inc., and ID Solutions Inc. The Company has three subsidiaries in Colombia: MultiPay S.A.S., IDGS LATAM S.A.S., and IDGS S.A.S..The Company has one subsidiary in South Africa: CardsPlus Pty Ltd. The Company has one subsidiary in the United Kingdom: Ipsidy Enterprises Limited and a subsidiary in Peru, Ipsidy Perú, SAC. The Company is the sole shareholder of all of its subsidiaries.

MANAGEMENT

Officers and Directors

The following table sets forth the name, age and position of each of our directors and executive officers as of August 31, 2020.

Name	Age	Position (s) and Offices Held
Philip D. Beck (2)*	60	Chairman of the Board of Directors
Phillip L. Kumnick	54	Chief Executive Officer and Deputy Chairman of the Board of Directors
Philip R. Broenniman	55	Chief Operating Officer, President and Director
Herbert Selzer (1)(2)(3*)	74	Director
Theodore Stern (1*)(2)(3)	91	Director
Stuart Stoller	65	Chief Financial Officer
Thomas Szoke	56	Chief Solutions Architect and Director
Christopher White	47	Chief Technology Officer

*	denote Committee Chair

(1)	Audit Committee

(2)	Governance Committee

(3)	Compensation Committee

Philip D. Beck.

Philip was appointed as Chairman of the Board of Directors of Ipsidy Inc. in February 2017 and served as Chief Executive Officer from February 2017 to May 2020. Prior to joining Ipsidy, Philip founded Planet Payment Inc., a leading international payment processing platform doing business in 24 countries (formerly Nasdaq: PLPM) and served as its Chairman, Chief Executive Officer and President from 1999-2015. Philip has also served as a director of Bluefin Payment Systems from 2013 to 2014, managing member of Parity Labs, a private consulting firm and with his son cofounded the Bridgeworks co-working facility in NY. Philip is an Attorney admitted to practice in NY, and as a Solicitor of the Supreme Court in England and Wales and the British Virgin Islands. Philip previously worked in private practice as an international corporate lawyer for almost 17 years and founded a number of startups prior to Planet Payment.

Phillip L. Kumnick

Phillip Kumnick serves as Chief Executive Officer and Deputy Chairman of the Board of Directors of the Company, having been appointed as CEO in May 2020 and as a director in 2019. From 2010 to 2018, Mr. Kumnick was Senior Vice President Global Acquirer Processing at Visa, Inc., and was the executive in charge of leading and growing Visa’s acquirer and merchant processing services and omni-channel solutions on a global basis. Mr. Kumnick was also a key contributor to the design of the Secure Remote Commerce (SRC) standard now being rolled out by the card brands, which aims to provide a simple and secure card payment experience. SRC uses tokenization to protect consumers’ sensitive data and intelligent identity authentication to help distinguish legitimate cardholders from fraudsters. Mr. Kumnick was the product owner and developer of Visa’s critical entry into encryption and tokenization products and services for their acquiring partners for transactions at the physical point of sale. Prior to joining Visa, Mr. Kumnick was the leader of the Cards & Payments practice of Cap Gemini Consulting from October 2009 through June 2010. Prior to Cap Gemini Consulting. Mr. Kumnick was a Senior Vice President at TSYS Acquiring Solutions from 2001 to 2009, with responsibility for leading the Product Management team and expanding the Company’s portfolio of merchant and acquirer products. He was also a leader of key M&A activities, including business development and strategic investment in Europe, Latin America and Asia, and helped expand TSYS’ client footprint to over 70 countries. Mr. Kumnick started his payments career at MasterCard International where he worked from 1988 to 2000, in various capacities, rising to Vice President & Chief Settlement Officer – Global Settlement Operations. In that role he was responsible for the 7 x 24 x 365 mission critical clearing and payment operations of a $3.0 billion per day global EFT and treasury operation. Mr. Kumnick was a strategic subject matter expert and key contributor to the evolution of MasterCard’s global processing functions.  Mr. Kumnick has an MBA- Finance and a BS Finance from St. Louis University.

Philip R. Broenniman.

Mr. Broenniman, serves as Chief Operating Officer and President, having been appointed in may 2020, as well as a Director of the Company, having been appointed in March 2020, Mr. Broenniman has been, for the last nine years, Managing Partner and Portfolio Manager for Varana Capital, LLC (“VCLLC”), a firm he co-founded in 2011. Through his position at VCLLC, Mr. Broenniman invests in, and consults with the Board of Directors of, certain public and private companies, working with each on strategic planning, financing, and/or balance sheet restructuring. Mr. Broenniman began his portfolio management career with the Bass family of Fort Worth, TX in 1993, investing in event strategies, assisting on a $1 billion book of derivative hedging and investment strategies, and developing his skills in derivative analytics, risk management, and portfolio construction. Privately, from August 2010 until February 2018, Mr. Broenniman was co-founder and a member of Cadence Distributors, LLC, an import/export company focused on the fragrance industry. From February 2012 to April 2017, Mr. Broenniman was a founding investor in Cacao Prieto, a bourbon and rum distillery, providing strategic guidance during the initial launch of the business. Mr. Broenniman served as a member of the Board of Directors and Special Committee evaluating strategic options for CSS Industries, Inc. (Formerly NYSE: CSS) from July 2019 until March 2020, upon the successful closing of its merger. Mr. Broenniman has a BS from Duke University, an MBA from University of Virginia and is a Chartered Financial Analyst.

Herbert Selzer

Herbert Selzer serves as an Independent Director of the Company. Mr. Selzer is an attorney based on New York, New York with a focus in corporate, international estate planning, trust and estates and wealth management. Mr. Selzer has been with Loeb, Block & Partners LLP since 1972 and became a partner in 1978. Prior to 1972, Mr. Selzer was employed by Ernst & Young. Mr. Selzer holds a BS Economics from Brooklyn College, a JD from George Washington University Law Center, an LLM in Taxation from New York University Law School.

Theodore Stern

Mr. Stern has served in several executive positions in the energy and software industries over his career. Previously he served as Chairman of the Board of inContact Inc. from 2000 to 2016 (when the company was acquired). He was Chairman and CEO from 2000 to 2005 when the positions were split. He oversaw the acquisition of four companies and the transition of inContact from a telecommunications company to a rapidly growing software-as-a-service company. Additionally, he previously served as a member of the Board of Directors of Ensync Inc and served on the Governance, Audit and Compensation Committees.

Mr. Stern also was a Senior Executive Vice President and member of the Board of Directors of Westinghouse Electric Corporation until his retirement. In his last position at Westinghouse Electric, Mr. Stern was responsible for multiple business units. Mr. Stern served as Vice Chairman of the Board of Directors of Superconductivity, Inc. of Madison, Wisconsin, a small technology company, until it was acquired in April 2007. Mr. Stern also served on the Board of Directors of Copperweld Corporation of Pittsburgh, Pennsylvania, a privately-owned steel and cable manufacturer, until its acquisition by LTV. Mr. Stern also served on the Board of Directors of Northern Power Systems of Waitsfield, Vermont, a privately-owned manufacturer of renewable and distributed generation systems until it was acquired by Distributed Energy Systems Incorporated (DESC). Mr. Stern also served on the board of directors of DESC. Mr. Stern holds a Bachelor of Science degree in Mechanical Engineering from the Pratt Institute and a Master of Arts degree in Theoretical Mathematics from New York University. He is a fellow of the American Society of Mechanical Engineers and a member of the National Academy of Engineering. He is the author of a number of technical papers on nuclear power technology.

Stuart Stoller

On January 31, 2017, Stuart Stoller was appointed Chief Financial Officer of the Company. Mr. Stoller. Prior to joining the Company served as Chief Financial Officer and Board Member for TestAmerica Environmental Services LLC from May 2016 to October 2017. From December 2013 to April 2016, he was the Chief Financial Officer of Associated Food Stores. Mr. Stoller served as Chief Financial and Administrative Officer for Sleep Innovations from August 2009 to October 2013. Prior to joining Sleep Innovations, Mr. Stoller for 27 years served various roles with the New York Times Company including Senior Vice President for Process Reengineering and Corporate Controller and various capacities at Macy’s which included the role of Senior Vice President and Corporate Controller. He also was the controller of Coopers & Lybrand LLP. He is a Certified Public Accountant.

Thomas Szoke

Thomas R. Szoke serves as Chief Solutions Architect and a Director of the Company. Mr. Szoke is a co-founder of Innovation in Motion (“IIM”) a predecessor of Ipsidy and has over 25 years of product engineering, global sales and operations management experience. He has held several executive positions in the Company and has successfully led it from its inception to its listing on the OTC Market as well as expanding its market presence and product portfolio through strategic acquisitions in the United States, South America and Africa. Mr. Szoke pioneered the concept and development of certain product lines as well as its Multi-Factor Out-of-Band Identity and Transaction Authentication Platform.

Prior to founding IIM, Mr. Szoke spent 23 years with Motorola, Inc. holding various management positions in field and product engineering, systems integration, program management and sales. He spent the last 10 years of his career at Motorola in the Biometrics Industry as Director of Integration and Project Management and then Director of Global Business Development for Civil Biometrics. From 2008-2011, Mr. Szoke was President of Thomas Szoke LLC, a technology consulting company focused on identity management and secure credentialing solutions. Mr. Szoke holds a degree in Electrical Engineering and Applied Mathematics from the University of Akron, in Ohio and is fluent in Hungarian.

Christopher White

Christopher White was appointed Chief Technology Officer in 2020. Mr. White joined the Company in 2018, initially as Director Dev-Ops, and was promoted to SVP Engineering in February 2019. In those roles he was responsible for the Company’s payments and mobile solutions application development. Prior to joining Ipsidy from 2016 to 2018, Mr. White served as Software Engineering Director at NCR Corporation and was responsible for development and maintenance of retail location management and point-of-sale systems for the petroleum industry. From 2015 to 2016 he was Director, Software Device & Tools at Verifone responsible for SDK’s, which were used by internal and third-party developers to develop software on Verifone devices. Prior to joining Verifone, Chris White was at Ingenico from 2011 to 2015, rising to VP of Core Engineering, where he was responsible for North American payment systems. Mr. White is a veteran of the United States Marine Corps in which he served honorably from 1991-1996 and received multiple certifications in electronics.

Board & Committees

Board meetings during fiscal 2019

During 2019, the Board of Directors held nine meetings as well as committee meetings, as outlined below. Each director attended all of the meetings of the Board and all of the meetings held by all committees on which such director served. The Board also approved certain actions by unanimous written consent.

Committees established by the Board

The Board of Directors has standing Audit, Compensation, and Governance Committees. Information concerning the function of each Board committee follows.

Audit Committee

The Audit Committee is responsible for overseeing management’s implementation of effective internal accounting and financial controls, supervising matters relating to audit functions, reviewing and setting internal policies and procedures regarding audits, accounting and other financial controls, reviewing the results of our audit performed by the independent public accountants, and evaluating and selecting the independent public accountants. The Audit Committee has adopted an Audit Committee Charter which is posted on our Corporate Governance landing page under the tab labeled “Investors” on our website at http://www.ipsidy.com. The Board has not designated a member as the “audit committee financial expert” as defined by the SEC, which is not required at this time. During 2019, the Audit Committee held five meetings in person or through conference calls.

Compensation Committee

The Compensation Committee determines matters pertaining to the compensation of our named executive officers and administers our stock option and incentive compensation plans. The Compensation Committee has adopted a Compensation Committee Charter which is posted on our Corporate Governance landing page under the tab labeled “Investors” on our website at http://www.ipsidy.com. During 2019, the Compensation Committee held two meetings in person or through conference calls.

Governance Committee

The Governance Committee is responsible for considering potential Board members, nominating Directors for election to the Board, implementing the Company’s corporate governance policies, recommending compensation for the Board and for all other purposes outlined in the Governance Committee Charter, which is posted on our Corporate Governance landing page under the tab labeled “Investors” on our website at http://www.ipsidy.com. During 2019, the Governance Committee held one meeting through conference call.

Nomination of Directors

As provided in its charter, the Governance Committee is responsible for identifying individuals qualified to become directors. The Governance Committee seeks to identify director candidates based on input provided by a number of sources including (1) the Governance Committee members, (2) our other directors, (3) our stockholders, (4) our Chief Executive Officer or Chair of the Board, and (5) third parties such as service providers. In evaluating potential candidates for director, the Governance Committee considers the entirety of each candidate’s credentials.

Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing composition of the Board of Directors. However, at a minimum, candidates for director must possess:

●	high personal and professional ethics and integrity;

●	the ability to exercise sound judgment;

●	the ability to make independent analytical inquiries;

●	a willingness and ability to devote adequate time and resources to diligently perform Board and committee duties; and

●	the appropriate and relevant business experience and acumen.

Legal Proceedings

There are currently no legal proceedings, and during the past 10 years there have been no legal proceedings, that are material to the evaluation of the ability or integrity of any of our directors.

Family Relationships

There are no family relationships among our directors and executive officers. There is no arrangement or understanding between or among our executive officers and directors pursuant to which any director or officer was or is to be selected as a director or officer.

Involvement in Certain Legal Proceedings

To our knowledge, during the last ten years, none of our directors and executive officers has:

●	Had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

●	Been convicted in a criminal proceeding or been subject to a pending criminal proceeding, excluding traffic violations and other minor offenses.

●	Been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

●	Been found by a court of competent jurisdiction (in a civil action), the SEC, or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

●	Been the subject to, or a party to, any sanction or order, not subsequently reverse, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics Policy (the “Code of Ethics”) that applies to all directors and officers. The Code of Ethics describes the legal, ethical and regulatory standards that must be followed by the directors and officers of the Company and sets forth high standards of business conduct applicable to each director and officer. As adopted, the Code of Ethics sets forth written standards that are designed to deter wrongdoing and to promote, among other things:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	compliance with applicable governmental laws, rules and regulations;

●	the prompt internal reporting of violations of the Code of Ethics to the appropriate person or persons identified in the code; and

●	accountability for adherence to the Code of Ethics.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of the issued and outstanding shares of our common stock to file reports of initial ownership of common stock and other equity securities and subsequent changes in that ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2019 all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

EXECUTIVE COMPENSATION

The below table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to (i) all individuals serving as the Company’s principal executive officers or acting in a similar capacity during the last two completed fiscal years, regardless of compensation level, and (ii) the Company’s two most highly compensated executive officers other than the principal executive officers serving at the end of the last two completed fiscal years (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

Name and	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Philip Beck	2019	291,667	—		87,917	—	58,333	—	437,917
Chairman of the Board, Former CEO and President (1)	2018	350,000	—		1,055,000	262,500	—	—	1,667,500
Thomas Szoke	2019	275,000	—	—	—	—	—	—	275,000
Chief Solutions Architect and Director (2)	2018	275,000	—	—	—	36,667	—	—	311,667
Stuart Stoller	2019	194,792	—		353,333	—	39,583	—	587,708
CFO (4)	2018	234,375			353,333	142,500	—	—	730,208

(1)	Mr. Beck was hired on January 31, 2017 and as part of his compensation package was granted 15,000,000 stock options which vest 1/3 immediately effective January 31, 2017 with the balance over two years and 15,000,000 shares of restricted stock which shares vest upon attainment of certain performance thresholds. As of December 31, 2019, all shares under the options vested and were exercisable, but none of the restricted stock were exercisable. In 2019 and 2018, the stock options carried an expense of $87,917 and $1,055,000. There was no expense recorded for the restricted stock as the performance shares criteria were not met. Mr. Beck has not exercised or realized a gain on these options as of the date of the submission of this report. In 2018, Mr. Beck was paid a bonus of $262,500 for attaining the performance targets as set forth in his employment agreement. Mr. Beck resigned as Chief Executive Officer in May 2020.

(2)	On January 14, 2020, Mr. Szoke was appointed Chief Operating Officer and ceased to serve as Chief Technology Officer. On May 22, 2020, Mr. Szoke was appointed as Chief Solutions Architect and ceased to serve as the Chief Operating Officer. In 2019, Mr. Szoke was paid a bonus of $36,667 earned in 2018 for attaining the performance targets as set forth in his employment agreement.

(3)	Mr. Stoller was hired on January 31, 2017 and as part of his compensation package was granted 5,000,000 stock options which vest over three years and 5,000,000 shares of restricted stock which shares vest upon attainment of certain performance criteria. As of December 31, 2019, 4,861,111 of the shares under the option vested and were exercisable but none of the restricted stock were exercisable. In 2019 and 2018, the stock option expense was $353,333 and $353,333. There was no expense recorded for the restricted stock as the performance criteria were not met. Mr. Stoller has not exercised or realized a gain on these options as of the date of the submission of this report. In 2018, Mr. Stoller was paid a bonus of $142,500 for attaining the performance targets as set forth in his employment agreement.

Mr. Szoke and Mr. Stoller each are party to an Executive Retention Agreement to encourage the Executive to continue to devote the Executive’s full attention and dedication to the success of the Company, and to provide specification compensation and benefits to the Executive in the event of a Termination Upon Change of Control or certain other terminations pursuant to the terms of this Agreement. These agreements include payment of salary and other benefits for one year in addition to acceleration and vesting of certain stock compensation plans.

Pursuant to the Executive Retention Agreements, as more fully described below, certain executive officers could earn additional compensation if certain performance thresholds were met. Mr. Beck and Mr. Stoller met the first set of targets during 2018 and were paid their respective bonuses as indicated above. However, Mr. Beck and Mr. Stoller did not meet their additional specific performance target for 2018 and therefore no additional bonus will be paid or accrued. Mr. Szoke did meet a portion of his performance targets for 2018 and therefore the Company has recorded an accrual of approximately $36,700. In 2019, the bonus to Mr. Szoke was paid. No other incremental compensation targets for any executive were met in 2019. However, the Board of Directors may allocate salaries and benefits to the officers in its sole discretion.

The Company currently has no retirement, pension, or profit-sharing plan covering its officers and directors; The Company provide medical benefits on a cost sharing basis and has a dental plan which is fully paid by the employees cost. See “Executive Agreements” below.)

Grant of Plan-Based Awards

As previously described, in connection with their respective employment arrangements, Philip Beck and Stuart Stoller were awarded 15,000,000 and 5,000,000 common stock options in 2017. Additionally, Philip Beck and Stuart Stoller received 15,000,000 and 5,000,000 restricted common shares in 2017.

There were no grants of plan-based awards or common stock options, to other named executive officers during the year ended December 31, 2019.

Outstanding Equity Awards to Executive Officers

The following table sets forth information with respect to outstanding equity awards held by our named executive officers as of December 31, 2019.

	Option Awards					Stock awards
(a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares or units of stock that have not vested ($) (h)	Equity Incentive Plan Awards: Number of unearned shares or units of stock or rights that have not vested (#) (i)	Equity Incentive Plan Awards: Market or payout of unearned shares, units or other rights that have not vested ($) (j)
Executive Officer

Philip Beck (1)	20,000,000	—	—	$0.05 per share	August 12, 2026

Philip Beck (2)	15,000,000	—	—	$0.10 per share	January 31, 2027	15,000,000	750,000	—	—

Stuart Stoller (2)	4,861,111	138,889	—	$0.10 per share	January 31, 2027	5,000,000	250,000	—	—

Thomas Szoke	10,000,000	—	—	$0.45 per share	September 25, 2025	—	—	—	—

(1)	The amounts for Philip Beck includes previously awarded common stock options for consulting services rendered prior to his employment (20,000,000 stock options) which became exercisable on January 31, 2017 upon his appointment as the Chief Executive Officer of the Company. The consulting services were provided by Parity Labs, LLC, a company principally owned by Mr. Beck and his family.

(2)	The performance criteria for the restricted stock awards to Philip Beck and Stuart Stoller have not been met.

Compensation of Directors

The non-management Directors consisting of Herb Selzer, Theodore Stern, Ricky Solomon (Resigned January 2020), Phillip Kumnick (appointed December 2019) and Philip Broenniman (appointed March 2020) receive $72,000 per annum for Board membership, inclusive of all Board meeting and committee meeting attendance fees in the form of an annual restricted common stock grant commencing November 1, 2017 vesting in quarters at the end of each quarter after the date of the grant. Additionally, they will each receive, an annual retainer for service on each committee of $5,000 to be paid in cash.

During 2019 and 2018, the Company recorded expense of $40,000 for the annual retainer for service on Board. The amounts recorded for Mr. Selzer, Mr. Stern and Mr. Solomon for the annual retainer for service on Board committees was $15,000, $15,000 and $10,000.

On his appointment Mr. Kumnick received a grant of an option to purchase 3,000,000 shares of common stock vesting in equal parts over three years, or earlier in the event of a change of control of the Company (as defined in the option grant). In March 2020 the Company entered into a restricted stock purchase agreement with Phillip Kumnick, providing Mr. Kumnick with the right to acquire 1,500,000 shares of common stock at par value subject to the Vesting Criteria (as defined in the stock purchase agreement). On his appointment, the Company entered into a restricted stock purchase agreement with Philip Broenniman, providing Mr. Broenniman with the right to acquire 1,500,000 shares of common stock at par value subject to the Vesting Criteria. On May 22, 2020 Mr. Kumnick was appointed CEO and Mr. Broenniman was appointed President and COO; Mr. Beck resigned as CEO and remains Chairman of the Board of Directors.

Executive Employment Agreements

On January 31, 2017, Mr. Beck and the Company entered an Executive Retention Agreement pursuant to which Mr. Beck agreed to serve as Chief Executive Officer and President in consideration of an annual salary of $350,000 of which $50,000 shall be deferred until the Company raises in the aggregate $15 million in debt and/or equity capital. The Company has agreed to provide a bonus of 75% of the base salary upon the Company timely filing its annual report on Form 10-K for the year ended December 31, 2017 and the Company raising gross proceeds of $15 million in debt and/or equity capital (“Milestone 1”) and a bonus of 150% of the base salary upon the Company achieving (i) any merger or sale of the Company or its assets, (ii) the Company achieving adjusted EBITDA of $10 million in a fiscal year, (iii) the Company achieving a listing on a national exchange and then or subsequently raising gross proceeds in the amount of $10 million or achieving a valuation of $125 million or (iv) the Company achieving $20 million of revenue on a trailing 12 months basis (“Milestone 2”).

The Company also granted Mr. Beck a Stock Option to acquire 15 million shares of common stock of the Company at an exercise price of $0.10 per share for a period of ten years and the Company agreed to a Restricted Stock Purchase Agreement with Mr. Beck pursuant to which Mr. Beck purchased 15 million shares of common stock at a per share price of $0.0001, which shares of common stock vest upon achieving Milestone 2. The Stock Options vest with respect to (i) one-third of the shares of common stock as of January 31, 2017 and (ii) in 24 equal monthly tranches commencing on the grant date.

On May 22, 2020, the Company and Mr. Beck entered into a separation letter agreement, which provided for payment to Mr. Beck of one year’s severance in the amount of $350,000, payable in accordance with the terms of Mr. Beck’s Retention Agreement, subject to the Company receiving funding in the amount of not less than $4,000,000 (“Minimum Funding”) and otherwise in equal monthly installments over a period of two years, starting June 15, 2020. In addition, Mr. Beck will be entitled to payment of all deferred pay and accrued but unused paid time off upon receipt of Minimum Funding, or if not received within 90 days of termination, then in equal monthly installments over a period of one year, payment of health insurance premiums through December 31, 2021, entering of mutual releases and amendment of Mr. Beck’s restricted stock grants to reflect vesting upon satisfaction of the performance goals set forth under the Restricted Stock Agreement, on the date that the Company either fails to re-nominate or re-elect Mr. Beck as a Director, or as Chairman of the Company’s Board of Directors, or on the two year anniversary if Mr. Beck is continuing to provide services to the Company in any capacity. Mr. Beck will remain Chairman of the Board and to be re-nominated for election as a director at the next two annual meetings of the stockholders.

On January 31, 2017, Mr. Szoke and the Company entered into an Executive Retention Agreement pursuant to which Mr. Szoke agreed to serve as Chief Technology Officer in consideration of an annual salary of $250,000. The Company has agreed to provide a bonus of up to 50% of the base salary in 2017 upon the Company achieving a gross margin to be mutually agreed upon by the Company and Mr. Szoke and a bonus of 75% of the base salary upon the Company achieving Milestone 2. The Company and Mr. Szoke entered into an Indemnification Agreement on January 31, 2017. Mr. Szoke’s annual salary was increased in late 2017 to $275,000 per year. Mr. Szoke did not meet the 2017 bonus requirement.

The Company entered an Executive Retention Agreement with pursuant to which Stuart Stoller agreed to serve as Chief Financial Officer in consideration of an annual salary of $225,000. The Company has agreed to provide two different bonus levels upon the achievement of certain performance, financial and other milestones. The Company also granted Mr. Stoller a stock option to acquire 5 million shares of common stock at an exercise price of $0.10 per share for a period of ten years. Further, Company has agreed to a Restricted Stock Purchase Agreement in which Mr. Stoller purchased an additional 5 million shares at a per share price of $0.0001, which shares of common stock vest upon meeting certain performance, financial and other milestones. The Stock Options vest with respect to (i) one third of common stock upon the anniversary of the grant date and (ii) in 24 equal installments commencing on the one year anniversary of the grant.

In connection with their employments in May 2020, Messrs. Kumnick and Broenniman and the Company have agreed to the principal terms of employment and intend to enter a definitive agreement in the near future. The parties intend that the definitive agreements will incorporate the below terms.

Mr. Kumnick is employed as Chief Executive Officer, “at will” to devote his full time and attention to the business of the Company an initial base salary of $250,000 per annum subject to review after one year. Mr. Kumnick was granted options to acquire 33,333,334 shares of common stock of which 20% vest at grant and the balance vest subject to performance conditions.

Mr. Broenniman is employed as President and Chief Operating Officer “at will” to devote his full time and attention to the business of the Company at an initial base salary of $175,000 per annum subject to review after one year. Mr. Broenniman was granted options to acquire 16,666,666 shares of common stock of which 20% vest at grant and the balance vest subject to performance conditions.

The performance conditions provide for an additional 32% of the options to vest upon achieving Performance Condition 1 (as defined below) and 48% of the options to vest upon achieving Performance Condition 2 (as defined below). Performance Condition 1 is defined as the achievement of any of the following: (A) a minimum annualized revenue run-rate of $10,000,000, based on the revenue for any quarterly period, excluding non-recurring one-time payments, determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) as shown in any of the Company’s Annual Reports on Form 10-K, or Quarterly Reports on Form 10-Q filed with the SEC (“SEC Filings”) after the date hereof; (B) change of control of the Company, or a strategic investment of $5,000,000, each at a valuation of the Company which equates to a market capitalization of the Company of not less than $100,000,000; or (C) the Company’s shares of common stock achieving a closing price on the principal market or exchange on which the shares of common stock are traded, which gives rise to a market capitalization of the Company of not less than $100,000,000 for 20 consecutive trading days. Performance Condition 2 is defined as the achievement of any of the following: (X) a minimum annualized revenue run-rate of $25,000,000, based on the revenue for any quarterly period, excluding non-recurring one-time payments, determined in accordance with GAAP, as shown in any of the Company’s SEC Filings after the date hereof; (Y) change of control of the Company, or a strategic investment of $15,000,000, each at a valuation of the Company which equates to a market capitalization of the Company of not less than $200,000,000; or (Z) the Company’s shares of common stock achieving a closing price on the principal market or exchange on which the shares of common stock are traded, which gives rise to a market capitalization of the Company of not less than $200,000,000 for 20 consecutive trading days. Both Messrs. Kumnick and Broenniman will participate in usual benefits plans available to other full-time Company executives.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company is admitted to the OTCQB tier of OTC Markets, but as a company that is required to file reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the Company is not required under the rules mandated by OTC Markets for US companies to comply with the Director Independence standard, which requires certain companies maintain a Board that has at least two independent directors and an Audit Committee, a majority of the members of which are independent directors. However, the Company is voluntarily complying with such standard. Pursuant to Rule 4200 of The NASDAQ Stock Market one of the definitions of an independent director is a person other than an executive officer or employee of a company. The Company’s board of directors has reviewed the materiality of any relationship that each of the directors has with the Company, either directly or indirectly. Based on this review the board has determined that there are two (2) independent directors, including all the members of the Audit Committee.

In connection with the Company’s ability to secure third-party financing, during the year ended December 31, 2018, the Company paid Network 1 Financial Securities, Inc. (“Network 1”), a registered broker-dealer, cash fees of $659,000, issued Network 1 2,470,000 common stock purchase warrants at a price of $0.165 cents per share. During the year ended December 31, 2019, the Company paid Network 1 cash fees of approximately $110,000, and issued Network 1 and issued 858,000 common stock purchase warrants at a price of $0.088 cents per share. A former member of the Company’s Board of Directors previously maintained a partnership with a key principal of Network 1. In connection with the offering of the 2020 Notes, the Company paid Network 1 cash fees of approximately $104,800

On August 10, 2016, the Company entered into a Letter Agreement (the “Amendment”) with Parity Labs, LLC (“Parity”), a company principally owned by Mr. Beck and his family, to amend the compensation section of that certain Advisory Agreement previously entered into between the Company and Parity on November 16, 2015 for the provision of strategic advisory services, to provide for the issuance to Parity of a common stock option (the “Parity Option”) to acquire 20,000,000 shares of common stock of the Company exercisable at $0.05 per share for a period of ten years. The Parity Option vested in entirety upon Mr. Beck becoming the Chief Executive Officer of Ipsidy, Inc. on January 31, 2017. The Company’s headquarters are located in Long Beach, New York where the Company currently leases offices on a month to month basis. The facilities are managed by Bridgeworks LLC, (“Bridgeworks”) a company providing office facilities to emerging companies, principally owned by Mr. Beck and his family. The arrangement with Bridgeworks LLC allows the Company to use offices and conference rooms for a fixed, monthly fee $5,000. Since 2014, Mr. Beck has served as managing member of Parity, and since 2016, as Chairman, a Member and co-founder of Bridgeworks. During 2019 and 2018, the Company paid Bridgeworks $89,100 in each year for the use of the facilities.

On September 13, 2017, one of its former officers and a former director (Douglas Solomon) of the Company entered into a Confidential Settlement Agreement and General Release (the “Settlement Agreement”) pursuant to which the Offer Letter and Executive Retention Agreement entered between the Company and Mr. Solomon dated January 31, 2017 were terminated effective September 1, 2017 and Mr. Solomon resigned as Executive Director, Government Relations Enterprise Security upon execution of the Settlement Agreement. The Company agreed to pay Mr. Solomon approximately $8,000 representing unused 2017 vacation entitlement and pay for one day, reimburse Mr. Solomon for all expenses consistent with the Company’s reimbursement policy and pay Mr. Solomon’s COBRA employee only benefits through September 2018 if Mr. Solomon elected to be included under such coverage. In addition, the Company acknowledged that the 20,000,000 stock options previously granted to Mr. Solomon have vested effective as of September 1, 2017. The parties also provided mutual releases from all claims, demands, actions, causes of action or liabilities. As further consideration for entering into the Settlement Agreement, Mr. Solomon and the Company entered into an Agency Agreement dated September 13, 2017 pursuant to which Mr. Solomon agreed to be engaged as a non-exclusive sales agent for the Company’s products on an as needed basis for a term of three years in consideration of sales commissions including a monthly non-refundable minimum commission to be paid for 24 months. During the year ended December 31, 2019 and December 31, 2018, the Company paid Mr. Solomon approximately $0 and $160,000 under the terms of such agreement. Additionally, in 2018, Mr. Solomon earned approximately $90,000 in sales commissions.

In August 2018, Mr. Stern and Mr. Selzer, directors of the Company, purchased an additional 6,666,667 and 666,667 shares of common stock, respectively of the common stock offering.

In June 2019, Mr. Beck & Mr. Selzer two of the Company’s Directors and Mr. Stoller, CFO, purchased 1,562,500 shares of common stock of the 2019 of the common stock offering.

In December 2019 Mr. Beck Chairman and then CEO of the Company purchased $25,000 of 8% Notes.

In February 2020, Mr. Beck, Mr. Selzer and Mr. Stern purchased $50,000, $100,000 and $50,000 respectively of 2020 Notes. In addition, Mr. Stern is a trustee of the Stern Trust whose Stern Note was amended and restated as part of the 2020 Notes Offering. A comprehensive disclosure of the 2020 Notes can be found in Note 7 to the Condensed Consolidated Financial Statements for the Three & Six Months Ended June 30, 2020.

On June 30, 2020, Company entered into and consummated a private transaction pursuant to which a portion of the Company’s warrants exercisable at per share price of $0.10 (the “$0.10 Warrants”) were exercised for cash at an exercise price of $0.07 per share. In addition, the holders that exercised the $0.10 Warrants received a warrant exercisable for two years to acquire one share of common stock at an exercise price of $0.15 per share (the $0.15 Warrants”) for every four $0.10 Warrants exercised. Mr. Stern, participated in the private transaction resulting in the issuance of 1,000,000 shares of common stock and 250,000 $0.15 Warrants in consideration of $70,000; and Varana Capital Focused, LP (“VCFLP”), participated in the private transaction resulting in the issuance of 3,716,667 shares of common stock and 929,167 $0.15 Warrants, in consideration of $260,167. Mr. Philip Broenniman, a director, the President and COO of the Company is the investment manager of VCFLP.

On June 30, 2020, Company entered into and consummated a private transaction pursuant to which a portion of the Company’s warrants exercisable at per share price of $0.06 (the “$0.06 Warrants”) were exercised. In addition, the holders that exercised the $0.06 Warrants also received a $0.15 Warrant for every two $0.06 Warrants exercised. Vista Associates, L.P., (“Vista”) of which Mr. Selzer is the General Partner, participated in the private transaction resulting in the issuance of 880,000 shares of common stock and 440,000 $0.15 Warrants, in consideration of $52,800.

On June 30, 2020, the Company also entered into a Subscription Agreement with VCFLP pursuant to which VCFLP purchased 714,285 shares of common stock in consideration of $50,000.

PRINCIPAL STOCKHOLDERS

The following table sets forth the number of shares known to be beneficially owned by all persons who own at least 5% of Ipsidy’s outstanding common stock, the Company’s directors, the Company’s executive officers, and the directors and executive officers as a group as of September 15, 2020, unless otherwise noted. Unless otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the shares indicated.

Name	Position	Number of Shares of Common Stock		Percentage of Common Stock (1)
Officers & Directors
Philip Beck	Chairman of the Board	49,864,271	(2)	8.6%
Theodore Stern	Director	34,404,058	(3)	6.1%
Thomas Szoke	Director & Chief Solutions Architect	32,083,317	(4)	5.7%
Philip Broenniman	Director, President & Chief Operating Officer	19,211,381	(5)	3.3%
Stuart Stoller	Chief Financial Officer	10,312,500	(6)	1.9%
Herbert Selzer	Director	9,659,367	(7)	1.8%
Phillip Kumnick	Deputy Chairman & Chief Executive Officer	8,166,667	(8)	1.3%
Christopher White	Chief Technology Officer	791,667	(9)	*

	Total owned by executive officers and directors	164,493,228		28.8%
* Less than 1%

>5% Shareholders

Andras Vago	Shareholder	47,368,260	(10)	8.6%
Stephen Garchik	Shareholder	40,209,980	(11)	7.3%
Douglas Solomon	Shareholder	35,940,111	(12)	6.3%
Eric Rand	Shareholder	34,494,191	(13)	6.2%

(1)	Applicable percentage ownership is based on 547,986,424 shares of common stock outstanding as of September 15, 2020. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of are deemed to be beneficially owned by the person holding such securities for computing the percentage of ownership of such person, but are not treated as outstanding for computing the percentage ownership of any other person.

(2)	Includes (i) 2,125,000 shares of common stock, (ii) a stock option to acquire 15,000,000 shares of common stock at $0.10 per share (iii) a stock option to acquire 17,000,000 shares of common stock at $0.05 per share held by Parity Labs LLC, a private consulting firm which is principally owned by Mr. Beck, (iv) 15,000,000 shares of restricted common stock that vest upon meeting performance criteria. The performance criteria have not been met as of September 15, 2020, and (v) 335,833 shares of common stock arising on conversion of 8% Notes including accrued interest at $0.08 and 403,438 shares of common stock arising on conversion of 2020 Notes at $0.20.

(3)	Includes (i) 5,885,445 shares of common stock, (ii) 8,166,667 shares of common stock held by Theodore Stern Revocable Trust, (iii) 19,698,508 shares of common stock that may be issued upon the conversion of principal and accrued interest at $0.20 under the Stern Note, which is held by the Theodore Stern Revocable Trust, (iv) 403,438 shares of common stock arising on conversion of 2020 Notes including accrued interest at $0.20 and (v) a common stock purchase warrant to acquire 250,000 shares of common stock at an exercise price of $0.15 per share.

(4)	Includes (i) 19,083,317 shares of common stock, (ii) 3,000,000 shares held by Mr. Szoke’s wife, and (iii) a stock option to acquire 10,000,000 shares of common stock at an exercise price of $0.45 per share.

(5)	Includes (i) 3,682,412 shares of common stock, (ii) 1,500,000 shares of restricted common stock that vest upon meeting performance criteria. The performance criteria have not been met as of September 15, 2020, (iii) a stock option to acquire 16,666,666 shares of common stock at $0.07 per share, of which 3,333,333 are vested and the remainder vest upon meeting performance criteria. The performance criteria have not been met as of September 15, 2020, (iv) common stock purchase warrants to acquire 350,000 shares of common stock at $0.165 per share and 262,500 shares of common stock at $0.088 per share, (v) 9,153,969 shares of common stock held by Varana Capital Focused L.P. (“VCFLP”) and a common stock purchase warrant to acquire 929,167 shares of common stock at $0.15 per share held by VCFLP. Mr. Broenniman is the Managing Partner of Varana Capital, LLC, which, in turn, is the investment manager of and has dispositive control over the shares held by VCFLP. By virtue of these relationships, in addition to the shares he holds personally, Mr. Broenniman may be deemed to beneficially own the shares held by VCFLP.

(6)	Includes (i) 312,500 shares of common stock, (ii) stock option to acquire 5,000,000 shares of common stock at $0.10 per share and (iii) 5,000,000 shares of restricted common stock that vest upon meeting performance criteria. The performance criteria have not been met as of September 15, 2020.

(7)	Includes (i) 5,594,714 shares of common stock, (ii) stock options to acquire 400,000 shares of common stock at an exercise price of $0.10 per share, (iii) 806,875 shares of common stock arising on conversion of 2020 Notes including accrued interest at $0.20, and (iv) 2,417,778 shares of common stock held by Vista PBG Associates, LLC (“Vista”), a company of which Mr. Selzer is the manager and a common stock purchase warrant to acquire 440,000 shares of common stock at an exercise price of $0.15 per share held by Vista. Mr. Selzer may be deemed to beneficially own the shares held by Vista.

(8)	Includes (i) 1,500,000 shares of restricted common stock that vest upon meeting performance criteria. The performance criteria have not been met as of September 15, 2020, (ii) a stock option to acquire 3,000,000 shares of common stock at $0.055 per share vesting over a three year period, none of which have vested as of September 15, 2020 and (iii) a stock option to acquire 33,333,334 shares of common stock at $0.07 per share, of which 6,666,667 are vested and the remainder vest upon meeting performance criteria. The performance criteria have not been met as of September 15, 2020.

(9)	Includes (i) 500,000 shares of common stock, (ii) 250,000 shares of restricted common stock which vest June 3, 2021 and (iii) stock options to acquire 250,000 shares of common stock which vest as follows: (a) 125,000 upon achievement of agreed performance goals and (b) 125,000 as to one-third on each of February 18, 2020, 2021 and 2022.

(10)	Includes 3,200,000 shares held by Multipolaris Corporation, 24,968,260 shares held by Interpolaris Pte. Ltd. and 19,200,000 held by MP Informatikai Kft. Mr. Vago is an officer and principal of each of these entities, and he may be deemed the beneficial owner or the shares held by such entities.

(11)	Includes (i) 35,825,605 shares of common stock, (ii) 4,034,375 shares of common stock arising on conversion of 2020 Notes including accrued interest at $0.20 of which 2,017,188 are held by the Stephen J. Garchik Insurance Trust, and (iii) Garchik Universal Limited Partnership, which Mr. Garchik jointly controls with his sister, holds 350,000 shares of common stock.

(12)	Includes (i) 14,793,444 shares of common stock, (ii) a stock option to acquire 20,000,000 shares of common stock at an exercise price of $0.45 per share, and (iii) a common stock purchase warrant to acquire 1,146,667 shares of common stock at an exercise price of $0.10 per share.

(13)	Includes (i) 24,124,857 shares of common stock, (ii) a common stock purchase warrant to acquire 10,000,000 shares of common stock at $0.10 per share and (iv) a common stock purchase warrant to acquire 369,334 shares of common stock at $0.15 per share.

DESCRIPTION OF CAPITAL STOCK

General

The following descriptions of our capital stock and certain provisions of our certificate of incorporation and bylaws are summaries and are qualified by reference to the fourth amended and restated certificate of incorporation and amended and restated bylaws that will be in effect upon completion of this offering. Copies of these documents will be filed with the Securities and Exchange Commission as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will occur upon the completion of this offering and Delaware law.

Upon the completion of this offering, and after giving effect to the reverse stock split, our fourth amended and restated certificate of incorporation will provide for a single class of common stock. In addition, our fourth amended and restated certificate of incorporation will authorize shares of undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our board of directors.

Our authorized capital stock will consist of 1,020,000,000 shares, all with a par value of $0.0001 per share, of which 1,000,000,000 shares will be designated as common stock and 20,000,000 shares will be designated as preferred stock.

As of September 15, 2020, we had outstanding 547,986,424 shares of common stock and no shares of preferred stock.

Common Stock

Dividend Rights

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. See “Dividend Policy.”

Voting Rights

Except as required by law or matters relating solely to the terms of preferred stock, each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of our common stock shall have no cumulative voting rights. Except in respect of matters relating to the election and removal of directors on our board of directors and as otherwise provided in our fourth amended and restated certificate of incorporation or required by law, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of election of directors, all matters to be voted on by our stockholders must be approved by a majority of the voting power of the shares present in person or by proxy at the meeting and entitled to vote thereon.

Liquidation

In the event of the liquidation, dissolution or winding up of our company, holders of our common stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Preferred Stock

No shares of our preferred stock will be outstanding. Pursuant to the certificate of incorporation, we are authorized to issue up to 20,000,000 shares of preferred stock. Our certificate of incorporation authorizes our board, without any further stockholder action or approval, to issue these shares in one or more classes or series, to establish from time to time the number of shares to be included in each class or series and to fix the rights, preferences and privileges of the shares of each wholly unissued class or series and any of its qualifications, limitations or restrictions. Our board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Additionally, the issuance of preferred stock may decrease the market price of our common stock. We currently have no plans to issue any shares of preferred stock.

Options

As of June 30, 2020, we had options to purchase 159,744,061 shares of our common stock outstanding pursuant to the 2014 Plan and 2017 Plan with exercise prices ranging from $0.0001 to $0.45 per share, with an approximate weighted average exercise price of $0.19 per share.

Warrants

As of June 30, 2020, we had outstanding warrants to purchase 29,130,069 shares of common stock with exercise prices ranging from $0.05 to $0.58 per share, with an approximate weighted average exercise price of $0.12 per share.

Indebtedness

On January 31, 2017, the Company entered and closed a Securities Purchase Agreement with the Stern Trust pursuant to which the Stern Trust invested an aggregate of $3,000,000 into the Company in consideration of the Stern Note and 4,500,000 shares of common stock. The Stern Note bears interest of 10% per annum, which compounds annually.  The Company and the Stern Trust agreed to extend the due date of the Stern Note until April 30, 2020 for an extension fee of 1,500,000 shares of Common Stock at a fair market value of $420,000. On August 9, 2018, the Company prepaid $1,000,000 of principal of the Stern Note plus the related accrued interest of approximately $158,000. On February 14, 2020 the Company and the Stern Trust entered an Amended and Restated Promissory Note (the “Restated Stern Note”) providing that the $2,000,000 principal of the Stern Note will be due and payable on the same terms (bearing interest at 15% per annum) and on the same maturity date as the 2020 Notes and that the interest due under the Stern Note as of January 31, 2020 in the amount of $662,000 will remain due and payable on the same terms as exist in the Stern Note prior to modification provided that the maturity of such interest shall be extended to the same maturity date as the 2020 Notes.

On December 13, 2019, the Company, entered into Securities Purchase Agreements with several accredited investors (the “8% Note Investors”) providing for the sale by the Company to the Investors of 8% Convertible Notes in the aggregate amount of $428,000 (the “8% Notes”). The 8% Notes mature on November 30, 2021 and pursuant to the amendment in February 2020 referenced below, are a secured obligation of the Company. The Company can prepay all or a portion of the 8% Notes at any time. The Company shall pay interest on the 8% Notes at the rate of 8.0% per annum payable at the earlier of the maturity date or conversion date, in cash or, at the holder’s option, shares of common stock of the Company. At the option of the 8% Note Investors, all or a portion of the 8% Notes may be converted into shares of common stock of the Company at $0.08 per share. If the holders of the 8% Notes owning outstanding 8% Notes representing in excess of half of the aggregate outstanding principal amount of all 8% Notes provide notice to the Company of their intent to convert their 8% Notes, then all 8% Notes plus unpaid interest and other amounts owing to each of the holders shall be automatically converted. On February 14, 2020 the Company and the 8% Note Investors entered into an amendment agreement pursuant to which that the principal and interest due under the 8% Notes will remain due and payable on the same terms as exist in the 8% Notes prior to modification, save that the maturity shall be extended to the same maturity date as the 2020 Notes.

On February 14, 2020, the Company entered into Securities Purchase Agreements with the 2020 Note Investors providing for the sale by the Company to the 2020 Note Investors of 15% Senior Secured Convertible Notes in the aggregate amount of $1,510,000 which mature in February 2022. The Company and FIN Holdings, Inc. and ID Solutions, Inc., two of the Company’s subsidiaries, entered into a Security Agreement with the 2020 Note Investors, the 8% Note Investors the Stern Trust. The Security Agreement provides that until the principal and accrued but unpaid interest under the 2020 Notes, 8% Notes and Stern Note is paid in full or converted pursuant to their terms, the Company’s obligations under the 2020 Notes, 8% Notes and Stern Note will be secured by a lien on all assets of the Company. The security interest granted to the holders of the 2020 Notes, 8% Notes and Stern Note ranks pari passu. The Security Agreement permits sales of assets up to a value of $1,000,000 which proceeds may be used for working capital purposes and the secured parties will take such steps as may be reasonably necessary to release its security interest and enable such sales in such circumstances. Each of the secured parties appointed Mr. Stern and a third-party investor as joint collateral agents. Mr. Stern, a director of the Company, is the trustee of the Stern Trust. A comprehensive disclosure of the 2020 Notes can be found in Note 7 to the Condensed Consolidated Financial Statements for the Three and Six Months Ended June 30, 2020.

In May 2020, the Company received a loan of approximately $485,000 under the Paycheck Protection Program of the U.S. Small Business Association related to its U.S. operations. The Company anticipates subject to approval by the Small Business Administration, if certain requirements are met the loan proceeds may be forgiven. Any amounts not forgiven will be required to be repaid.

Authorized but Unissued Capital Stock

We have authorized but unissued shares of preferred stock and common stock, and our board of directors may authorize the issuance of one or more series of preferred stock without stockholder approval. These shares could be used by our board of directors to make it more difficult or to discourage an attempt to obtain control of us through a merger, tender offer, proxy contest or otherwise.

Limitation on Liability and Indemnification Matters

Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

●	any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our bylaws also will provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Transfer Agent and Registrar

The stock transfer agent for our securities is Computershare N.A. 150 Royall Street, Canton, MA 02021, and its telephone number is 877-373-6374.

PLAN OF DISTRIBUTION

We are selling up to 100,000,000 shares of our common stock in the offering directly to investors at a price of $0.15 per share. The offering price will remain fixed for the duration of the offering. There is no minimum amount required for this offering to close. The minimum investment amount for a single investor is $10,000. Subscriptions for less than the minimum investment will be rejected. The shares are being offered only to investors in those states and territories where we have registered this offering or an exemption from securities registration is available.

The offering is not being made through an underwriter or placement agent. Therefore, the Company will receive all proceeds from this offering. We will enter into a subscription agreement directly with investors in connection with the offering. We have made no arrangement to address the possible effect of the offering on the market price of our common stock.

Our officers and directors will attempt to sell the shares directly to investors. Our officers and directors will not receive commissions or any other remuneration from any such sales, other than their normal compensation, but they will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with any solicitation. Other employees of the Company may assist in the offering in ministerial capacities, providing clerical work in effecting a subscription or answering questions of a ministerial nature. Our other employees have been instructed not to solicit subscriptions for the purpose of purchasing shares of our common stock in the offering. We will rely on Rule 3a4-1 under the Exchange Act, and the solicitation of sales in the offering will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of our shares of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common shares.

The Company will pay all expenses incidental to the registration of the shares (including registration pursuant to the securities laws of certain states and territories).

To properly subscribe for shares in the offering, the appropriate sections of a subscription agreement must be completed. The form of subscription agreement is included as an exhibit to the registration statement of which this prospectus forms a part. Subscriptions will be accepted, in the discretion of our board of directors, only if accompanied by a completed subscription agreement and payment of the subscription price for the shares to be purchased. Subscriptions will not be deemed accepted by us until the subscription agreement has been executed on behalf of the Company.

Subscribers may not revoke subscription agreements at any time except with our consent. We reserve the right to cancel accepted subscriptions or to terminate the offering at any time and for any reasons, and to reject, in whole or in part and in our sole discretion, any subscription. Shares also will not be issued to any person who, in our opinion, would be required to obtain prior clearance or approval from any state or federal regulatory authority to own or control such securities, unless such person has obtained such approval.

If we do not accept a subscription, we will return subscription funds without deduction and without interest thereon, as soon as practicable thereafter.

Our officers and directors who will offer and sell the shares offered hereby are aware that they are required to comply with the provisions of Regulation M under the Exchange Act. With certain exceptions, Regulation M precludes the officers and directors, or other person who participates in the distribution of shares in this offering from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.

LEGAL MATTERS

The validity of the common stock that is offered hereby will be passed upon by Fleming PLLC, New York, New York.

EXPERTS

The financial statements of Ipsidy Inc. as of December 31, 2019 and 2018 and for each of the years then ended included in this Registration Statement, of which this Prospectus forms a part, have been so included in reliance on the report of Cherry Bekaert LLP, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC under the Securities Act covering the securities offered by this prospectus. This prospectus, which constitutes a part of that registration statement, does not contain all of the information that you can find in that registration statement and its exhibits. Certain items are omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information about us and the common stock offered by this prospectus, reference is made to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed as part of the registration statement.

In addition, we file annual, quarterly and other reports, proxy statements and other information with the SEC. Our current SEC filings and the registration statement and accompanying exhibits may be inspected without charge at the public reference facilities of the SEC located at 100 F Street, N. E., Washington, D.C. 20549. You may obtain copies of this information at prescribed rates. The SEC also maintains a website that contains reports, proxy statements, registration statements and other information, including our filings with the SEC. The SEC website address is www.sec.gov. You may call the SEC at 1-800-SEC-0330 to obtain further information on the operations of the public reference room.

We make available free of charge through our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statement on Schedule 14A and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Information about us can be found on the internet at the Company’s website at www.ipsidy.com. Please note that our website address is provided as an inactive textual reference only. Information contained on or accessible through our website is not part of this prospectus and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this prospectus.

Ipsidy Inc.

IPSIDY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2020	2019
	(unaudited)
ASSETS
Current Assets:
Cash	$814,950	$567,081
Accounts receivable, net	158,635	125,859
Stock subscription receivable	965,033	-
Current portion of net investment in direct financing lease	68,909	65,333
Inventory, net	162,435	173,575
Other current assets	379,139	753,505
Total current assets	2,549,101	1,685,353

Property and equipment, net	113,815	161,820
Other assets	241,600	383,066
Intangible assets, net	5,272,041	5,593,612
Goodwill	4,183,232	5,218,861
Net investment in direct financing lease, net of current portion	459,331	494,703
Total assets	$12,819,120	$13,537,415

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$2,655,107	$2,215,912
Notes payable, current portion	5,635	5,341
Capital lease obligation, current portion	36,958	34,816
Deferred revenue	454,086	425,276
Total current liabilities	3,151,786	2,681,345

Long-term liabilities:
Notes payable, net of discounts and current portion	490,392	1,970,937
Convertible debt, net of discounts	5,563,538	428,000
Capital lease obligation, net of current portion	30,764	49,794
Operating lease liabilities	92,503	131,568
Total liabilities	9,328,983	5,261,644

Commitments and Contingencies (Note 12)

Stockholders’ Equity:
Common stock, $0.0001 par value, 1,000,000,000 shares authorized; 546,654,196 and 518,125,454 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	54,665	51,812
Additional paid in capital	97,528,578	94,982,167
Accumulated deficit	(94,234,462)	(86,935,593)
Accumulated comprehensive income	141,356	177,385
Total stockholders’ equity	3,490,137	8,275,771
Total liabilities and stockholders’ equity	$12,819,120	$13,537,415

See notes to condensed consolidated financial statements.

IPSIDY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Revenues:
Products and services	$306,692	$628,905	$1,085,630	$1,352,846
Lease income	14,427	16,056	29,278	32,493
Total revenues, net	321,119	644,961	1,114,908	1,385,339

Operating Expenses:
Cost of sales	61,798	189,261	417,521	365,724
General and administrative	2,389,794	2,007,038	3,872,916	4,147,869
Research and development	190,339	366,292	620,740	796,962
Impairment loss	163,822	-	1,035,629	-
Depreciation and amortization	321,987	166,908	647,331	327,696
Total operating expenses	3,127,740	2,729,499	6,594,137	5,638,251

Loss from operations	(2,806,621)	(2,084,538)	(5,479,229)	(4,252,912)

Other Income (Expense):
Interest expense	(310,153)	(93,260)	(489,203)	(180,150)
Other (expense) income, net	(342,082)	6,271	(1,317,971)	12,497
Other expense, net	(652,235)	(86,989)	(1,807,174)	(167,653)

Loss before income taxes	(3,458,856)	(2,171,527)	(7,286,403)	(4,420,565)

Income tax expense	(3,592)	(4,264)	(12,466)	(17,965)

Net loss	$(3,462,448)	$(2,175,791)	$(7,298,869)	$(4,438,530)

Net loss per share - Basic and Diluted	$(0.01)	$(0.00)	$(0.01)	$(0.01)

Weighted Average Shares Outstanding - Basic and Diluted	523,234,921	479,787,679	524,207,499	476,369,338

See notes to condensed consolidated financial statements.

IPSIDY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net Loss	$(3,462,448)	$(2,175,791)	$(7,298,869)	$(4,438,530)
Foreign currency translation gain (loss)	80,235	(10,526)	(36,029)	13,702
Comprehensive loss	$(3,382,213)	$(2,186,317)	$(7,334,898)	$(4,424,828)

See notes to condensed consolidated financial statements.

IPSIDY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited)

					Accumulated
			Additional		Other
	Common Stock		Paid-in	Accumulated	Comprehensive
	Shares	Amount	Capital	Deficit	Income	Total
Six Months Ended June 30, 2020
Balances, December 31, 2019	518,125,454	$51,812	$94,982,167	$(86,935,593)	$177,385	$8,275,771
Sale of common stock for cash	3,441,558	344	199,656	-		200,000
Warrant exercise	20,480,992	2,048	1,246,935	-	-	1,248,983
Modification of warrants issued with debt	-	-	95,223	-	-	95,223
Warrant exercise inducement	-	-	366,795	-	-	366,795
Stock-based compensation	4,500,000	450	629,543	-	-	629,993
Common stock issued for services	106,192	11	8,259	-	-	8,270
Net loss	-	-	-	(7,298,869)	-	(7,298,869)
Foreign currency translation	-	-	-	-	(36,029)	(36,029)
Balances, June 30, 2020	546,654,196	$54,665	$97,528,578	$(94,234,462)	$141,356	$3,490,137

Three Months Ended June 30, 2020
Balances, March 31, 2020	522,731,646	$52,273	$95,254,309	$(90,772,014)	$61,121	$4,595,689
Sale of common stock for cash	3,441,558	344	199,656	-	-	200,000
Warrant exercise	20,480,992	2,048	1,246,935	-	-	1,248,983
Warrant exercise inducement	-	-	366,795	-	-	366,795
Stock-based compensation	-	-	460,883	-	-	460,883
Net loss	-	-	-	(3,462,448)	-	(3,462,448)
Foreign currency translation	-	-	-	-	80,235	80,235
Balances, June 30, 2020	546,654,196	$54,665	$97,528,578	$(94,234,462)	$141,356	$3,490,137

Six Months Ended June 30, 2019
Balances, December 31, 2018	478,950,996	$47,895	$90,770,682	$(76,435,235)	$207,754	$14,591,096
Sale of common stock for cash	38,763,750	3,876	2,828,276	-	-	2,832,152
Common stocck issued for services	410,708	41	41,071	-	-	41,112
Stock-based compensation	-	-	787,720	-	-	787,720
Net loss	-	-	-	(4,438,530)	-	(4,438,530)
Foreign currency translation	-	-	-	-	13,702	13,702
Balances, June 30, 2019	518,125,454	$51,812	$94,427,749	$(80,873,765)	$221,456	$13,827,252

Three Months Ended June 30, 2019
Balances, March 31, 2019	478,950,996	$47,895	$91,186,061	$(78,697,974)	$231,982	$12,767,964
Sale of common stock for cash	38,763,750	3,876	2,828,276	-	-	2,832,152
Common stock issued for services	410,708	41	41,071	-	-	41,112
Stock-based compensation	-	-	372,341	-	-	372,341
Net loss	-	-	-	(2,175,791)	-	(2,175,791)
Foreign currency translation	-	-	-	-	(10,526)	(10,526)
Balances, June 30, 2019	518,125,454	$51,812	$94,427,749	$(80,873,765)	$221,456	$13,827,252

See notes to condensed consolidated financial statements.

IPSIDY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended
	June 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,298,869)	$(4,438,530)
Adjustments to reconcile net loss with cash used in operations:
Depreciation and amortization expense	600,978	327,696
Stock-based compensation	629,993	787,720
Extinguishment of note payable	985,481
Amortization of debt discount and debt issuance costs, net	214,668	54,882
Common stock issued for services	-	41,112
Warrant exercise inducement expense	366,795	-
Impairment loss/write-off of assets	1,059,495	-
Changes in operating assets and liabilities:
Accounts receivable	(23,217)	(63,869)
Net investment in direct financing lease	31,796	28,581
Inventory	21,984	(60,818)
Other current assets	374,366	155,035
Accounts payable and accrued expenses	1,056,433	324,076
Deferred revenue	28,810	173,518
Net cash flows from operating activities	(1,951,287)	(2,670,597)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(2,394)	(14,902)
Decrease in other assets	13,462	-
Investment in other assets including work in process	(124,870)	(940,068)
Net cash flows from investing activities	(113,802)	(954,970)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of convertible note payable	1,510,000	-
Payment of debt issuance costs	(104,800)	-
Proceeds from sale of common stock offering, net of offering costs	200,000	2,832,152
Proceeds from the exercise of warrants	283,950	-
Proceeds from the payroll protection loan	485,760	-
Principal payments on capital lease obligations and notes payable	(19,487)	(14,987)
Net cash flows from financing activities	2,355,423	2,817,165

Effect of foreign currencies exchange on cash	(42,465)	20,291

Net change in Cash	247,869	(788,111)
Cash, Beginning of Period	567,081	4,972,331
Cash, End of Period	$814,950	$4,184,220

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$5,296	$4,223
Cash paid for income taxes	$12,466	$13,701

Non-cash Investing and Financing Activities:
Modification of warrants issued with convertible debt	$95,223	$-
Exchange of notes payable and accrued interest for convertible notes payable	$2,662,000	$-
Warrant exercise with a subscription receivable	$965,033	$-
Settlement of accounts payable with common stock	$8,270	$-
Purchase of vehicle with note payable	$-	$16,510
Recognition of lease right to use assets and labilities	$-	$514,473
Reclassification of software development to intangible costs	$252,875	$-

See notes to condensed consolidated financial statements.

IPSIDY INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – BASIS OF PRESENTATION

In the opinion of Management, the accompanying unaudited condensed consolidated financial statements are prepared in accordance with instructions for Form 10-Q, include all adjustments (consisting only of normal recurring accruals) which we considered as necessary for a fair presentation of the results for the periods presented. Certain information and footnote disclosures normally included in the consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these condensed consolidated financial statements be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The results of operations for the three and six months ended June 30, 2020 are not necessarily indicative of the results to be expected for future periods or the full year.

The condensed consolidated financial statements include the accounts of Ipsidy Inc. and its wholly-owned subsidiaries MultiPay S.A.S., ID Global LATAM, IDGS S.A.S., ID Solutions, Inc., FIN Holdings Inc., Ipsidy Enterprises Limited, Cards Plus Pty Ltd. and Ipsidy Peru S.A.C. (collectively the “Company”). All significant intercompany balances and transactions have been eliminated in consolidation.

Going Concern

As of June 30, 2020, the Company had an accumulated deficit of approximately $94.2 million. For the six months ended June 30, 2020 the Company earned revenue of approximately $1.1 million and incurred a loss from operations of approximately $5.5 million.

The reports of our independent registered public accounting firm on our consolidated financial statements for the years ended December 31, 2019 and 2018 contained an explanatory paragraph regarding our ability to continue as a going concern based upon our net losses.

These unaudited condensed consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to meet its obligations and continue its operations for the next fiscal year. The continuation of the Company as a going concern is dependent upon financial support from the Company’s current shareholders, the ability of the Company to obtain additional financing to continue operations, the Company’s ability to generate sufficient cash flows from operations, successfully locating and negotiating with other business entities for potential acquisition and /or acquiring new clients to generate revenues and cash flows.

On February 14, 2020, the Company entered into Securities Purchase Agreements with several accredited investors (the “2020 Note Investors”) providing for the sale by the Company to the 2020 Note Investors of 15% Senior Secured Convertible Notes in the aggregate amount of $1,510,000 (the “2020 Notes”). In connection with this private offering, the Company paid Network 1 Financial Securities, Inc., a registered broker-dealer, a cash fee of approximately $104,800.

In May 2020, the Company received a loan of approximately $485,000 under the Paycheck Protection Program of the U.S. Small Business Association related to its U.S. operations. The Company anticipates subject to approval by the Small Business Administration, if certain requirements are met the loan proceeds may be forgiven. Any amounts not forgiven will be required to be repaid.

In June 2020, the Company entered into Subscription Agreements with two accredited investors (the “June 2020 Accredited Investors”) pursuant to which the June 2020 Accredited Investors purchased 3,441,558 shares of common stock at an average price of $0.06 cents per share for $200,000.

Additionally, on June 30, 2020, the Company entered into and consummated private transactions pursuant to which a portion of the Company’s warrants exercisable at various prices were exercised at an average exercise price of $0.06 per share for approximately $1,249,000. The Company received cash proceeds of $283,950 and a stock subscription receivable for $965,033 which was received in full subsequent to June 30, 2020.

There is no assurance that the Company will ever be profitable or be able to secure funding or generate sufficient revenues to sustain operations. As such, there is substantial doubt about the Company’s ability to continue as a going concern. These unaudited condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Covid-19

A novel strain of coronavirus (“Covid-19”) emerged globally in December 2019 and has been declared a pandemic. The extent to which Covid-19 will impact our customers, business, results and financial condition will depend on current and future developments, which are highly uncertain and cannot be predicted at this time. The Company’s day-to-day operations beginning March 2020 have been impacted differently depending on geographic location and services that are being performed. The Cards Plus business located in South Africa did not have any operations in April 2020 and has had limitations on its operations starting in May 2020, as the Company is following the guidance and requirements of the South African government. Our operations in the United States and Colombia have suffered less immediate impact as most staff can work remotely and can continue to develop our product offerings.

That said we have seen our business opportunities develop more slowly as business partners and potential customers are dealing with Covid-19 issues, working remotely and these issues are causing delays in decision making and finalization of negotiations and agreements. However, the level of inquiries about our services has increased during the last three months, as our products are designed to serve an increasingly mobile economy and workforce.

Net Loss per Common Share

The Company computes net loss per share in accordance with FASB ASC 260, “Earnings per Share”. ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the statement of operations. Basic EPS is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible notes and stock warrants, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options, warrants and conversion of convertible notes. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive. The following potentially dilutive securities were excluded from the calculation of diluted loss per share for the six months ended June 30, 2020 and 2019 because their effect was antidilutive:

Security	2020	2019
Stock Options	159,744,061	106,600,006
Warrants	29,130,069	47,453,227
Total	188,874,130	154,053,233

Inventories

Inventories of kiosks held by IDGS S.A.S are stated at the lower of cost (using the first-in, first-out method) or net realizable value. The kiosks provide electronic ticketing for transit systems. Inventory of plastic/ID cards, digital printing material, which are held by Cards Plus Pty Ltd., are at the lower of cost (using the average method) or market. The Plastic/ID cards and digital printing material are used to provide plastic loyal ID and other types of cards. Inventories at June 30, 2020 consist solely of the cards inventory. As of December 31, 2019, inventory consisted of kiosks that were not placed into service and were held for sale and cards inventory. Any adjustments to reduce the cost of inventories to their net realizable value are recognized in earnings in the current period. As of December 31, 2019, the Company had an inventory valuation allowance of approximately $236,000 to reflect net realizable value of the kiosks that are being held for sale and the Company believed no valuation allowance was necessary regarding the cards inventory. As of June 30, 2020, the Company did not believe a valuation allowance was necessary for the cards inventory.

Revenue Recognition

Below is the Company’s revenue recognition policy determined by revenue stream for its significant revenue generating activities during the period ended June 30, 2020.

Cards Plus - The Company recognizes revenue for the design and production of cards when products are shipped, or services have been performed due to the short-term nature of the contracts.

Payment Processing – The Company recognizes revenue for variable fees generated for payment processing solutions that are earned on a usage fee over time based on monthly transaction volumes or on a monthly flat fee rate. Additionally, the Company also sells certain equipment from time to time for which revenue is recognized upon delivery to the customer.

Identity Solutions Software – The Company recognizes revenue based on the identified performance obligations over the performance period for fixed consideration and for variable fees generated that are earned on a usage fee based over time based on monthly transaction volumes or on a monthly flat fee rate. The Company had a deferred revenue contract liability of approximately $454,000 and $425,000 as of June 30, 2020 and December 31, 2019 for certain revenue that will be earned in future periods. The majority of the $425,000 of deferred revenue contract liability as of December 31, 2019 was earned in the first three months of 2020. The $454,000 of deferred revenue contract liability as of June 30, 2020 will be earned over the ensuing four quarters. We have allocated the selling price in the contract to one customer which has multiple performance obligations based on the contract selling price that we believe represents a fair market price for the service rendered.

All contracts are reviewed for their respective performance obligations and related revenue and expense recognition implications. Certain of the revenues are derived from the identity services could include multiple performance obligations. A performance obligation under the revenue standard is defined as a promise to provide a “distinct” good or service to a customer. The Company has determined that one possible treatment under the standard is that these services will represent a stand-ready series of distinct daily services that are substantially the same, with the same pattern of transfer to the customer. Further, the Company has determined that the performance obligation to provide account access and facilitate transactions may meet the criteria for the “as invoiced” practical expedient, in that the Company has a right to consideration from a customer in an amount that corresponds directly with the value to the customer of the Company’s performance completed to date. As a result, the Company anticipates it may recognize revenue in the amount to which the Company has a right to invoice, based on completed performance at the relevant date. Additionally, the contracts could include implementation services, or support on an “as needed” basis and we will review each contract and determine whether such performance obligations are separate and distinct and apply the standard accordingly to the revenue and expense derived from or related to each such service.

Additionally, the Company capitalizes the incremental costs of acquiring and fulfilling a contract with a customer if the Company expects to recover those costs. The incremental costs of acquiring and fulfilling a contract are those that the Company incurs to acquire and fulfill a contract with a customer that it would not have incurred if the contract had not been acquired (for example, a sales commission or specific incremental costs associated with the contract).

The Company capitalizes the costs incurred to acquire and fulfill a contract only if those costs meet all the following criteria:

a.	The costs relate directly to a contract or to an anticipated contract that the Company can specifically identify.

b.	The costs generate or enhance resources of the Company that will be used in satisfying (or in continuing to satisfy) performance obligations in the future.

c.	The costs are expected to be recovered.

The Company will capitalize contract acquisition and fulfillment costs related to signing or renewing contracts that meet the above criteria, which will be classified as contract cost assets in the Company’s Consolidated Balance Sheets.

Contract cost assets will be amortized using the straight-line method over the expected period of benefit beginning at the time revenue begins to be realized. The amortization of contract fulfillment cost assets associated with facilitating transactions will be recorded as cost of sales in the Company’s Consolidated Statements of Operations. The amortization of contract acquisition cost assets associated with sales commissions that qualify for capitalization will be recorded as general and administrative expense in the Company’s Consolidated Statements of Operations.

As of June 30, 2020, the Company had deferred contract costs, represented by contract cost assets of approximately $3,750 which are included in other currents assets for certain costs incurred for the future delivery of election support services. The performance obligation will be met over the next year and the costs will be expensed as the associated revenue is recognized as the Company performances its obligations.

Revenue related to direct financing leases is outside the scope of Topic 606 and is recognized over the term of the lease using the effective interest method.

NOTE 2 – PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following as of June 30, 2020 and December 31, 2019:

	2020	2019
Property and equipment	$284,710	$282,316
Equipment under capital lease (see Note 10)	156,867	156,867
	441,577	439,183
Less: accumulated depreciation	(327,762)	(277,363)
Property and equipment, net	$113,815	$161,820

Depreciation expense totaled $26,533 and $45,203 for the six months ended June 30, 2020 and 2019, respectively.

NOTE 3 – OTHER ASSETS

Other assets consisted of the following at June 30, 2020 and December 31, 2019:

	June 30, 2020	December 31, 2019
Software and development costs	$-	$128,005
Operating lease right of use assets	89,210	171,141
Other	152,390	83,920
	$241,600	$383,066

NOTE 4 – INTANGIBLE ASSETS, NET (OTHER THAN GOODWILL)

The Company’s intangible assets consist of acquired and developed software and intellectual property acquired from MultiPay and FIN and are amortized over their estimated useful lives as indicated below. The following is a summary of activity related to intangible assets for the three months ended June 30, 2020:

		Acquired and
	Customer	Developed	Intellectual	Patents
	Relationships	Software	Property	Pending	Total

Useful Lives	10 Years	5 Years	10 Years	N/A

Carrying Value at December 31, 2019	$970,019	$3,651,924	$862,792	$108,877	$5,593,612
Additions	-	252,875	-	4,925	257,800
Amortization	(79,358)	(425,821)	(74,192)	-	(579,371)
Carrying Value at June 30, 2020	$890,661	$3,478,978	$788,600	$113,802	$5,272,041

The following is a summary of intangible assets as of June 30, 2020:

		Acquired and
	Customer	Developed	Intellectual	Patents
	Relationships	Software	Property	Pending	Total
Cost	$1,587,159	$4,324,425	$1,498,364	$113,802	$7,537,837
Accumulated amortization	(696,498)	(845,446)	(709,764)	-	(2,265,796)
Carrying Value at June 30, 2020	$890,661	$3,478,980	$788,600	$113,802	$5,272,041

Amortization expense totaled $579,371 and $282,493 for the six months ended June 30, 2020 and 2019, respectively.

Future expected amortization of intangible assets is as follows:

Fiscal Year Ending December 31,
Remainder of 2020	$604,658
2021	1,209,317
2022	1,115,983
2023	1,064,994
2024	841,492
Thereafter	435,597
$5,272,041

NOTE 5 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following as of June 30, 2020 and December 31, 2019:

	June 30, 2020	December 31, 2019
Trade payables	$663,254	$621,292
Accrued interest	241,072	641,834
Accrued payroll and related obligations	1,062,246	386,165
Current portion of operating lease liabilities	145,259	242,650
Other	543,276	323,971
Total	$2,655,107	$2,215,912

NOTE 6 – NOTES PAYABLE, NET

The following is a summary of notes payable as of June 30, 2020 and December 31, 2019:

	June 30, 2020	December 31, 2019

Senior Unsecured Note	$-	$2,000,000
Paycheck Protection Program	485,760	-
Installment loan payable related to a vehicle acquisition payable in monthly payments of $539 per month at an interest rate of 10.8% per annum payable for 36 months	10,267	12,866
Total Principal Outstanding	$496,027	$2,012,866
Unamortized Deferred Debt Discount	-	(26,722)
Unamortized Deferred Debt Issuance Costs	-	(9,866)
Notes Payable, Net	$496,027	$1,976,278
Notes Payable, current portion, net of discounts and current portion	$5,635	$5,341
Notes Payable, net of discounts and current portion	490,392	1,970,937
	$496,027	$1,976,278

In January 2017, the Company issued a Senior Unsecured Note (“Note”) a face value of $3,000,000, payable two years from issuance, along with an aggregate of 4,500,000 shares of Common Stock, with a fair value of $1,147,500. The Company allocated the proceeds to the note payable and common stock based on their relative fair value and recorded a discount of $830,018 to be amortized into interest expense over the two-year term of the note. The Company also paid debt issuance costs consisting of a cash fee of $120,000 and 1,020,000 shares of common stock of the Company with a fair value of $306,000. On April 30, 2018, the Company and the Noteholder agreed to extend the due date of the note until April 30, 2020 for an extension fee of 1,500,000 shares of the Common Stock issued to the Noteholder. The April 2018 change in terms of the Note payable has been determined to be a debt extinguishment in accordance with ASC 470. The reported amounts under the debt extinguishment are not significantly different than that of the Company’s reported amounts. The Note was amended on February 14, 2020 to conform to the terms of the 2020 Convertible Notes Payable offering.

The Company and the Theodore Stern Revocable Trust, the (“Stern Trust”) entered an Amended and Restated Promissory Note (the “Restated Stern Note”) providing that the $2,000,000 Note will be due and payable on the same terms (bearing interest at 15% per annum) and on the same maturity date as the 2020 Notes and that the interest due under the Note as of January 31, 2020 in the amount of $662,000 will remain due and payable on the same terms as exist in the Note prior to modification provided that the maturity of such interest shall be extended to the same maturity date as the 2020 Notes detailed in Note 7. The Company accounted for the Restated Stern Note as an extinguishment of the Note and recorded a charge of $985,000 included in Other expenses in accompanying condensed consolidated statements of operations.

Paycheck Protection Program Loan - In May 2020, the Company received a loan of $485,760 under the Paycheck Protection Program of the U.S. Small Business Association related to its U.S. Operations. The Company anticipates subject to approval by the Small Business Administration, if certain requirements are met the loan proceeds may be forgiven. Any amounts not forgiven will be required to be repaid. The loan bears interest at an annual rate 1% per annum and matures on May 5, 2022.

The following is a roll-forward of the Company’s notes payable and related discounts for the six months ended June 30, 2020:

	Principal Balance	Debt Discounts	Debt Issuance Costs	Total
Balance at December 31, 2019	$2,012,866	$(9,866)	$(26,722)	$1,976,278
Proceeds	485,760	--		485,760
Payments	(2,599)	-	-	(2,599)
Conversion of note payable to convertible notes payable	(2,000,000)	-	-	(2,000,000)
Amortization	-	9,866	26,722	36,588
Balance at June 30, 2020	$496,027	$-	$-	$496,027

See Note 7 with the respect to the conversion of the $2,000,000 Senior Unsecured Note.

NOTE 7 – CONVERTIBLE NOTES PAYABLE

On December 13, 2019, the Company entered into Securities Purchase Agreements with several accredited investors (the “8% Note Investors”) providing for the sale by the Company to the Investors of 8% Convertible Notes in the aggregate amount of $428,000 (the “8% Notes”). The 8% Notes were to mature on November 30, 2021 and were a general unsecured obligation of the Company. The Company can prepay all or a portion of the 8% Notes at any time. The Company shall pay any interest on the 8% Notes at the rate of 8.0% per annum payable at the earlier of the maturity date or conversion date, in cash or, at the holder’s option, shares of common stock of the Company. At the option of the 8% Note investors, all or a portion of the 8% Notes may be converted into shares of common stock of the Company at a conversion price of $0.08 per share. If the holders of the 8% Notes owning outstanding 8.0% Notes representing in excess of half of the aggregate outstanding principal amount of all 8% Notes provide notice to the Company of their intent to convert their 8% Notes, then all 8% Notes plus unpaid interest and other amounts owing to each of the holders shall be automatically converted.

In February 2020, the Company and the holders of the 8% Notes entered into an amendment agreement pursuant to which the principal and interest due under the 8% Notes will remain due and payable on the same terms as exist in the 8% Notes prior to modification, that the maturity shall be extended to the same maturity date as the 2020 Notes, namely February 28, 2022 and the 8% Notes became a secured obligation of the Company.

On February 14, 2020 the Company, entered into Securities Purchase Agreements with several accredited investors (the “2020 Note Investors”) providing for the sale by the Company to the 2020 Note Investors of 15% Senior Secured Convertible Notes in the aggregate amount of $1,510,000 (the “2020 Notes”). Philip D. Beck, Chief Executive Officer and Chairman of the Board, invested $50,000 in consideration of a 2020 Note in the principal amount of $50,000 paid by a deduction from his salary. Theodore Stern, a director of the Company, invested $50,000 in consideration of a 2020 Note in the principal amount of $50,000. Herbert Selzer, a director of the Company invested $100,000 in consideration of a 2020 Note in the principal amount of $100,000. Mr. Selzer provided $50,000 on the closing date and provided the balance of the funding in April 2020.

The 2020 Notes mature February 28, 2022 and are a secured obligation of the Company. The Company can prepay all or a portion of the 2020 Notes at any time provided that such amount prepaid shall be equal to 150% of the principal due. The Company shall pay interest on the 2020 Notes at the rate of 15% per annum payable at the earlier of the maturity date or conversion date, in cash or, at the investor’s option, shares of common stock of the Company.

If the Company prepays all or a portion of the 2020 Note prior to the one-year anniversary of the 2020 Note issuance date (the (“2020 Note Anniversary”), then the Company will be required to pay interest on the principal prepaid or paid at maturity through the 2020 Note Anniversary. Further, upon maturity or in the event of default and/or bankruptcy of the 2020 Notes, the Company will be required to pay 150% of the principal due under the 2020 Notes.

At the option of the 2020 Note Investors, they may at any time convert the 2020 Notes. The number of shares delivered shall be equal to 150% of the amount of the principal converted divided by the conversion price of $0.20 per share. Following the 2020 Note Anniversary, the Company may require that the 2020 Note Investors convert all or a portion of the 2020 Notes, if the Company’s volume weighted average price for any preceding 20-day period is equal to or greater than $0.30.

The 2020 Note Investors are entitled to nominate, and the Company will not unreasonably reject the appointment of a new member to the Company’s Board of Directors.

The Company and FIN Holdings, Inc. and ID Solutions, Inc., two of the Company’s subsidiaries, entered into a security agreement with the 2020 Note Investors (“Security Agreement”), the holders of the 8% Notes and the Stern Trust, which is the holder of the Promissory Note in the principal amount of $2,000,000 (the “Stern Note”). The Security Agreement provides that until the principal and accrued but unpaid interest under the 2020 Notes, 8% Notes and Stern Note is paid in full or converted pursuant to their terms, the Company’s obligations under the 2020 Notes, 8% Notes and Stern Note will be secured by a lien on all assets of the Company. The security interest granted to the holders of the 2020 Notes, 8% Notes and Stern Note ranks pari passu. The Security Agreement permits sales of assets up to a value of $1,000,000 which proceeds may be used for working capital purposes and the secured parties will take such steps as may be reasonably necessary to release its security interest and enable such sales in such circumstances. Each of the secured parties appointed Mr. Stern and a third-party investor as joint collateral agents. Mr. Stern, a director of the Company, is the trustee of the Stern Trust.

Further, the Company and the Stern Trust entered an Amended and Restated Promissory Note (the “Restated Stern Note”) providing that the $2,000,000 principal of the Stern Note will be due and payable on the same terms (bearing interest at 15% per annum) and on the same maturity date as the 2020 Notes and that the interest due under the Stern Note as of January 31, 2020 in the amount of $662,000 will remain due and payable on the same terms as exist in the Stern Note prior to modification provided that the maturity of such interest shall be extended to the same maturity date as the 2020 Notes.

In connection with this private offering, the Company paid Network 1 Financial Securities, Inc., a registered broker-dealer, a cash fee of approximately $104,800.

In February 2020, the Company offered all warrant holders holding warrants to purchase shares of Company common stock issued in July 2015 (“2015 Warrants”) the right to extend the term of the 2015 Warrants for a period of two years, subject to an increase in the Exercise Price (as defined therein) to $0.06 per share, providing that such warrant holders invested a minimum $100,000 in the 2020 Note private offering. As a result, a portion of the 2015 Warrant holders participated in the 2020 Note offering and the Company extended the exercise period two years for the 2015 Warrants representing the right to acquire 6,380,000 shares of common stock. The fair market value of the modification of warrants extended was approximately $95,000. Vista Associates, L.P. (“Vista”) of which, Mr. Selzer, a director of the Company is the General Partner, held 2015 Warrants to acquire 880,000 shares of common stock, which were also extended as a result of his investment and in June 2020, Vista exercised its 2015 Warrants and converted into 880,000 shares of common stock.

The following is a summary of the convertible notes payable outstanding at June 30, 2020:

8% convertible notes payable issued December 2019	$428,000
15% convertible notes payable issued February 2020	5,265,000
10% convertible notes payable issued February 2020	662,000
Unamortized discount on convertible notes	(705,911)
Unamortized debt issuance costs	(85,551)
$5,563,538

Future maturities of convertible notes payable are as follows:

2020	$-
2021	-
2022	6,355,000
$6,355,000

NOTE 8 – RELATED PARTY TRANSACTIONS

Appointment of Executive Officers

Mr. Phillip Kumnick and Mr. Philip Broenniman, two of the Company’s Director’s became employed by the Company as Chief Executive Officer and President and Chief Operating Officer effective May 22, 2020.

Mr. Kumnick will earn an initial base salary of $250,000 per annum subject to review after one year. Mr. Kumnick was granted options to acquire 33,333,334 shares of common stock of which 20% vest at grant and the balance vest subject to performance conditions. Mr. Broenniman will earn an initial base salary of $175,000 per annum subject to review after one year. Mr. Broenniman was granted options to acquire 16,666,666 shares of common stock of which 20% vest at grant and the balance vest subject to performance conditions.

Issuance of Common Stock

During the six months ended June 30, 2020, the Company granted 1,500,000 shares of Restricted Common Stock to each of Phillip Kumnick and Philip Broenniman, new members of our Board of Directors, in connection with their compensation for service as Board Members. The restricted stock vests upon the achievement of certain performance criteria. The performance criteria have not been met as of June 30, 2020, but as the Company believes it is probable that these performance obligations will be met, the grant date fair value of the restricted stock will be ratably recognized over the expected service period.

Warrant Exercises

On June 30, 2020, Company entered into and consummated a private transaction pursuant to which a portion of the Company’s warrants exercisable at per share price of $0.10 (the “$0.10 Warrants”) were exercised for cash at an exercise price of $0.07 per share. In addition, the holders that exercised the $0.10 Warrants received a warrant exercisable for two years to acquire one share of common stock at an exercise price of $0.15 per share (the $0.15 Warrants”) for every four $0.10 Warrants exercised. Mr. Theodore Stern, a director of the Company, participated in the private transaction resulting in the issuance of 1,000,000 shares of common stock and 250,000 $0.15 Warrants in consideration of $70,000; and Varana Capital Focused, LP (“VCFLP”), participated in the private transaction resulting in the issuance of 3,716,667 shares of common stock and 929,167 $0.15 Warrants, in consideration of $260,167. Mr. Philip Broenniman, a director, the President and COO of the Company is the investment manager of VCFLP.

On June 30, 2020, Company entered into and consummated a private transaction pursuant to which a portion of the Company’s warrants exercisable at per share price of $0.06 (the “$0.06 Warrants”) were exercised. In addition, the holders that exercised the $0.06 Warrants also received a $0.15 Warrant for every two $0.06 Warrants exercised. Vista Associates, L.P., (“Vista”) of which, Mr. Herbert Selzer a director of the Company, is the General Partner, participated in the private transaction resulting in the issuance of 880,000 shares of common stock and 440,000 $0.15 Warrants, in consideration of $52,800.

Sale of Common Stock

On June 30, 2020, the Company also entered into a Subscription Agreement with VCFLP pursuant to which VCFLP purchased 714,285 shares of common stock in consideration of $50,000.

Convertible Notes Payable

Theodore Stern and Philip Beck, members of the board of directors of the Company, invested $50,000 each in consideration of the 2020 Notes. Another director, Herbert Selzer invested $100,000 in consideration of a 2020 Note in the principal amount of $100,000. Vista held 880,000 2015 Warrants, which were also extended as a result of Mr. Selzer’s investment and as noted above were exercised for cash on June 30, 2020. See Note 7

Further, the Company and the Stern Trust entered the Restated Stern Note providing that the $2,000,000 principal of the Stern Note will be due and payable on the same terms (bearing interest at 15% per annum) and on the same maturity date as the 2020 Notes and subject to the same Security Agreement and that the interest due under the Stern Note as of January 31, 2020 in the amount of $662,000 will remain due and payable on the same terms as exist in the Stern Note prior to modification provided that the maturity of such interest shall be extended to the same maturity date as the 2020 Notes. The Restated Stern Note includes a 50% repayment premium. Mr. Stern, the Trustee of the Stern Trust also entered into the Security Agreement as one of the joint collateral agents.

Other

In connection with the offering of the 2020 Notes, the Company paid Network 1 Financial Securities, Inc., a registered broker-dealer (“Network 1”), a cash fee of approximately $104,800. A former member of the Company’s Board of Director’s maintains a partnership with a principal of Network 1.

Additionally, the Company rents office space in Long Beach, New York at a monthly cost of $5,000 (as of January 1, 2020). The agreement is month to month and can be terminated on 30 days’ notice. The agreement is between the Company and Bridgeworks LLC, an entity principally owned by Mr. Beck, a member of the Board of Director’s and his family. During each of the six months ended June 30, 2020 and 2019, the Company paid rent of $30,000 and $44,450, respectively.

On May 22, 2020, the Company and Mr. Beck entered into a separation letter agreement, which provided for payment to Mr. Beck of one year’s severance in the amount of $350,000 as well as certain employee benefits, payable in accordance with the terms of Mr. Beck’s Retention Agreement. Mr. Beck’s severance is expected to be paid over a one-year period. Furthermore, the company will start recording the expense associated with Mr. Beck’s restricted stock agreement dated September 29, 2017. In connection with the separation letter agreement, the Company exchanged the September 29, 2017 Restricted Stock Agreement to substantially modify the vesting provisions of the previously issued 15,000,000 shares of restricted stock and allows a time-vesting provision whereby the restricted shares will fully vest by May 2022.

NOTE 9 – STOCKHOLDER’S EQUITY

Common Stock

During the six months ended June 30, 2020, the Company granted 4,500,000 shares of Restricted Common Stock of which 3,000,000 shares were granted to two new members of our Board of Directors in connection with their compensation for service as Board Members and 1,500,000 to an employee in connection with his employment compensation. The shares were valued at the fair market value at the date of grant. The restricted stock vests upon the achievement of certain performance criteria.

During the six months ended June 30, 2020, the Company issued approximately 106,000 shares of common stock to a third-party provider of services in lieu of cash compensation.

In June 2020, the Company entered into Subscription Agreements with two accredited investors (the “June 2020 Accredited Investors”) pursuant to which the June 2020 Accredited Investors agreed to purchase 3,441,558 shares of common stock for $200,000.

On June 30, 2020, Company entered into and consummated a private transaction pursuant to which a portion of the Company’s $0.10 Warrants were exercised for cash at an exercise price of $0.07 per share. In addition, the holders that exercised the $0.10 Warrants received a $0.15 Warrant for every four $0.10 Warrants exercised. As a result, the Company issued 10,008,333 shares of common stock and 2,502,085 $0.15 Warrants in consideration of $700,583.

In June 30, 2020, Company entered into and consummated a private transaction pursuant to which a portion of the Company’s $0.05 Warrants were exercised for cash. In addition, the holders that exercised the $0.05 Warrants received a $0.15 Warrant for every two $0.05 Warrants exercised. As a result, the Company issued 4,632,000 shares of common stock and 2,316,000 $0.15 Warrants, in consideration of $231,600. Separately, certain holders of the $0.05 Warrants to acquire 1,770,000 shares of common stock exercised on a cashless basis resulting in the issuance of 560,659 shares of common stock.

In June 30, 2020, Company entered into and consummated a private transaction pursuant to which a portion of the Company’s $0.06 Warrants were exercised. In addition, the holders that exercised the $0.06 Warrants also received $0.15 Warrant for every two $0.06 Warrants exercised. As a result, the Company issued 5,280,000 shares of common stock and 2,640,000 $0.15 Warrants in consideration of $316,800.

The June 2020 subscriptions and warrant exercise transactions resulted in the issuance of approximately 23.9 million shares of common stock for approximately $1.45 million, including a stock subscription receivable of approximately $0.97 million which was collected in full subsequent to June 30, 2020.

The Company recorded a charge of approximately $367,000 in connection with an inducement to the warrant holders who exercised their outstanding warrants.

Warrants

The following is a summary of the Company’s warrant activity for the six months ended June 30, 2020:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life
Outstanding at December 31, 2019	47,453,227	$0.08	1.4 Years
Granted	7,458,085	0.15	2.0 Years
Exercised/Cancelled	(25,781,243)	0.06	0.8 Years
Outstanding at June 30, 2020	29,130,069	$0.12	1.6 Years

During the six months ended June 30, 2020, certain of the 2015 Warrant holders participated in the 2020 Note offering and the Company extended the exercise period by two years, subject to an increase in the Exercise Price from $0.05 per share (as defined therein) to $0.06 per share of 2015 Warrants representing the right to acquire 6,380,000 shares of common stock. As noted above a portion of the 2015 Warrants (or $0.06 Warrants) were exercised for cash on June 30, 2020. Vista of which Mr. Selzer, a director of the Company, is the General Partner held 880,000 2015 Warrants, which were also extended as a result of his investment and were exercised for cash on June 30, 2020. The fair market value of the modification of warrants extended was approximately $95,000.

Stock Options

During the six months ended June 30, 2020, the Company determined the grant date fair value of the options granted using the Black Scholes Method. The following assumptions were used in the six months ended June 30, 2020:

Expected Volatility – 68-75%

Expected Term – 5.0 Years

Risk Free Rate – 0.30- 0.34%

Dividend Rate – 0.00%

Activity related to stock options for the six months ended June 30, 2020 is summarized as follows:

		Weighted Average	Weighted Average	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Term (Yrs.)	Value
Outstanding as of December 31, 2019	109,400,006	$0.20	6.5	$280,000
Granted	51,044,054	0.07	10.0	200,000
Forfeitures	(699,999)	0.23	-	-
Outstanding as of June 30, 2020	159,744,061	0.19	7.6	$104,650
Exercisable as of June 30, 2020	113,750,727	$0.15	6.8	$104,650

The following table summarizes stock option information as of June 30, 2020:

Exercise Price	Outstanding	Weighted Avg. Life	Exercisable
$0.0001	3,500,000	6.00	3,500,000
$0.05	35,700,006	6.85	31,950,006
$0.06	1,044,054	9.60	1,044,054
$0.07	50,000,000	9.90	10,000,000
$0.10	27,200,000	6.75	27,200,000
$0.119	400,001	9.22	200,000
$0.124	600,000	8.75	390,000
$0.130	250,000	7.80	166,667
$0.15	2,800,000	5.85	2,800,000
$0.22	2,583,333	8.05	1,500,000
$0.250	2,500,000	7.85	1,833,333
$0.260	166,667	8.30	166,667
$0.290	1,000,000	7.30	1,000,000
$0.400	1,000,000	6.17	1,000,000
$0.450	31,000,000	5.85	31,000,000
	159,744,061	7.63	113,750,727

See related party information with respect to the grant of stock options to Messrs. Kumnick and Broenniman.

During the six months ended June 30, 2020, the Company recognized approximately $561,000 of stock option based compensation expense related to options of which non-employees’ expense was approximately $13,000. As of June 30, 2020, there was approximately $448,000 of unrecognized compensation costs related to stock options outstanding of which approximately $13,000 is related to non-employees and will be expensed through 2022.

NOTE 10 – DIRECT FINANCING LEASE

In September 2015, the Company and an entity in Colombia entered into a rental contract for the rental of 78 kiosks to provide cash collection and fare services at transportation stations. The lease term began in May 2016 when the kiosk was installed and operational and when the lease commenced. The term of the rental contract is ten years at an approximate monthly rental of $11,900. The lease has the option at the end of the lease term to purchase each unit for approximately $40. The term of the lease approximates the expected economic life of the kiosks. The lease was accounted for as a direct financing lease.

The Company has recorded the transaction as it net investment in the lease and will receive monthly payments of $11,856 before estimated executory costs, or $142,272 annually, to reduce investment in the lease and record income associated with the related amount due. Executory costs are estimated to be $1,677 per month and initial direct costs are not considered significant. The transaction resulted in incremental revenue in the six months ended June 30, 2020 of approximately $30,000.

The equipment is subject to direct lease valued at approximately $748,000. At the inception of the lease term, the aggregate minimum future lease payments to be received is approximately $1,422,000 before executory cost. Unearned income recorded at the inception of this lease was approximately $474,000 and will be recorded over the term of the lease using the effective income rate method. Future minimum lease payments to be received under the lease for the next five years and thereafter are as follows:

Year ending December 31
Remainder 2020	$61,074
2021	122,148
2022	122,148
2023	122,148
2024	122,148
Thereafter	162,864
Sub-total	712,530
Less deferred revenue	(184,290)
Net investment in lease	$528,240

NOTE 11 – LEASE OBLIGATION PAYABLE

The Company entered into a lease in March 2017 for the rental of its printer for its secured plastic and credential card products business under an arrangement that is classified as a finance lease. The leased equipment is amortized on a straight-line basis over its lease term including the last payment (61 payments) which would transfer ownership to the Company. Total amortization related to the lease equipment as of June 30, 2020 is $107,152. The following is a schedule showing the future minimum lease payments under finance lease by year and the present value of the minimum lease payments as of June 30, 2020. The interest rate related to the lease obligation is 12% and the maturity date is March 2022.

Year ending December 31
Remainder of 2020	$21,548
2021	43,096
2022	10,774
Total minimum lease payments	75,418
Less: Amount representing interest	(7,696)
Present value of minimum lease payments	$67,722

NOTE 12 – COMMITMENTS AND CONTINGENCIES

Legal Matters

From time to time, the Company is a party to various legal or administrative proceedings arising in the ordinary course of our business. While any litigation contains an element of uncertainty, we have no reason to believe the outcome of such proceedings will have a material adverse effect on the financial condition or results of operations of the Company.

Leases

For the six months ended June 30, 2020, lease expense was approximately $165,000 inclusive of short-term leases.

The lease related balances included in the Condensed Consolidated Balance Sheet as of June 30, 2020 were as follows:

Assets:

Current portion of operating lease ROU assets - included in other current assets	$190,268

Operating lease ROU assets – included in other Assets	89,210

Total operating lease assets	$279,478

Liabilities:

Current portion of ROU liabilities – included in accounts payable and accrued expenses	$145,259

Long-term portion of ROU liabilities – included in other liabilities	92,503

Total operating lease liabilities	$237,762

The weighted average lease term is 1.8 years and weighted average discount rate used in the calculations were 13.55%.

The following table presents the maturity of the Company’s operating lease liabilities as of June 30, 2020:

Remainder of 2020	$132,017
2021	96,607
2022	49,716
Total operating lease payments	278,340
Less: imputed interest	(40,578)
Total operating lease liabilities	$237,762

The Company leases approximately 2,100 square feet of office space in Plantation, Florida. Monthly rental is approximately $2,700 per month with a 3% increase on each annual anniversary. The Company terminated its lease and will pay its final obligations under the lease by August 2020.

In October 2018, the Company entered into an office lease in Alpharetta, Ga. for approximately $3,800 per month.

The Company did not renew its lease at the end of the lease term in March 2020.

Additionally, the Company rents office space in Long Beach, New York at a monthly cost of $5,000. The agreement is month to month and can be terminated on 30 days’ notice. The agreement is between the Company and Bridgeworks LLC, an entity principally owned by Mr. Beck, a member of the Board of Directors.

The Company leases an office location in Bogota, Colombia. In April 2017, MultiPay S.A.S. entered an office lease beginning April 22, 2017. The lease cost is approximately $8,500 per month with an inflation adjustment after one year. The lease is automatically extended for one additional year unless written notice to the contrary is provided at least six months in advance. The Company extended the lease through April 2021. Furthermore, the Company leased an apartment at approximately $2,000 a month for one of the management team which has now been terminated.

The Company also leases space for its operation in South Africa. The current lease is through June 30, 2022 and the approximate monthly rent is $8,000.

On May 22, 2020, the Company and Mr. Beck entered into a separation letter agreement, which provided payment to the Mr. Beck of one year’s severance in the amount of $350,000 as well as certain employee benefits, payable in accordance with the terms of Mr. Beck’s Retention Agreement. The amounts recorded in connection with the aforementioned agreement are accrued in accrued payroll and related obligations.

NOTE 13 – IMPAIRMENT LOSS

Goodwill

Goodwill is recorded when the purchase price paid for an acquisition exceeds the fair value of net identified tangible and intangible assets acquired. The Company performs an annual impairment test of goodwill and further periodic tests to the extent indicators of impairment develop between annual impairment tests. The Company’s impairment review process compares the fair value of the reporting unit to its carrying value, including the goodwill related to the reporting unit utilizing qualitative considerations. To determine the fair value of the reporting unit, the Company may use various approaches including an asset or cost approach, market approach or income approach or any combination thereof. These approaches may require the Company to make certain estimates and assumptions including future cash flows, revenue and expenses. These estimates and assumptions are reviewed each time the Company tests goodwill for impairment and are typically developed as part of the Company’s routine business planning and forecasting process. While the Company believes its estimates and assumptions are reasonable, variations from those estimates could produce materially different results. As a result of the current pandemic and its potential impact on future results, the Company updated its reporting unit projections, and it indicated a goodwill impairment at Cards Plus as the carrying value may not be recovered as revenue assumptions and related revenue were revised downward. The fair value of the reporting unit was determined using discounted cash flow as well as future realizable value. The goodwill impairment loss for the six months ended June 30, 2020 was approximately $1,035,000.

NOTE 14 – SEGMENT INFORMATION

General information

The segment and geographic information provided in the table below is being reported consistent with the Company’s method of internal reporting. Operating segments are defined as components of an enterprise for which separate financial information is available and which is evaluated regularly by the chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance. The CODM regularly reviews net revenue and gross profit by geographic regions. The Company’s products and services operate in two reportable segments; identity management and payment processing.

Information about revenue, profit/loss and assets

The CODM evaluates performance and allocates resources based on net revenue and operating results of the geographic region as the current operations of each geography are either primarily identity management or payment processing. Identity management revenue is generated in North America and Africa and payment processing revenue is earned in South America which are the three geographic regions of the Company. We have included the lease income in payment processing as the leases are related to unattended ticketing kiosks.

Long lived assets are in North America, South America and Africa. Most assets are intangible assets recorded from the acquisition of MultiPay (South America) in 2015 and FIN Holdings (North America and Africa) in 2016. Assets for North America, South America and Africa amounted to approximately $8.9 million, $0.3 million and $0.3 million.

Analysis of revenue by segment and geographic region and reconciliation to consolidated revenue, gross profit, and net loss are provided below. The Company has included in the schedule below an allocation of corporate overhead based on management’s estimate of resource requirements.

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2020	2019	2020	2019
Net Revenues:
North America	$135,698	$146,583	$269,252	$373,624
South America	72,133	120,613	185,757	245,941
Africa	113,288	377,765	659,899	765,774
	321,119	644,961	1,114,908	1,385,339

Identity Management	248,986	524,348	929,151	1,139,398
Payment Processing	72,133	120,613	185,757	245,941
	321,119	644,961	1,114,908	1,385,339

Loss From Operations
North America	(670,183)	(681,690)	(1,076,575)	(1,419,652)
South America	(1,803,784)	(1,220,869)	(3,015,936)	(2,477,821)
Africa	(332,654)	(181,979)	(1,386,718)	(355,439)
	(2,806,621)	(2,084,538)	(5,479,229)	(4,252,912)

Identity Management	(1,002,837)	(863,669)	(2,463,293)	(1,775,091)
Payment Processing	(1,803,784)	(1,220,869)	(3,015,936)	(2,477,821)
	(2,806,621)	(2,084,538)	(5,479,229)	(4,252,912)

Interest Expense	(310,153)	(93,260)	(489,203)	(180,150)
Other income/(expense)	(342,082)	6,271	(1,317,971)	12,497

Loss before income taxes	(3,458,856)	(2,171,527)	(7,286,403)	(4,420,565)

Income tax expense	(3,592)	(4,264)	(12,466)	(17,965)

Net loss	$(3,462,448)	$(2,175,791)	$(7,298,869)	$(4,438,530)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Ipsidy, Inc.

Long Beach, New York

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Ipsidy, Inc. (formerly ID Global Solutions Corporation) and subsidiaries (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As disclosed in Note 1 to the consolidated financial statements, the Company had an accumulated deficit of approximately $86.9 million, earned revenue of approximately $2.6 million, and incurred a loss from operations of approximately $10.1 million, which raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since December 31, 2015.

Fort Lauderdale, Florida

March 30, 2020

IPSIDY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2019	2018

ASSETS
Current Assets:
Cash	$567,081	$4,972,331
Accounts receivable, net	125,859	130,875
Current portion of net investment in direct financing lease	65,333	58,727
Inventory, net	173,575	133,541
Other current assets	753,505	471,834
Total current assets	1,685,353	5,767,308

Property and equipment, net	161,820	204,000
Other Assets	383,066	1,566,177
Intangible Assets, net	5,593,612	3,310,184
Goodwill	5,218,861	6,736,043
Net investment in direct financing lease, net of current portion	494,703	560,036
Total assets	$13,537,415	$18,143,748

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$2,215,912	$1,302,226
Notes payable, current portion	5,341	—
Capital lease obligation, current portion	34,816	30,898
Deferred revenue	425,276	236,270
Total current liabilities	2,681,345	1,569,394

Long-term liabilities:
Notes payable, net	1,970,937	1,853,648
Convertible debt	428,000	—
Capital lease obligation, net of current portion	49,794	84,610
Other liabilities	131,568	45,000
Total liabilities	5,261,644	3,552,652

Commitments and Contingencies

Stockholders’ Equity:
Common stock, $0.0001 par value, 1,000,000,000 shares authorized; 518,125,454 and 478,950,996 shares issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	51,812	47,895
Additional paid in capital	94,982,167	90,770,682
Accumulated deficit	(86,935,593)	(76,435,235)
Accumulated comprehensive income	177,385	207,754
Total stockholders’ equity	8,275,771	14,591,096
Total liabilities and stockholders’ equity	$13,537,415	$18,143,748

See notes to consolidated financial statements.

IPSIDY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2019	2018

Revenues:
Products and services	$2,488,624	$3,759,635
Lease income	63,421	69,358
Total revenues, net	2,552,045	3,828,993

Operating Expenses:
Cost of Sales	669,523	1,256,853
General and administrative	7,892,046	10,358,186
Research and development	1,614,054	894,849
Impairment loss	1,671,804	148,627
Depreciation and amortization	790,367	493,697
Total operating expenses	12,637,794	13,152,212

Loss from operations	(10,085,749)	(9,323,219)

Other Income (Expense):
Other Income:	23,920	83,649
Interest expense, net	(375,598)	(757,801)
Other expense, net	(351,678)	(674,152)

Income loss before income taxes	(10,437,427)	(9,997,371)

Income Taxes	(62,931)	(30,242)

Net loss	$(10,500,358)	$(10,027,613)

Net Loss Per Share - Basic and Diluted	$(0.02)	$(0.02)

Weighted Average Shares Outstanding - Basic and Diluted	498,747,396	429,852,594

See notes to consolidated financial statements.

IPSIDY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Year Ended December 31,
	2019	2018
Net Loss	$(10,500,358)	$(10,027,613)
Foreign currency translation loss	(30,369)	(47,907)
Comprehensive loss	$(10,530,727)	$(10,075,520)

See notes to consolidated financial statements.

IPSIDY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

					Accumulated
			Additional		Other
	Common Stock		Paid-in	Accumulated	Comprehensive
	Shares	Amount	Capital	Deficit	Income	Total
Balances, December 31, 2017	403,311,988	$40,331	$79,053,339	$(66,407,622)	$254,851	$12,940,899
Issuance of common stock for cash	64,072,001	6,407	8,945,522	—	—	8,951,929
Restricted stock issued for services	5,206,334	521	245,372	—	—	245,893
Common stock issued for services	456,735	46	97,080	—	—	97,126
Stock-based compensation	—	—	2,429,959	—	—	2,429,959
Cashless exercise of common stock warrants	3,498,943	350	(350)	—	—	—
Cashless exercise of common stock options	1,633,443	163	(163)	—	—	—
Common stock issued for loan extension	1,500,000	150	(150)	—	—	—
Cancellation of shares in settlement of amounts due from prior acquisition	(728,448)	(73)	73	—	—	—
Net loss	—	—	—	(10,027,613)	—	(10,027,613)
Foreign currency translation	—	—	—	-	(47,097)	(47,097)
Balances, December 31, 2018	478,950,996	47,895	90,770,682	(76,435,235)	207,754	14,591,096
Issuance of common stock for cash	38,763,750	3,876	2,924,436	—	—	2,928,312
Common stock issued for services	410,708	41	41,030	—	—	41,071
Stock-based compensation	—	—	1,246,019	—	—	1,246,019
Net loss	—	—	—	(10,500,358)	—	(10,500,358)
Foreign currency translation	—	—	—	—	(30,369)	(30,369)
Balances, December 31, 2019	518,125,454	$51,812	$94,982,167	$(86,935,593)	$177,385	$8,275,771

See notes to consolidated financial statements.

IPSIDY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(10,500,358)	$(10,027,613)
Adjustments to reconcile net loss with cash used in operations:
Depreciation and amortization expense	790,367	493,697
Stock-based compensation	1,246,019	2,429,959
Stock issued for services	41,071	343,019
Inventory reserve	—	348,302
Amortization of debt discount and debt issuance costs, net	109,764	477,928
Impairment loss	1,671,804	148,627
Changes in operating assets and liabilities:
Accounts receivable	(5,770)	20,762
Net investment in direct financing lease	58,727	52,790
Other current assets	(18,834)	(265,624)
Inventory	(50,647)	(1,519)
Accounts payable and accrued expenses	413,773	(84,512)
Deferred revenue	189,006	113,759
Net cash flows from operating activities	(6,055,078)	(5,950,425)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(27,364)	(59,091)
Investment in other assets including work in process	(1,604,152)	(1,319,932)
Net cash flows from investing activities	(1,631,516)	(1,379,023)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of convertible note payable	408,000	—
Proceeds from the sale of common stock, net	2,928,312	9,610,793
Payment of debt and equity issuance costs	—	(658,864)
Principal payments on capital lease obligations	(31,188)	(27,421)
Principal payments on notes payable	—	(1,000,000)
Net cash flows from financing activities	3,305,124	7,924,508

Effect of foreign currencies exchange on cash	(23,780)	(36,551)

Net change in Cash	(4,405,250)	558,509
Cash, Beginning of Period	4,972,331	4,413,822
Cash, End of Period	$567,081	$4,972,331

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$10,771	$173,426
Cash paid for income taxes	$62,931	$17,304

Non-cash Investing and Financing Activities:
Purchase of vehicle with note payable	$16,510	$—
Recognition of right to use asset and obligation	$514,473	$—
Reclassification of software development costs included in other assets to intangible assets	$3,111,668	$679,882

See notes to consolidated financial statements.

IPSIDY INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – DESCRIPTION OF BUSINESS AMD SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Ipsidy Inc. (formerly ID Global Solutions Corporation) (“Ipsidy” or the “Company”) was incorporated on September 21, 2011 under the laws of the State of Delaware. Ipsidy is a provider of an Identity as a Service (IDaaS) platform that delivers a suite of secure, mobile, biometric identity solutions. The Company provides its biometric identification services to government and private sector organizations and businesses, seeking to authenticate and manage identities for a variety of security purposes, including issuing identity cards, exercise of rights such as voting in elections and controlling access to digital and physical environments. The Company’s platform supporting internally developed software as well as acquired and licensed technology is intended to provide solutions for multi modal biometric matching, multi-factor out of band identity and transaction authentication, and electronic transactions.

Going Concern

As of December 31, 2019, the Company had an accumulated deficit of approximately $86.9 million. For the year ended December 31, 2019, the Company earned revenue of approximately $2.6 million and incurred a loss from operations of approximately $10.1 million.

These consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to meet its obligations and continue its operations for the next fiscal year. The continuation of the Company as a going concern is dependent upon financial support from the Company’s current shareholders, the ability of the Company to obtain additional equity financing to continue operations, the Company’s ability to generate sufficient cash flows from operations, successfully locating and negotiating with other business entities for potential acquisition and /or acquiring new clients to generate revenues and cash flows. As there can be no assurance that the Company will be able to achieve positive cash flows (become profitable) and raise sufficient capital to maintain operations there is substantial doubt about the Company’s ability to continue as a going concern.

These consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Basis of Consolidation

The consolidated financial statements include the accounts of Ipsidy Inc. and its wholly-owned subsidiaries Innovation in Motion Inc. MultiPay S.A.S., ID Global LATAM, IDGS S.A.S., ID Solutions, Inc., FIN Holdings, Inc., Cards Plus Pty Ltd., Ipsidy Perú S.A.C., and Ipsidy Enterprises Limited (collectively, the “Company”). All significant intercompany balances and transactions have been eliminated in consolidation.

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s consolidated financial statements. Such consolidated financial statements and accompanying notes are the representations of the Company’s management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America (“US GAAP”) in all material respects, and have been consistently applied in preparing the accompanying consolidated financial statements.

Use of Estimates

In preparing these consolidated financial statements in conformity with US GAAP, management is required to make estimates and assumptions that may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates and assumptions included in our consolidated financial statements relate to the realizability of accounts receivable and inventory, valuation of long-lived assets, accruals for potential liabilities, and valuation assumptions related to derivative liabilities, equity instruments and share based payments.

Revenue Recognition

An entity recognizes revenue to depict the transfer of promised goods and services to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services.

Revenue from the sale of unique secure credential products and solutions to customers is recorded at the completion of the project unless the solution includes benefits to the end user in which additional resources or services are required to be provided.

Revenue from cloud-based services arrangements that allow for the use of a hosted software product or service that are provided on a consumption basis (for example, the number of transactions processed over a period of time) is recognized commensurate with the customer utilization of such resources. Generally, the contract calls for a minimum number of transactions to be charged by the Company on a monthly basis. Accordingly, the Company records the minimum transactional fee based on the passage of a month’s time as revenues. Amounts in excess of the monthly minimum, are charged to customers based on the actual number of transactions.

Consulting services revenue is recognized as services are rendered, generally based on the negotiated hourly rate in the consulting arrangement and the number of hours worked during the period. Consulting revenue for fixed-price services arrangements is recognized as services are provided.

The lease of equipment to customers that meet certain criteria are recognized as a direct financing lease. Direct financing lease arrangements are recognized as revenue over the term of the associated lease based on the effective interest method. As of December 31, 2019 and December 31, 2018, the Company has 78 kiosks financed under direct financing leases. The revenue associated with these arrangements is expected to be recognized through April 2026. The imputed interest rate in the arrangements approximates 10.7%.

Accounts Receivable

All customers are granted credit on a short-term basis and related credit risks are considered minimal. The Company routinely reviews its trade receivables and makes provisions for probable doubtful accounts; however, those provisions are estimates and actual results could differ from those estimates and those differences may be material. Trade receivables are deemed uncollectible and removed from accounts receivable and the allowance for doubtful accounts when collection efforts have been exhausted. At December 31, 2019 and 2018, management determined no allowance for doubtful accounts was required.

Inventories

Inventories of kiosks held by IDGS S.A.S are stated at the lower of cost (using the first-in, first-out method) or net realizable value. The kiosks provide electronic ticketing for transit systems. Inventory of plastic/ID cards, digital printing material, which are held by Cards Plus Pty Ltd., are at the lower of cost (using the average method) or market. The Plastic/ID cards and digital printing material are used to provide plastic loyal ID and other types of cards. Inventories at December 31, 2019 and 2018 consist of cards inventory and kiosks that have not been placed into service. Any adjustments to reduce the cost of inventories to their net realizable value are recognized in earnings in the current period. As of December 31, 2019 and 2018, the Company recorded an inventory valuation allowance of approximately $236,000 and $353,000, respectively, to reflect net realizable value of kiosks that are being held for sale and the Company believes no valuation allowance was necessary regarding the cards inventory.

Concentration of Credit Risk

The Company’s financial instruments that potentially expose the Company to a concentration of credit risk consist of cash and accounts receivable.

Cash: The Company’s cash is deposited at financial institutions and cash balances held in United States (“US”) bank accounts are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. At various times during the year, the Company may have exceeded amounts insured by the FDIC. At December 31, 2019, the Company did not hold any funds in the United States that are not insured by the FDIC. For the Company’s foreign subsidiaries, no amounts are insured. At December 31, 2019, the Company held approximately $94,000, $279,000, and $2,000 in cash maintained in Colombian, African, and British Banks, respectively.

2019 Revenues and accounts receivable: For the year ended December 31, 2019, 25% of consolidated revenues were derived from one customer who is a US customer and is substantially all of the US based income. Additionally, for the year ended December 31, 2019, 57%, 5% and 18% of the consolidated revenues were from Cards Plus (Africa), Zimbabwe Election Commission (US provided services), and the Colombian operations, respectively. Revenue for approximately 89% of the Colombian operations were derived from four customers. As of December 31, 2019, accounts receivable related to Cards Plus (Africa), amounted to 70% of the accounts receivable, Colombia operations represented 26% of the accounts receivable operations and the balance of 4% was from US operations, respectively.

2018 Revenues and accounts receivable: For the year ended December 31, 2018, 14% of consolidated revenues were derived from one customer who is a US customer and is substantially all of the US based income. Additionally, for the year ended December 31, 2018, 37%, 37% and 12% of the consolidated revenues were from Cards Plus (Africa), Zimbabwe Election Commission (US provided services), and the Colombian operations, respectively. Revenue for approximately 89% of the Colombian operations were derived from four customers. As of December 31, 2018, accounts receivable related to Cards Plus (Africa) amounted to 46% of the accounts receivable, Colombia operations represented 51% of the accounts receivable and the balance of 3% was from US operations, respectively.

Income Taxes

The Company accounts for income taxes under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740 “Income Taxes.” Under the asset and liability method of FASB ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Leases

All leases are classified at the inception as direct finance leases or operating leases based on whether the lease transfers substantially all the risks and rewards of ownership. Leases that transfer to the leasee substantially all of the risks and rewards incidental to ownership of the asset are classified as direct finance leases.

In February 2016, the FASB issued Accounting Standards Update (“ASU”) ASU No. 2016-02 (“Topic 842”). Topic 842 amends several aspects of lease accounting, including requiring lessees to recognize leases with a term greater than one year as a right-of-use asset and corresponding liability, measured at the present value of the lease payments. In July 2018, the FASB issued supplemental adoption guidance and clarification to Topic 842 within ASU 2018-10 “Codification Improvements to Topic 842, Leases” and ASU 2018-11 “Leases (Topic 842): Targeted Improvements.” The new guidance aims to increase transparency and comparability among organizations by requiring lessees to recognize lease assets and lease liabilities on the balance sheet and requiring disclosure of key information about leasing arrangements. A modified retrospective application is required with an option to not restate comparative periods in the period of adoption.

The Company, effective January 1, 2019 has adopted the provisions of Topic 842. The Company decided to use the practical expedients available upon adoption of Topic 842 to aid the transition from former accounting to provisions of Topic 842. The package of expedients will effectively allow Ipsidy to run off existing leases, as initially classified as operating or financing, and classify new leases after implementation under the new standard as the business evolves.

The practical expedients elected by the Company in transition permits us not to reassess our prior conclusions about lease identification, lease classification and initial direct costs. Furthermore, we have elected the short-term lease recognition exemption for leases with a term of 12 or less months which are not reasonably certain of exercising any available renewal options that would extend past 12 months. Additionally, we will continue to account for the executory costs of the direct financing lease as previously concluded and the initial direct costs were not considered significant.

The Company has operating leases principally for offices and some of the leases have renewal options. Management evaluates each lease independently to determine the purpose, necessity to its future operations in addition to other appropriate facts and circumstances.

We adopted Topic 842 using a modified retrospective approach for all existing leases at January 1, 2019. The adoption of Topic 842 impacted our balance sheet by the recognition of the operating lease right-of-use assets and the liability for operating leases. The accounting for finance leases (capital leases) was substantially unchanged. Accordingly, upon adoption, leases that were classified as operating leases under the previous guidance were classified as operating leases under Topic 842. The lease liability is based on the present value of the remaining lease payments, discounted using a market based incremental borrowing rate as the effective date of January 1, 2019 using current estimates as to lease term including estimated renewals for each operating lease. As of January 1, 2019, the Company recorded an adjustment of approximately $514,000 to operating lease right-of-use assets (“ROU”) and the related lease liability. See Note 12 for further information with respect to leases.

See Notes 8, 11, 12 and 13 to Condensed Consolidated Financial Statements for additional information.

Property and Equipment, net

Property and equipment consist of furniture and fixtures and computer equipment, and are stated at cost. Property and equipment are depreciated using the straight-line method over the estimated useful service lives of three to five years. Maintenance and repairs are expensed as incurred and improvements are capitalized. Gains or losses on the disposition of property and equipment are recorded upon disposal.

Other Assets – Software Development Costs

Other assets consist primarily of costs associated with software development of new product offerings and enhancements to existing and new applications. Development costs of computer software to be sold, leased or otherwise marketed are subject to capitalization beginning when a product’s technological feasibility has been established and ending when a product is available for general release to customers. As of December 31, 2019 and 2018, the balance sheet “Other assets” are under further development and have not been placed in service. During the years ended December 31, 2019 and December 31, 2018, approximately $3.1 million and $0.7 million of software developed were placed into service. Upon completion, the amounts will be recorded in the appropriate asset category and amortized over their estimated useful lives.

Intangible Assets

Excluding goodwill, acquired intangible assets and internally developed software are amortized over their estimated useful lives. Acquired amortizing intangible assets are carried at cost, less accumulated amortization. Internally developed software costs are capitalized upon reaching technological feasibility. Amortization of acquired finite-lived intangible assets is computed over the estimated useful lives of the respective assets which is the shorter of the life of the asset or the period during which sales will be generated.

Goodwill

Goodwill is recorded when the purchase price paid for an acquisition exceeds the fair value of net identified tangible and intangible assets acquired. The Company performs an annual impairment test of goodwill and further periodic tests to the extent indicators of impairment develop between annual impairment tests. The Company’s impairment review process compares the fair value of the reporting unit to its carrying value, including the goodwill related to the reporting unit utilizing qualitative considerations. To determine the fair value of the reporting unit, the Company may use various approaches including an asset or cost approach, market approach or income approach or any combination thereof. These approaches may require the Company to make certain estimates and assumptions including future cash flows, revenue and expenses. These estimates and assumptions are reviewed each time the Company tests goodwill for impairment and are typically developed as part of the Company’s routine business planning and forecasting process. While the Company believes its estimates and assumptions are reasonable, variations from those estimates could produce materially different results. The Company did not recognize any goodwill impairment for the year ended 2018. During the year ended December 31, 2019, the Company updated their projections associated with their reporting units and it indicated that the carrying value may not be recovered as revenue assumptions were not met. The fair value of the reporting unit was determined using discounted cash flow as well as future realizable value. The goodwill impairment loss for the year ended December 31, 2019 was approximately $1,517,000 across the three reporting units.

Stock-based compensation

The Company has accounted for stock-based compensation under the provisions of FASB ASC 718 – “Stock Compensation” which requires the use of the fair-value based method to determine compensation for all arrangements under which employees and others receive shares of stock or equity instruments (stock options and common stock purchase warrants). For employee awards, the fair value of each stock option award is estimated on the date of grant using the Black-Scholes valuation model that uses assumptions for expected volatility, expected dividends, expected term, and the risk-free interest rate. For non-employees, the fair value of each stock option award is estimated on the measurement date using the Black-Scholes valuation model that uses assumptions for expected volatility, expected dividends, expected term, and the risk-free interest rate. For non-employees, the Company utilizes the graded vesting attribution method under which the entity treats each separately vesting portion (tranche) as a separate award and recognizes compensation cost for each tranche over its separate vesting schedule. Expected volatilities are based on historical volatility of peer companies and other factors estimated over the expected term of the stock options. For employee awards, the expected term of options granted is derived using the “simplified method” which computes expected term as the average of the sum of the vesting term plus the contract term. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for the period of the expected term.

The Company adopted as of January 1, 2019 the requirements of ASU 2018-07 which simplified the accounting for share-based payments granted to non-employees for share based payments granted to non-employees for goods and services. Under the ASU, most of the guidance on such payments to non-employees were aligned with the share-based payments granted to employees. The Company determined on the date of adoption that the impact was not significant.

Impairment of Long-Lived Assets

Long-lived assets, including intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset.

If the carrying amount of an asset exceeds its undiscounted estimated future cash flows, an impairment review is performed. An impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Generally, fair value is determined using valuation techniques such as expected discounted cash flows or appraisals, as appropriate. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated or amortized. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet. During the year ended December 31, 2019, the Company wrote-off intangible assets related to developed software of approximately $155,000 as the assets were no longer being utilized for commercial purposes and recorded a goodwill impairment loss of approximately $1,517,000 for reporting units where the carrying amount is in excess of its recoverable amount. The total of these charges is approximately $1,672,000. During the year ended December 31, 2018, the Company wrote-off net assets of approximately $149,000 as the assets were no longer being utilized or developed for commercial purposes and we do not anticipate any future realizable value.

Research and Development Costs

Research and development costs consist of expenditures for the research and development of new products and technology. These costs are primarily expenses to incurred to perform research projects and develop technology for the Company’s products. Research and development costs are expensed as incurred.

The Company reclassified research and development costs of approximately $687,000 for the year ended December 31, 2018 to conform with the current presentation in the financial statements.

Net Loss per Common Share

The Company computes net loss per share in accordance with FASB ASC 260, “Earnings per Share”. ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the statement of operations. Basic EPS is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible notes and stock warrants, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options, warrants and conversion of convertible notes. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive. The following potentially dilutive securities were excluded from the calculation of diluted loss per share for the years ended December 31, 2019 and 2018 because their effect was antidilutive:

	2019	2018
Stock Options	109,400,006	106,253,339
Warrants	47,453,227	46,201,477
Total	156,853,233	152,454,816

Foreign Currency Translation

The assets, liabilities and results of operations of certain of Ipsidy’s subsidiaries are measured using their functional currency which is the currency of the primary foreign economic environment in which they operate. Upon consolidating these subsidiaries with Ipsidy, the applicable assets and liabilities are translated to US dollars at currency exchange rates as of the applicable dates and their revenues and expenses are translated at the weighted average currency exchange rates during the applicable reporting periods. Translation adjustments resulting from the process of translating these subsidiaries’ financial statements are reported in other comprehensive loss in the accompanying consolidated statements of comprehensive loss.

Fair Value Measurements

ASC 820, “Fair Value Measurements”, requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value: Level 1, defined as observable inputs such as quoted prices in active markets for identical assets or liabilities; Level 2, inputs other than level one that are either directly or indirectly observable such as quoted prices for identical or similar assets or liabilities on markets that are not active; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Fair Value of Financial Instruments

The Company is required to disclose fair value information about financial instruments when it is practicable to estimate that value. The carrying amounts of the Company’s cash, accounts receivable, other receivables, accounts payable, accrued expenses, and other current liabilities approximate their estimated fair value due to the short-term maturities of these financial instruments and because related interest rates offered to the Company approximate current rates. The fair value of the Company’s notes payable is approximately $2,013,000, which differs from the carrying value or reported amounts of approximately $1,976,000 at December 31, 2019 because of the debt discounts as discussed in Note 6. The convertible notes payable of $428,000 at December 31, 2019 reflects fair value.

Revenue Recognition

Cards Plus – The Company recognizes revenue for the design and production of cards over time when products are produced or services have been performed due to the short term nature of the contracts. Additionally, the cards produced by the Company have no alternative use and the Company has an enforceable right to payment for work performed should the contract be cancelled. Cards Plus had $288,000 of deferred revenue from payments received in advance that will be earned in future periods.

Payment Processing – The Company recognizes revenue for variable fees generated for payment processing solutions that are earned on a usage fee over time based on monthly transaction volumes or on a monthly flat fee rate. Additionally, the Company also sells certain equipment from time to time for which revenue is recognized upon delivery to the customer.

Identity Solutions Software – The Company recognizes revenue based on the identified performance obligations over the performance period for fixed consideration and for variable fees generated that are earned on a usage fee based over time based on monthly transaction volumes or on a monthly flat fee rate. The Company had a deferred revenue contract liability of approximately $137,000 and $236,000 as of December 31, 2019 and 2018 for certain revenue that will be earned in future periods. The $236,000 of deferred revenue contract liability as of December 31, 2018 was earned in the year ended December 31, 2019. The deferred revenue relates to the service period of support services for two customers. As of December 31, 2019 majority of the deferred revenue contract liability will be recognized in the quarter March 31, 2020. We have allocated the selling price in the contract to one customer which has multiple performance obligations based on the contract selling price that we believe represents a fair market price for the service rendered.

During the year ended December 31, 2019, the Company had revenues from operations in North America, South America and Africa of $0.6 million, $0.5 million and $1.5 million respectively compared to $1.9 million, $0.5 million, $1.4 million respectively in the year ended December 31, 2018.

In 2018, the Company introduced its new IDaaS platform and products as well as its pay for performance plan for both internal and external salesforce, that is based on a percentage of the benefit derived by the Company. For the years ended December 31, 2019 and 2018, the Company recorded revenues of approximately $13,000 and $5,000 from the new platform.

We will review each new contract for the related performance obligations and related revenue and expense recognition implications. We expect that the revenues derived from the new product offerings could include multiple performance obligations. A performance obligation is defined as a promise to provide a “distinct” good or service to a customer. The Company has determined that one possible treatment under U.S. GAAP is that these services will represent a stand-ready series of distinct daily services that are substantially the same, with the same pattern of transfer to the customer. Further, the Company has determined that the performance obligation to provide account access and facilitate transactions should meet the criteria for the “as invoiced” practical expedient, in that the Company has a right to consideration from a customer in an amount that corresponds directly with the value to the customer of the Company’s performance completed to date. As a result, the Company anticipates it may recognize revenue in the amount to which the Company has a right to invoice, based on completed performance at the relevant date. Additionally, the contracts could include implementation services, or support on an “as needed” basis and we will review each contract and determine whether such performance obligations are separate and distinct and apply the new standard accordingly to the revenue and expense derived from or related to each such service.

Additionally, the Company will capitalize the incremental costs of acquiring and fulfilling a contract with a customer if the Company expects to recover those costs. The incremental costs of acquiring and fulfilling a contract are those that the Company incurs to acquire and fulfill a contract with a customer that it would not have incurred if the contract had not been acquired (for example, a sales commission or specific incremental costs associated with the contract).

The Company capitalizes the costs incurred to acquire and fulfill a contract only if those costs meet all the following criteria:

a.	The costs relate directly to a contract or to an anticipated contract that the Company can specifically identify.

b.	The costs generate or enhance resources of the Company that will be used in satisfying (or in continuing to satisfy) performance obligations in the future.

c.	The costs are expected to be recovered.

The Company will capitalize contract acquisition and fulfillment costs related to signing or renewing contracts that meet the above criteria, which will be classified as contract cost assets in the Company’s Consolidated Balance Sheets.

Contract cost assets will be amortized using the straight-line method over the expected period of benefit beginning at the time revenue begins to be realized. The amortization of contract fulfillment cost assets associated with facilitating transactions will be recorded as cost of services in the Company’s Consolidated Statements of Operations. The amortization of contract acquisition cost assets associated with sales commissions that qualify for capitalization will be recorded as selling, general and administrative expense in the Company’s Consolidated Statements of Operations.

As of December 31, 2019, the Company had approximately $5,000 of accounts payable and accrued expenses related to the delivery of biometric identity system and services. The $5,000 was paid in February 2020.

Revenue related to direct financing leases is outside the scope of Topic 606 and is recognized over the term of the lease using the effective interest method.

As of December 31, 2019, there was a deferred commission of approximately $5,000 related to future delivery of an identity solutions system and services.

Recently Issued Accounting Pronouncements Not Yet Adopted

In January 2017, the FASB issued Accounting Standards Update 2017-04, “Intangibles-Goodwill and Other: Simplifying the Test for Goodwill Impairment” (“ASU 2017-04”). The standard simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Under the amendments of ASU 2017-04, an entity should perform its goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity will recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value, but the loss cannot exceed the total amount of goodwill allocated to the reporting unit. ASU 2017-04 is effective for the calendar year ending December 31, 2020. The amendments require a prospective approach to adoption and early adoption is permitted for interim or annual goodwill impairment tests. The Company does not believe ASU 2017-04 will have a material impact on the consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses. The standard requires a financial asset (including trade receivables) measured at amortized cost basis to be presented at the net amount expected to be collected. Thus, the statement of operations will reflect the measurement of credit losses for newly-recognized financial assets as well as the expected increases or decreases of expected credit losses that have taken place during the period. This standard will be effective for the calendar year ending December 31, 2023. The Company is currently in the process of evaluating the impact of adoption of this ASU on the financial statements.

See Notes 6 and 7 for additional information on indebtedness outstanding as of December 31, 2019.

NOTE 2 – PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following as of December 31, 2019 and 2018:

	2019	2018

Property and equipment	$282,316	$238,442
Equipment under capital lease (see Note 11)	156,867	156,867
	439,183	395,309
Less Accumulated depreciation	277,363	191,309
Property and equipment, net	$161,820	$204,000

Depreciation expense totaled $86,054 and $64,810 for the years ended December 31, 2019 and 2018, respectively.

NOTE 3 – OTHER ASSETS

The Company’s other assets consist of software being developed for new product offerings that have not been placed into service. Other assets consisted of the following at December 31, 2019 and 2018:

	2019	2018
Software and development	$128,005	$1,566,177
Operating Lease ROU Assets	171,141	—
Other	83,920	—
	$383,066	$1.566,177

NOTE 4 – INTANGIBLE ASSETS, NET (OTHER THAN GOODWILL)

The Company’s intangible assets consist of intellectual property acquired from Multi-Pay and FIN in addition to internally developed software that have been placed into service. They are amortized over their estimated useful lives as indicated below. The following is a summary of activity related to intangible assets for the years ended December 31, 2019 and 2018:

	Customer Relationships	Acquired and Developed Software	Intellectual Property	Non-Compete	Patents Pending	Total

Useful Lives	10 Years	5 Years	10 Years	10 Years	N/A

Carrying Value at December 31, 2017	$1,287,450	$—	$1,556,934	$5,250	$28,446	2,878,080
Additions	—	959,882	—	—	49,736	1,009,618
Write off of assets	—	—	(148,627)	—	—	(148,627)
Amortization	(158,716)	(50,989)	(216,365)	(2,817)	—	(428,887)
Carrying Value at December 31, 2018	1,128,734	908,893	1,191,942	2,433	78,182	3,310,184
Additions	—	3,111,668	—	—	30,695	3,142,363
Impairment loss	—	—	(154,622)	—	—	(154,622)
Amortization	(158,715)	(368,637)	(174,528)	(2,433)	—	(704,313)
Carrying Value at December 31, 2019	$970,019	$3,651,924	$862,792	$-	$108,877	$5,593,612

The following is a summary of intangible assets as of December 31, 2018:

	Customer Relationships	Acquired and Developed Software	Intellectual Property	Non-Compete	Patents Pending	Total
Cost	$1,587,159	$959,882	$1,759,809	$14,087	$78,182	$4,399,119
Accumulated amortization	(458,425)	(50,989)	(567,867)	(11,654)	—	(1,088,935)
Carrying Value at December 31, 2018	$1,128,734	$908,893	$1,191,942	$2,433	$78,182	$3,310,184

The following is a summary of intangible assets as of December 31, 2019:

	Customer Relationships	Acquired and Developed Software	Intellectual Property	Non-Compete	Patents Pending	Total
Cost	$1,587,159	$4,071,550	$1,498,363	$14,087	$108,877	$7,280,036
Accumulated amortization	(617,140)	(419,626)	(635,571)	(14,087)	—	(1,686,424)
Carrying Value at December 31, 2019	$970,019	$3,651,924	$862,792	$—	$108,877	$5,593,612

The following is the future amortization of intangible assets for the year ended December 31:

2020	$1,158,743
2021	1,158,743
2022	1,119,319
2023	1,014,421
2024	790,106
Thereafter	352,280
$5,593,612

NOTE 5 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following as of December 31, 2019 and 2018:

	2019	2018
Trade payables	$621,292	$401,272
Accrued interest	641,834	401,667
Accrued payroll and related expenses	386,165	260,153
Current portion of operating lease liabilities	242,650	—
Other	323,971	239,134
Total	$2,215,912	$1,302,226

NOTE 6 – NOTES PAYABLE, NET

The following is a summary of notes payable as of December 31, 2019 and 2018:

	December 31, 2019	December 31, 2018

In January 2017, the Company issued a Senior Unsecured Note (“Note”) a face value of $3,000,000, payable two years from issuance, along with an aggregate of 4,500,000 shares of Common Stock, with a fair value of $1,147,500. The Company allocated the proceeds to the note payable and common stock based on their relative fair value and recorded a discount of $830,018 to be amortized into interest expense over the two-year term of the note. The Company also paid debt issuance costs consisting of a cash fee of $120,000 and 1,020,000 shares of common stock of the Company with a fair value of $306,000. On April 30, 2018, the Company and the Noteholder agreed to extend the due date of the note until April 30, 2020 for an extension fee of 1,500,000 shares of the Common Stock issued to the Noteholder. The April 2018 change in terms of the Note payable has been determined to be a debt extinguishment in accordance with ASC 470. The reported amounts under the debt extinguishment are not significantly different than that of the Company’s reported amounts. See below.	$2,000,000	$2,000,000
Installment loan payable related to a vehicle acquisition payable in monthly payments of $539 per month at an interest rate of 10.8% per annum payable for 36 months	12,866	—
Total Principal Outstanding	$2,012,866	$2,000,000
Unamortized Deferred Debt Discount	(26,722)	(106,886)
Unamortized Deferred Debt Issuance Costs	(9,866)	(39,466)
Notes Payable, Net	$1,976,278	$1,853,648
Notes Payable, current portion, net of discount, issuance costs and current portion	$1,970,937	$—
Notes Payable, Net of discounts and current portion	5,341	1,853,648
	$1,976,278	$1,853,648

The Note was amended and restated in February 2020. See Note 16 “Subsequent Events”.

The following is a roll-forward of the Company’s notes payable and related discounts for the years ended December 31, 2019 and 2018:

	Principal	Debt Issuance	Debt
	Balance	Costs	Discounts	Total
Balance at January 1, 2018	$3,000,000	$(168,345)	$(455,935)	$2,375,720
New issuances	—	—	—	—
Payments	(1,000,000)	—	—	(1,000,000)
Amortization	—	128,879	349,049	477,928
Balance at December 31, 2018	2,000,000	(39,466)	(106,886)	1,853,648
New issuances	16,510	—	—	16,510
Payments	(3,644)	—	—	(3,644)
Amortization	—	29,600	80,164	109,764
Balance at December 31, 2019	$2,012,866	$(9,866)	$(26,722)	$1,976,278

Future maturities of notes payable are as follows for the calendar years 2020, 2021, and 2022:

2020	$5,340
2021	2,005,947
2022	1,579
$2,012,866

NOTE 7 – CONVERTIBLE NOTES PAYABLE

On December 13, 2019, the Company, entered into Securities Purchase Agreements with several accredited investors (the “8% Note Investors”) providing for the sale by the Company to the Investors of 8% Convertible Notes in the aggregate amount of $428,000 (the “8% Notes”). The 8% Notes mature on November 30, 2021 and are a general unsecured obligation of the Company. The Company can prepay all or a portion of the 8% Notes at any time. The Company shall pay interest on the 8% Notes at the rate of 8.0% per annum payable at the earlier of the maturity date or conversion date, in cash or, at the holder’s option, shares of common stock of the Company. At the option of the 8% Note Investors, all or a portion of the 8% Notes may be converted into shares of common stock of the Company at $0.08 per share. If the holders of the 8% Notes owning outstanding 8% Notes representing in excess of half of the aggregate outstanding principal amount of all 8% Notes provide notice to the Company of their intent to convert their 8% Notes, then all 8% Notes plus unpaid interest and other amounts owing to each of the holders shall be automatically converted.

The 8% Notes were amended in February 2020 became a secured obligation of the Company and now mature in 2022. See Note 16 “Subsequent Events”

NOTE 8 – OTHER LIABILITIES

Other liabilities consist of the following as of December 31, 2019 and 2018:

	2019	2018

Operating lease liabilities, long term	$131,568	$—
Other	—	45,000
	$131,568	$45,000

The Company reclassified $45,000 from accounts payable and accrued expenses in 2018 to other liabilities.

NOTE 9 – RELATED PARTY TRANSACTIONS

2019 Transactions

Notes Payable

During the year ended December 31, 2019, the Company recorded approximately $240,000 of interest expense under the terms and conditions of the Stern Note (see Note 6) that is due to the Theodore Stern Revocable Trust, whose trustee Mr. Stern is a member of the Company’s Board of Directors.

Convertible Notes Payable

In December 2019, the Chairman of the Board of Directors invested $25,000 in the 8% Notes offering. See Note 7.

Purchase of Common Stock

In June 2019, two of the Company’s Directors and one Officer purchased 1,562,500 shares of common stock of the 2019 offering as described in Note 9.

Other

In connection with the 2019 offering of common stock, the Company incurred fees to Network 1 Financial Securities Inc. (“Network 1”), a registered broker dealer, one of the Company’s financial advisors. The Network 1 fees were approximately $109,000 paid in cash and 858,000 common stock purchase warrants with a fair value of approximately $54,000 that are exercisable during a term of five years at a price of $0.088 cents per share. A member of the Company’s Board of Director’s maintains a partnership with a key principal of Network 1.

Additionally, the Company rents office space in Long Beach, New York at a monthly cost of $7,425 (reduced to $5,000 per month as of January 1, 2020). The agreement is month to month and can be terminated on 30 days’ notice. The agreement is between the Company and Bridgeworks LLC, an entity principally owned by Mr. Beck, our CEO, and his family.

2018 Transactions

On August 9, 2018, the Company prepaid $1,000,000 of principal of the $3,000,000 Senior Unsecured Note dated February 1, 2017 held by the Stern Trust (Mr. Stern is a Company Board of Director) plus the related accrued interest of approximately $158,000. During the year ended December 31, 2019, the Company recorded approximately $284,000 of interest expense under the terms and conditions of the Note. Additionally, the Company and the Stern Trust agreed to extend the due date of the note until April 30, 2020 for an extension fee of 1,500,000 shares of Common Stock at a market value of $420,000 based on trading price.

Purchase of Common Stock

In August 2018, two of the Company’s Directors, Mr. Stern and Mr. Selzer, respectively purchased an additional 6,666,667 and 666,667 shares of common stock of the 2018 offering as described in Note 10.

Other

In connection with the 2018 offering of common stock, the Company incurred fees to Network 1 Financial Securities, Inc. (“Network 1”), a registered broker-dealer. The Network 1 fees and expenses comprise of approximately $659,000 paid in cash and approximately 2,470,000 common stock purchase warrants for five years at a price of $0.165 cents per share. A member of the Company’s Board of Director’s maintains a partnership with a key principal of Network 1.

The Company leases its Corporate headquarters from Bridgeworks LLC, (“Bridgeworks”), a company providing office facilities to emerging companies, principally owned by Mr. Beck and his family. Mr. Beck is Chairman, Chief Executive Officer and President of the Company. During 2018, the Company paid Bridgeworks $89,100.

In connection with a Confidential Settlement Agreement and General Release Agreement with Mr. Solomon, a former director and officer, as described below, the Company paid approximately $160,000 during the year ended December 31, 2019. Additionally, Mr. Solomon and the Company entered into an Agency Agreement dated September 13, 2017 pursuant to which Mr. Solomon agreed to be engaged as a non- exclusive sales agent for the Company’s products on an as needed basis for a term of three years in consideration of sales commissions. During the year ended December 31, 2019, the Company paid Mr. Solomon a sales commission of approximately $84,000.

2020 Transactions

See Note 1 “Subsequent Events” for detailed disclosure of the participation of three directors in the 2020 Notes Offering and related transactions.

NOTE 10 – STOCKHOLDERS’ EQUITY

On September 28, 2017, the stockholders of the Company approved increasing the number of authorized shares of common stock from 500,000,000 to 1,000,000,000. The Company had 518,125,454 and 478,950,996 shares issued and outstanding as of December 31, 2019 and 2018, respectively. In addition, the Company is authorized to issue 20,000,000 shares of preferred stock.

Common Stock

2019 Common Stock Transactions

●	In June 2019, the Company entered into Subscription Agreements with accredited investors (the “2019 Accredited Investors”) pursuant to which the 2019 Accredited Investors purchased an aggregate of approximately 38,764,000 shares of the Company’s common stock for an aggregate purchase price of approximately $3,100,000. In connection with the private offering, the Company paid a cash fee of approximately $173,000 and issued 1,251,750 common stock purchase warrants with a fair value of approximately $79,000 that are exercisable during a term of five years at an exercise price of $0.088 per share.

●	The Company also issued approximately 411,000 shares of common stock to two service providers in satisfaction of $41,000 due for services.

2018 Common Stock Transactions

●	During the year ended 2018, the Company granted approximately 2,456,000 shares of restricted stock to the non-employee Directors in connection with their compensation to serve as Board Members. The shares were valued at the fair value at the date of grant and vest quarterly. The restricted shares granted to the Board Member for compensation is for the period November 1, 2017 to October 31, 2019. Additionally, during the year ended 2018, the Company granted 2,750,000 shares of restricted stock to employees of which 2,000,000 will be vested upon achieving certain performance criteria and 750,000 will vest over a three-year period.

●	The Company also issued 456,735 shares of common stock to a service provider in satisfaction of $97,126 due for services.

●	During the year ended December 31, 2018, investors exercised 4,433,333 warrants at an average price of $0.05 cents per share on a cashless exercise basis in exchange for approximately 3,500,000 shares of common stock of the Company. Additionally, option holders exercised approximately 3,200,000 vested options at an average price of $0.13 cents for approximately 1,600,000 shares of common stock.

●	During the year ended December 31, 2018, the Company cancelled 728,448 shares of common stock in settlement of amounts due from the Multipay acquisition.

●	In August 2018, the Company entered into Subscription Agreements with accredited investors (the “August 2018 Accredited Investors”) pursuant to which the August 2018 Accredited Investors agree to purchase an aggregate of approximately 64,072,000 shares of the Company’s common stock for an aggregate purchase price of approximately $9,611,000. In connection with this private offering, the Company paid Network 1, a registered broker-dealer, a cash fee of approximately $629,000 and issued approximately 2,470,000 common stock purchase warrants valued at approximately $314,000 that are exercisable for a term of five years at an exercise price of $0.165 per share.

The criteria for the 2019 and 2018 performance based restricted stock have not been met as of December 31, 2019

Warrants

●	During the year ended December 31, 2019, the Company issued 1,251,750 common stock warrants to its investment bankers in connection with the June 2019 private common stock offering at an exercise price of $0.088 cents for a period of five years.

●	During the year ended December 31, 2018, the Company issued 2,470,267 common stock warrants to its investment banker in connection with the August 2018 private common stock offering at an exercise price of $0.14 cents for a period of five years.

●	During the year ended 2018, investors exercised 4,433,333 warrants at an average price of $0.05 cents per share on a cashless exercise basis in exchange for shares of common stock of the Company.

The following is a summary of the Company’s warrant activity for the years ended December 31, 2019 and 2018:

	Number of Shares	Weighted Average Exercise Price		Weighted Average Remaining Life
Outstanding at January 1, 2017	48,164,543		$0.11	2.8 Years
Granted	2,470,267		$0.14	5.0 Years
Exercised/Cancelled	(4,433,333)		$0.05
Outstanding at December 31, 2018	46,201,477		$0.11	2.9 Years
Granted	1,251,750		$0.09	5.0 Years
Exercised/Cancelled	-	$		—
Outstanding at December 31, 2019	47,453,227		$0.09	1.9 Years

Stock Options

The Company has adopted the Ipsidy Inc. 2014 Equity Compensation Plan and the 2017 Incentive Stock Plan. The Company has no other stock options plans in effect as of December 31, 2019.

On November 21, 2014, our Board of Directors authorized the Ipsidy Inc. Equity Compensation Plan (the “2014 Plan”). On September 28, 2017, the shareholders of the Company approved the 2017 Incentive Stock Plan (“2017 Incentive Plan”). The following is a summary of principal features of the 2014 Plan and the 2017 Incentive Plan. The summaries, however, does not purport to be a complete description of all the provisions of each plan.

The 2014 Plan covers 25,000,000 shares of common stock and the 2017 Incentive Plan covers 70,000,000 shares of common stock. Both Plans are administered by the Compensation Committee.

The terms of Awards granted under the plans shall be contained in an agreement between the participant and the Company and such terms shall be determined by the Compensation Committee consistent with the provisions of the applicable plan. The terms of Awards may or not require a performance condition in order to vest the equity comprised in the relevant Award. The terms of each Option granted shall be contained in a stock option agreement between the optionee and the Company and such terms shall be determined by the Compensation Committee consistent with the provisions of the applicable plan

The Company has also granted equity awards that have not been approved by security holders.

2019 Stock Option Issuances

●	During the year ended December 31, 2019, the Company granted options to acquire 3,600,000 shares of common stock to one member of the Board of Directors and three employees at fair market value on date of grant. Of the 3,600,000 stock options, 3,475,000 options vest over a three-year period and 125,000 options vest upon achieving certain performance thresholds. The options have a term of ten years and the approximate fair value of the options as of the grant date was $150,000.

2018 Stock Option Issuances

●	During the year ended December 31, 2018, the Company granted options to acquire 6,220,000 shares of common stock to ten employees and one non-employee of which 970,000 are exercisable at an average price of $0.12, 3,250,000 options are exercisable at an average price of $0.22 per share, and 2,000,000 are exercisable at $0.25 per share. The options have a term of ten years, were granted at fair market value at the date of grant and vest over three years. The grant date fair value of the options totaled approximately $962,000, which will be charged to expense over the three-year vesting term of which approximately $231,000 was related to non-employees.

The Company determined the grant date fair value of the options granted during the years ended December 31, 2019 and 2018 using the Black Scholes Method and the following assumptions:

	2019	2018
Expected Volatility	75% to 80%	79.0% to 93.0%
Expected Term	2.5 – 5.9 Years	2.5 – 5.9 Years
Risk Free Rate	1.73% – 2.49%	2.42% – 3.00%
Dividend Rate	0.00%	0.00%

Activity related to stock options for the years ended December 31, 2019 and 2018 is summarized as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Contractual Term (Yrs.)	Aggregate Intrinsic Value
Outstanding as of January 1, 2018	103,208,331	$0.19	9.5	$10,023,400
Granted	6,220,000	$0.22	10.0	$2,868.750
Exercised/Forfeited	(3,174,992)	$0.08	—	$—
Outstanding as of December 31, 2018	106,253,339	$0.19	9.5	$11,457,291
Granted	3,600,000	$0.07	10.0	$—
Forfeited	(453,333)	$0.13	—	$—
Outstanding as of December 31, 2019	109,400,006	$0.20	6.5	$280,000
Exercisable as of December 31, 2019	101,144,450	$0.19	7.4	$280,000

The following table summarizes stock option information as of December 31, 2019:

Exercise Price	Outstanding	Weighted Average Contractual Life (Yrs.)	Exercisable
$0.0001	3,500,000	5.8	3,500,000
$0.05	35,700,006	6.9	31,950,006
$0.10	27,200,000	6.8	27,061,110
$0.12	1,200,000	9.0	—
$0.13	250,000	7.8	166,667
$0.15	2,800,000	5.9	2,800,000
$0.22	2,750,000	8.0	1,500,000
$0.25	2,500,000	7.9	1,166,667
$0.26	500,000	8.3	333.333
$0.29	1,000,000	7.3	666,667
$0.4	1,000,000	6.2	1,000,000
$0.45	31,000,000	5.9	31,000,000
		6.5
	109,400,006		101,144,450

As of December 31, 2019, there was approximately $446,000 and $27,000 of unrecognized compensation costs related to employee stock options and non-employee stock options, respectively, outstanding which will be recognized in 2020 through 2022. The company will recognize forfeitures as they occur. Stock compensation expense for the years ended December 31, 2019 and 2018 was approximately $1,246,000 and $2,430,000, respectively.

The criteria for certain performance based stock options have not been achieved as of December 31, 2019.

NOTE 11 – DIRECT FINANCING LEASE

In September 2016, the Company and an entity in Colombia entered into a rental contract for the rental of 78 kiosks to provide cash collection and fare services at transportation stations. The lease term commenced in May 2017 when the kiosks were installed and operational. The term of the rental contract is ten years at an approximate monthly rental of $11,900. The lessee has the option at the end of the lease term to purchase each unit for approximately $40. The term of the lease approximates the expected economic life of the kiosks. As such, the lease was accounted for as a direct financing lease.

The Company has recorded the transaction at its net investment in the lease and will receive monthly payments of $11,856 before estimated executory costs, or $142,272, annually, to reduce investment in the lease and record income associated with the related amount due. Executory costs are estimated to be $1,677 month and initial direct costs are not considered significant. The transaction resulted in incremental revenue in the years ended December 31, 2019 and 2018 of approximately $63,400 and $69,400, respectively.

The equipment under the capital lease is valued at approximately $748,000. At the inception of the lease term, the aggregate minimum future lease payments to be received is approximately $1,422,000 before executory cost. Unearned income is recorded at the inception of this lease was approximately $474,000 and will be recorded over the term of the lease using the effective income rate method. Future minimum lease payments to be received under the lease for the next five years and thereafter are as follows:

Year Ending December 31,
2020	$122,148
2021	122,148
2022	122,148
2023	122,148
2024	122,148
Thereafter	162,864
773,604
Less deferred revenue	(213,568)
Net investment in lease	$560,036

NOTE 12 – LEASE OBLIGATION PAYABLE

The Company entered into a lease in March 2017 for the rental of its printer for its secured plastic and credential card products business under an arrangement that is classified as a capital lease. The leased equipment is amortized on a straight line basis over its lease term including the last payment (61 payments) which would transfer ownership to the Company. Total amortization related to the lease equipment as of December 31, 2019 is $91,079. The following is a schedule showing the future minimum lease payments under capital lease by year and the present value of the minimum lease payments as of December 31, 2019. The interest rate related to the lease obligation is 12% and the maturity date is March 31, 2022. Future cash payment related to this capital lease are as follow for the calendar years ending from 2020-2022.

2020	$43,096
2021	43,096
2022	10,774
Total minimum lease payments	96,966

Less: Amount representing interest	(12,356)

Present value of minimum lease payments	$84,610

NOTE 13 – INCOME TAXES

The Company accounts for income taxes in accordance with ASC 740 which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim period, disclosure and transition. There were no unrecognized tax benefits as of December 31, 2019 and 2018.

The Company’s loss before income taxes from US and Foreign sources for the years ended December 31, 2019 and 2018, are as follows:

	2019	2018
United States	$(8,548,570)	$(8,775,452)
Outside United States	(1,888,857)	(1,221,919)
Loss before income taxes	$(10,437,427)	$(9,997,371)

The following table summarizes the significant differences between the U.S. Federal statutory tax rate and the Company’s effective tax rate for financial statement purposes for the years ended December 31, 2019 and 2018:

	2019	2018
US Federal Statutory Tax Rate	21.00%	21.00%
State taxes	4.35%	4.35%
NOL True-Ups	5.27%	2.47%

Change in valuation allowance	(30.62%)	(27.82%)
	0.00%	0.00%

The tax effects of temporary differences that give rise to deferred tax assets and liabilities as of December 31, 2019 and 2018 are summarized as follows:

	2019	2018
Deferred Tax Assets
Net Operating Loss	$7,681,718	$5,981,004
Stock Options	6,632,746	5,890,565
Charitable Contributions	1,267	1,267
Basis Difference in Intangible Assets	7,405	99,296
Basis Difference Fixed Assets	—	5,096
Accrued Payroll	51,907	42,939
Valuation Allowance	(14,365,195)	(11,938,078)
Total Deferred Tax Asset	9,848	37,089
Debt Discounts	(6,769)	(27,086)
Debt Issuance Costs	(2,501)	(10,003)
Basis Difference Fixed Assets	(578)	—
Total Deferred Tax Liability	(9,848)	(37,089)
Net Deferred Tax Asset	$—	$—

As of December 31, 2019, the Company has available federal net operating loss carry forward of $25.9 million and state net operating loss carry forwards of $25.9 million. Operating loss carryforwards of approximately $25.9 million expire through 2039. Additionally, the Company has income tax net operating loss carryforwards related to our international operations which have an indefinite life.

The Company assess the recoverability of its net operating loss carry forwards and other deferred tax assets and records a valuation allowance to the extent recoverability does not satisfy the “more likely than not” recognition criteria. The Company continues to maintain the valuation allowance until sufficient positive evidence exists to support full or partial reversal. As of December 31, 2019, the Company had a valuation allowance of approximately $14.4 million against its deferred tax assets, net of deferred tax liabilities, due to insufficient positive evidence, primarily consisting of losses within the taxing jurisdictions that have tax attributes and deferred tax assets.

The Tax Cuts and Jobs Act of 2017 was signed into law on December 22, 2017. The law included significant changes to the US Corporate income tax system, including a Federal corporate rate reduction from 35% to 21%, limitations on the deductibility of interest expense and executive compensation and the transition of US international taxation from a worldwide tax system to a territorial tax system. As the Company is not currently a taxpayer due to ongoing operating losses, the impact on the financial statements is not material. We have reflected the lower rates in the calculation above in the information presented.

NOTE 14 – COMMITMENTS AND CONTINGENCIES

Legal Matters

From time to time the Company is a party to various legal or administrative proceedings arising in the ordinary course of our business. While any litigation contains an element of uncertainty, we have no reason to believe that the outcome of such proceedings will have a material adverse effect on the financial condition or results of operations of the Company.

Executive Compensation

As of December 31, 2019, the Company had employment agreements with four members of the management team providing base salary amounts and provisions for stock compensation, cash bonuses and other benefits to be granted at the discretion of the Board of Directors. Additionally, the employment agreements include provisions for base salary, bonus amounts upon meeting certain performance milestones, severance benefits for involuntary termination from a change in control or other events as defined in their respective agreements. Additionally, the vesting of certain awards could be accelerated upon a change in control (as defined).

Leases

The lease related balances included in the Condensed Consolidated Balance Sheet as of December 31, 2019 were as follows:

Assets:

Current portion of operating lease ROU assets - included in other current assets	$254,919

Operating lease ROU assets – included in Other Assets	171,141

Total operating lease assets	$426,060

Liabilities:

Current portion of ROU liabilities – included in Accounts payable and accrued expenses	$242,650

Long-term portion of ROU liabilities – included in Other liabilities	131,568

Total operating lease liabilities	$374,218

The weighted average lease term remining is 1.2 years and weighted average discount rate is 13.55%.

The following table presents the maturity of the Company’s operating lease liabilities as of December 31, 2019:

2020	$277,961
2021	96,606
2022	49,716
Total operating lease payments	424,283
Less: Imputed interest	(50,065)
Total operating lease liabilities	$374,218

The Company leases approximately 2,100 square feet of office space in Plantation, Florida. Monthly rental is approximately $2,700 per month with a 3% increase on each annual anniversary. The Company will be responsible for their respective share of building expenses. The lease term is through August 2020.

Additionally, the Company rents office space in Long Beach, New York at a monthly cost of $7,425. The agreement is month to month and can be terminated on 30 days’ notice. The agreement is between the Company and Bridgeworks LLC, an entity principally owned by Mr. Beck, our CEO and his family.

In October 2018, the Company a entered into an office lease in Alpharetta, Georgia, for approximately $3,800 per month through March 31, 2020 or through the termination of the master lease.

The Company leases an office location in Bogota, Colombia. In April 2017, MultiPay S.A.S. entered an office lease beginning April 22, 2017 for two years. The new lease cost is approximately $8,500 per month with an inflation adjustment after one year. The lease was extended for one additional year through April 22, 2021 and extends annually unless written notice to the contrary is provided at least six months in advance. Furthermore, the Company leases an apartment at approximately $2,000 a month for one of the management team through April 2020.

The Company also leases space for its operation in South Africa. The current lease is through June 30, 2022 and the approximate monthly rent is $8,000.

Rent expense for the years ended December 31, 2019 and 2018 was approximately $439,000 and $381,000 respectively.

The following is a schedule, by years, of the future minimum lease payments required under non-convertible operating leases as of December 31, 2019.

2020	$276,000
2021	97,000
2022	50,000
Total	$423,000

The Company has entered an agreement with a facial recognition software company for the grant of a perpetual license for commercial use (unless terminated for breach by either party). The initial payment under the license of $160,000 was paid in 2018 with two additional installments due on the first and second anniversary of the Effective Date of the arrangement amounting to $80,000 and $40,000, respectively. The Company is in discussion with the provider with respect to functionality as well as the remaining financial obligation.

NOTE 15 – SEGMENT INFORMATION

General information

The segment and geographic information provided in the table below is being reported consistent with the Company’s method of internal reporting. Operating segments are defined as components of an enterprise for which separate financial information is available and which is evaluated regularly by the chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance. The CODM regularly reviews net revenue and gross profit by geographic regions. The Company products and services operate in two reportable segments; identity management and payment processing.

Information about revenue, profit/loss and assets

The CODM evaluates performance and allocates resources based on net revenue and operating results of the geographic region as the current operations of each geography are either primarily identity management or payment processing. Identity management revenue is generated in North America and Africa and payment processing is earned in South America which are the three geographic regions of the Company. We have included the lease income in payment processing are the leases are related to unattended ticking kiosks.

Long lived assets are in North America, South America and Africa. Most assets are intangible assets recorded from the acquisition of MultiPay (South America) in 2015 and FIN Holdings (North America and Africa) in 2016. Assets for North America, South America and Africa amounted to approximately $9.1 million, $0.4 million and $1.4 million, respectively, of which $4.2 million, $0.0 million and $1.2 million related to goodwill as of December 31, 2019.

Analysis of revenue by segment and geographic region and reconciliation to consolidated revenue, gross profit, and net loss are provided below. The Company has included in the schedule below an allocation of corporate overhead based on management’s estimate of resource requirements.

	Year Ended December 31,
	2019	2018
Net Revenues:
North America	$642,313	$1,941,866
South America	455,475	476,234
Africa	1,454,257	1,410,893
	2,552,045	3,828,993

Identity Management	2,096,570	3,352,759
Payment Processing	455,475	476,234
	2,552,045	3,828,993

Loss From Operations
North America	(3,536,664)	(1,959,125)
South America	(5,186,550)	(6,540,029)
Africa	(1,362,535)	(824,065)
	(10,085,749)	(9,323,219)

Identity Management	(4,899,199)	(2,783,190)
Payment Processing	(5,186,550)	(6,540,029)
	(10,085,749)	(9,323,219)

Interest Expense	(375,598)	(757,801)
Other income/(expense)	23,920	83,649

Loss before income taxes	(10,437,427)	(9,997,371)

Income tax expense	(62,931)	(30,242)

Net loss	$(10,500,358)	$(10,027,613)

NOTE 16 – SUBSEQUENT EVENTS

Convertible Notes Payable

On February 14, 2020 the Company, entered into Securities Purchase Agreements with several accredited investors (the “2020 Note Investors”) providing for the sale by the Company to the 2020 Note Investors of 15% Senior Secured Convertible Notes in the aggregate amount of $1,510,000 (the “2020 Notes”). Philip D. Beck, Chief Executive Officer and Chairman of the Board, invested $50,000 in consideration of a 2020 Note in the principal amount of $50,000 payable by a deduction from his salary. Theodore Stern, a director of the Company, invested $50,000 in consideration of a 2020 Note in the principal amount of $50,000. Herbert Selzer invested $100,000 in consideration of a 2020 Note in the principal amount of $100,000. Mr. Selzer provided $50,000 on the closing date and has agreed to provide the balance of the funding on or prior to April 30, 2020.

The 2020 Notes mature February 28, 2022 and are a secured obligation of the Company. The Company can prepay all or a portion of the 2020 Notes at any time provided that such amount prepaid shall be equal to 150% of the principal due. The Company shall pay interest on the 2020 Notes at the rate of 15% per annum payable at the earlier of the maturity date or conversion date, in cash or, at the investor’s option, shares of common stock of the Company.

If the Company prepays all or a portion of the 2020 Note prior to the one-year anniversary of the 2020 Note issuance date (the (“2020 Note Anniversary”), then the Company will be required to pay interest on the principal prepaid through the 2020 Note Anniversary. Further, upon maturity or in the event of default and/or bankruptcy of the 2020 Notes, the Company will be required to pay 150% of the principal due under the 2020 Notes.

At the option of the 2020 Note Investors, they may at any time convert the 2020 Notes. The amount of shares delivered shall be equal to 150% of the amount of the principal converted divided by the conversion price of $0.20 per share. Following the 2020 Note Anniversary, the Company may require that the 2020 Note Investors convert all or a portion of the 2020 Notes, if the Company’s volume weighted average price for any preceding 20-day period is equal to or greater than $0.30.

Subject to the aggregate principal amount of all the 2020 Notes being not less than $1,500,000, the 2020 Note Investors are entitled to nominate and the Company will not unreasonably reject the appointment of a new member to the Company’s Board of Directors.

The Company and FIN Holdings, Inc. and ID Solutions, Inc., two of the Company’s subsidiaries, entered into a security agreement with the 2020 Note Investors, the holders of the 8% Convertible Notes in the principal amount of $428,000 issued December 2019 (the “8% Notes”) and the Theodore Stern Revocable Trust (the “Stern Trust”), which is the holder of the Promissory Note in the principal amount of $2,000,000 (the “Stern Note”). The security agreement provides that until the principal and accrued but unpaid interest under the 2020 Notes, 8% Notes and Stern Note is paid in full or converted pursuant to their terms, the Company’s obligations under the 2020 Notes, 8% Notes and Stern Note will be secured by a lien on all assets of the Company. The security interest granted to the holders of the 2020 Notes, 8% Notes and Stern Note ranks pari passu. The security agreement permits sales of assets up to a value of $1,000,000 which proceeds may be used for working capital purposes and the secured parties will take such steps as may be reasonably necessary to release its security interest and enable such sales in such circumstances. Each of the secured parties appointed Mr. Stern and a third-party investor as joint collateral agents. Mr. Stern, a director of the Company, is the trustee of the Stern Trust. Further, the Company and the Stern Trust entered an Amended and Restated Promissory Note (the “Restated Stern Note”) providing that the $2,000,000 principal of the Stern Note will be due and payable on the same terms (bearing interest at 15% per annum) and on the same maturity date as the 2020 Notes and that the interest due under the Stern Note as of January 31, 2020 in the amount of $662,000 will remain due and payable on the same terms as exist in the Stern Note prior to modification provided that the maturity of such interest shall be extended to the same maturity date as the 2020 Notes. The Company and the holders of the 8% Notes entered into an amendment agreement pursuant to which that the principal and interest due under the 8% Notes will remain due and payable on the same terms as exist in the 8% Notes prior to modification, save that the maturity shall be extended to the same maturity date as the 2020 Notes. A securities purchase agreement for $50,000 in 8% Notes was cancelled by mutual consent reducing the principal amount of the 8% Notes from $478,000 to $428,000.

In connection with this private offering, the Company paid Network 1 Financial Securities, Inc., a registered broker-dealer, a cash fee of approximately $104,800.

In February 2020, the Company offered all warrant holders holding warrants to purchase shares of Company common stock issued in July 2015 (“2015 Warrants”) the right to extend the term of the 2015 Warrants for a period of two years, subject to an increase in the Exercise Price (as defined therein) to $0.06 per share, providing that such warrant holders invested a minimum $100,000 in the 2020 Note private offering. As a result, a portion of the 2015 Warrant holders participated in the 2020 Note offering and the Company extended the exercise period until February 2022 of 2015 Warrants representing the right to acquire 6,385,000 shares of common stock. Mr. Selzer holds 880,000 2015 Warrants, which were also extended as a result of his investment.

Covid 19

In December 2019, a novel strain of coronavirus (“Covid 19”) emerged globally and has been declared a pandemic. The extent to which Covid 19 will impact our customers, business, results and financial condition will depend on current and future developments, which are highly uncertain and cannot be predicted at this time.

Up to 100,000,000 Shares

Common Stock

P R O S P E C T U S

, 2020

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the Securities and Exchange Commission registration fee, and the FINRA filing fee.

Securities and Exchange Commission Registration Fee	$2,260
FINRA Filing Fee	2,750
Accountants’ fees and expenses	30,000
Legal fees and expenses	45,000
Printing and engraving fees	3,500
Transfer agent and registrar fees	2,500
Miscellaneous	13,990
$100,000

ITEM 14. Indemnification of Directors and Officers

Our certificate of incorporation, as amended, contains provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of our directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers. Our certificate of incorporation and bylaws provide that we shall indemnify our officers, directors, employees and agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

We have entered into indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.

We have purchased and currently intend to maintain insurance on behalf of each and any person who is or was our director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

ITEM 15. Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, we have issued and sold the following securities that were not registered under the Securities Act of 1933, as amended:

On January 31, 2017, the Company entered into an Executive Retention Agreement pursuant to which the Company granted Mr. Beck Stock Options to acquire 15,000,000 shares of common stock of the Company at an exercise price of $0.10 per share for a period of ten years. Further, upon the Company being legally entitled to do so, the Company has agreed to enter a Restricted Stock Purchase Agreement with Mr. Beck pursuant to which Mr. Beck will purchase 15,000,000 shares of common stock at a per share price of $0.0001, which shares of common stock vest upon achieving various milestones. On September 28, 2017, as a result of the increase in the Company’s authorized shares of common stock, the Company and Mr. Beck entered into the Restricted Stock Agreement. The Stock Options vest with respect to (i) one-third of the shares of common stock upon January 31, 2017 and (ii) in 24 equal monthly tranches commencing on the grant date.

On January 31, 2017, the Company entered into an Executive Retention Agreement pursuant to which Mr. Stoller agreed to serve as Chief Financial Officer pursuant to which the Company granted Mr. Stoller Stock Options to acquire 5,000,000 shares of common stock of the Company at an exercise price of $0.10 per share for a period of ten years. Further, upon the Company being legally entitled to do so, the Company has agreed to enter a Restricted Stock Purchase Agreement with Mr. Stoller pursuant to which Mr. Stoller will purchase 5,000,000 shares of common stock at a per share price of $0.0001, which shares of common stock vest upon achieving various milestones. On September 28, 2017, as a result of the increase in the Company’s authorized shares of common stock, the Company and Mr. Stoller entered into the Restricted Stock Agreement. The Stock Options vest with respect to (i) one-third of the shares of common stock upon the one year anniversary of the grant date and (ii) in 24 equal monthly tranches commencing on the one-year anniversary of the grant date.

On January 31, 2017, the Company entered into Conversion Agreements with several accredited investors (the “Investors”) pursuant to which each of the Investors agreed to convert all amounts of debt accrued and payable to such person including interest under the terms of their respective financing or loan agreement as of January 31, 2017 into shares of the Company’s common stock at $0.10 per share provided that certain Investors that had a conversion price less than $0.10 converted at such applicable conversion price. The Conversion Agreements resulted in the conversion of an aggregate of $6,331,000 debt and accrued interest into 84,822,006 shares of the Company’s common stock. Certain Investors also agreed to waive any existing rights with respect to certain anti-dilution rights contained in their Stock Purchase Warrants. The Company agreed to reduce the exercise of all outstanding Stock Purchase Warrants acquired as part of a financing or loan that had an exercise price more than $0.10 per share to $0.10 per share.

On January 31, 2017, the Company entered and closed a Securities Purchase Agreement with the Theodore Stern Revocable Trust (the “Stern Trust”) pursuant to which the Stern Trust invested an aggregate of $3,000,000 into the Company in consideration of a Promissory Note (the “Stern Note”) and 4,500,000 shares of common stock. The Stern Note is payable two years from the date of issuance and bears interest of 10% per annum, which compounds annually. The Stern Note may be prepaid in whole or in part by the Company at any time without penalty; provided, that any partial payment of principal must be accompanied by payment of accrued interest to the date of prepayment. The Stern Trust may convert interest payable under the Stern Note into shares of common stock of the Company at a conversion price of $0.20 per share. The Company is required to repay all outstanding principal and accrued but unpaid interest on this Note upon the Company (including any of its subsidiaries) closing on financing that, individually or collectively, generates gross proceeds equal to or more than $15,000,000.

On March 22, 2017, the Company entered into Subscription Agreements with several accredited investors (the “March 2017 Accredited Investors”) pursuant to which the March 2017 Accredited Investors agreed to purchase an aggregate of 20,000,000 shares of the Company’s common stock for an aggregate purchase price of $4,000,000 or a per share price of $0.20. In connection with this private offering, the Company paid Network 1 Financial Securities, Inc. (“Network 1”), a registered broker-dealer, a cash fee of $240,000 and agreed to issue Network 1,000,000 shares of common stock upon increasing its authorized shares of common stock.

On December 18, 2017, the Company entered into Subscription Agreements with accredited investors (the “December 2017 Accredited Investors”) pursuant to which the December 2017 Accredited Investors agreed to purchase an aggregate of approximately 38,461,500 shares of the Company’s common stock for an aggregate purchase price of $5,000,000. In connection with this private offering, the Company agreed to pay Network 1, a registered broker-dealer, a cash fee of $350,000 and issue common stock purchase warrants to acquire 1,153,846 shares of common stock of the Company exercisable for a term of five years at an exercise price of $0.143 per share.

On January 31, 2017, in connection with the issuance of the Stern Note an aggregate of 4,500,000 shares of Common Stock, the Company issued Network 1, a registered broker-dealer 1,200,000 shares of common stock of the Company in conjunction with its services.

On September 29, 2017, the Company issued to the CEO and CFO in connection with their Restricted Stock Purchase Agreements 15,000,000 and 5,000,000 shares of common stock.

During 2017, the Company issued approximately 594,000 shares of common stock in consideration of certain technical services.

During the quarter ended March 31, 2018, the Company granted 720,000 shares of Restricted Stock to the non-employee Directors in connection with their compensation to serve as Board Members. The shares were valued at the fair market value at the date of grant and vest quarterly.

During the quarter ended March 31, 2018, an investor exercised 2,200,000 warrants at $0.05 cents on a cashless exercise basis resulting in the issued of 1,672,190 shares of common stock of the Company.

On April 30, 2018, the Company and the Noteholder agreed to extend the due date of the Stern Note until April 30, 2020 for an extension fee of 1,500,000 shares of common stock issued to the Stern Trust.

During the three months ended June 30, 2018, the Company issued 2,750,000 shares of restricted stock of which 2,000,000 shares will be vested by upon achieving certain performance criteria and 750,000 common shares will vest over a three-year period. The Company also issued 170,240 shares of common stock to a service provider in satisfaction of $32,213 due for services.

During the quarter ended June 30, 2018, two investors and two option holders exercised 2,233,333 warrants and 2,508,331 options on a cashless exercise basis resulting in the issuance of 2, 944,936 shares of common stock of the Company.

In August, 2018, the Company entered into Subscription Agreements with accredited investors (the “August 2018 Accredited Investors”) pursuant to which the August 2018 Accredited Investors purchased an aggregate of approximately 64.1 million shares of Common Stock at $0.15 per share for an aggregate purchase price of $9.6 million.

In connection with the private offering, the company agreed to issue approximately 2,470,000 common stock purchase warrants valued at approximately $314,000 that are exercisable for a term of five years at an exercise price of $0.165 per share.

During 2018 and the six month period ended June 30 2019, the Company issued approximately 456,735 and 410,708 shares of common stock respectively in consideration of certain technical services.

In June 2019, the Company entered into Subscription Agreements with accredited investors (the “June 2019 Investors”) pursuant to which the June 2019 Investors purchased an aggregate of approximately 38.8 million shares of the Company’s common stock at $0.08 per share for an aggregate purchase price of approximately $3.1 million. The offers, sales and issuances of the securities sold in this offering were made to accredited investors and the Company relied upon the exemptions contained in Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), with regard to those sales. No advertising or general solicitation was employed in offering the securities. The offers and sales were made to a limited number of persons, each of whom was an accredited investor and transfer of the common stock issued was restricted by the Company in accordance with the requirements of the Securities Act.

In December 2019 the Company entered into Securities Purchase Agreements with several accredited investors (the “8% Note Investors”) providing for the sale by the Company to the Investors of 8% Convertible Notes in the aggregate amount of $428,000 (the “8% Notes”).

On February 14, 2020, the Company, entered into Securities Purchase Agreements with several accredited investors (the “2020 Note Investors”) providing for the sale by the Company to the 2020 Note Investors of 15% Senior Secured Convertible Notes in the aggregate amount of $1,510,000 (the “2020 Notes”). The 2020 Notes mature February 28, 2022 and are a secured obligation of the Company. At the option of the 2020 Note Investors, they may at any time convert the 2020 Notes. The amount of shares delivered shall be equal to 150% of the amount of the principal converted divided by the conversion price of $0.20 per share. Following the 2020 Note Anniversary, the Company may require that the 2020 Note Investors convert all or a portion of the 2020 Notes, if the Company’s volume weighted average price for any preceding 20-day period is equal to or greater than $0.30. In connection with this private offering, the Company paid Network 1 Financial Securities, Inc., a registered broker-dealer, a cash fee of approximately $104,800.

Subject to the aggregate principal amount of all the 2020 Notes being not less than $1,500,000, the 2020 Note Investors are entitled to nominate and the Company will not unreasonably reject the appointment of a new member to the Company’s Board of Directors.

Further, the Company and the Stern Trust entered an Amended and Restated Promissory Note (the “Restated Stern Note”) providing that the $2,000,000 principal of the Stern Note will be due and payable on the same terms (bearing interest at 15% per annum) and on the same maturity date as the 2020 Notes and that the interest due under the Stern Note as of January 31, 2020 in the amount of $662,000 will remain due and payable on the same terms as exist in the Stern Note prior to modification provided that the maturity of such interest shall be extended to the same maturity date as the 2020 Notes. The Company and the 8% Note Investors entered into an amendment agreement pursuant to which that the principal and interest due under the 8% Notes will remain due and payable on the same terms as exist in the 8% Notes prior to modification, save that the maturity shall be extended to the same maturity date as the 2020 Notes.

In June 2020, the Company entered into Subscription Agreements with two accredited investors (the “June 2020 Accredited Investors”) pursuant to which the June 2020 Accredited Investors purchased 3,441,558 shares of common stock at an average price of $0.06 cents per share for $200,000.

Additionally, on June 30, 2020, Company entered into and consummated private transactions pursuant to which a portion of the Company’s warrants exercisable at various prices were exercised for cash at an average exercise price of $0.06 per share for approximately $1,2 million. In addition, the holders that exercised the $0.10 Warrants received a warrant exercisable for two years to acquire one share of common stock at an exercise price of $0.15 per share (the $0.15 Warrants”) for every four $0.10 Warrants exercised and the holders that exercised the $0.06 Warrants and $0.05 Warrants also received a $0.15 Warrant for every two $0.06 Warrants and $0.05 Warrants exercised. A total of 7,458,085 $0.15 Warrants were issued as a result of these transactions.

Unless otherwise set forth above, each issuance was exempt from registration under Section 4(a)(2) of the Securities Act and/or Rule 506 as promulgated under Regulation D.

ITEM 16. Exhibits and Financial Statement Schedules

(a) Exhibits

See the Exhibit Index immediately following the signature page included in this registration statement.

(b) Financial Statement Schedules.

See “Index to Financial Statements” which is located on page F-1 of this prospectus.

ITEM 17. Undertakings

(A) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increases or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(C) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Long Beach, State of New York, on October 1, 2020.

IPSIDY INC.

By:	/s/ Phillip L. Kumnick
Name: Phillip L. Kumnick
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Phillip L. Kumnick and Stuart Stoller with full power to act alone and without the others, his true and lawful attorney-in-fact, with full power of substitution, and with the authority to execute in the name of each such person, any and all amendments (including without limitation, post-effective amendments) to this registration statement, to sign any and all additional registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file such registration statements with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Phillip L. Kumnick	Chief Executive Officer and Director	October 1, 2020
Phillip L. Kumnick	(principal executive officer)

/s/ Stuart Stoller	Chief Financial Officer	October 1, 2020
Stuart Stoller	(principal accounting officer)

/s/ Philip Beck		October 1, 2020
Philip Beck	Chairman of the Board

/s/ Philip R. Broenniman		October 1, 2020
Philip R. Broenniman	Chief Operating Officer, President and Director

/s/ Thomas R. Szoke		October 1, 2020
Thomas R. Szoke	Chief Solutions Architect and Director

/s/ Herb Selzer		October 1, 2020
Herb Selzer	Director

/s/ Theodore Stern		October 1, 2020
Theodore Stern	Director

EXHIBIT INDEX

Exhibit Number	Description

2.1	(1)	Agreement and Plan of Reorganization
3.1	(2)	Certificate of Incorporation
3.2	(2)	By-laws
3.3	(3)	Certificate of Ownership and Merger
3.4	(4)	Certificate of Amendment to the Certificate of Incorporation dated February 1, 2017
3.5	(5)	Certificate of Amendment to the Certificate of Incorporation dated October 3, 2017
4.1	(6)	Stock Option dated May 28, 2015 issued to Ricky Solomon
4.2	(7)	Common Stock Purchase Warrant issued to Ricky Solomon
4.3	(8)	Form of Common Stock Purchase Warrant issued to the 2015 Accredited Investors
4.4	(9)	Stock Option dated September 25, 2015 issued to Herbert M. Seltzer
4.5	(10)	Common Stock Purchase Warrant issued to ID Solutions Inc.
4.6	(11)	Stock Option issued to Thomas Szoke dated September 25, 2015
4.7	(11)	Stock Option issued to Douglas Solomon dated September 25, 2015
4.8	(11)	Stock Option issued to Maksim Umarov dated September 25, 2015
4.9	(12)	Form of Common Stock Purchase Warrant issued to the 2015 Accredited Investors
4.10	(13)	Form of Common Stock Purchase Warrant issued to the April 2016 Accredited Investors
4.11	(14)	Stock Option issued to Parity Labs, LLC
4.12	(15)	Stock Option Agreement entered between the Company and Stuart P. Stoller dated January 31, 2017
4.13	(4)	Stock Option Agreement entered between the Company and Philip D. Beck dated January 31 2017
4.14	(29)	Letter Agreement between Ipsidy Inc. and Theodore Stern Revocable Trust dated April 30, 2018.
4.15	(30)	Form of Subscription Agreement by and between Ipsidy Inc. and the August 2018 Accredited Investors
4.16	(31)	Form of Subscription Agreement by and between Ipsidy Inc and the June 2019 Accredited Investors
4.17	(32)	Letter Agreement between The Theodore Stern Revocable Trust and Ipsidy Inc. dated December 13, 2019
4.18	(32)	Form of Securities Purchase Agreement entered between Ipsidy Inc. and the 8% Note Investors
4.19	(32)	Form of 8% Convertible Note
4.20	(33)	Form of 15.0% Convertible Note
4.21	(33)	Amended and Restated Promissory Note issued to The Theodore Stern Revocable Trust
5.1		Opinion of Fleming PLLC as to the legality of the securities being registered (filed as Exhibit 5.1 to Amendment No. 1 to Form S-1 filed with the Securities and Exchange Commission on August 2, 2019 and incorporated herein by reference)
10.1	(16)	Assignment of Patents
10.2	(16)	Assignment of Patents
10.3	(16)	Assignment of Patents
10.4	(17)	The ID Global Solutions Corporation Equity Compensation Plan
10.5	(18)	Share Purchase Agreement by and between ID Global Solutions Corporation and the Multipay S.A. Shareholders
10.6	(6)	Director Agreement by and between ID Global Solutions Corporation and Ricky Solomon dated May 28, 2015
10.7	(19)	Director Agreement by and between ID Global Solutions Corporation and Herbert M. Seltzer dated September 25, 2015

10.8	(20)	Employment Agreement between ID Global Solutions Corporation and Maksim Umarov dated July 1, 2015
10.9	(21)	Letter Agreement entered between ID Global Solutions Corporation and Maksim Umarov dated September 25, 2015
10.10	(22)	Share Exchange Agreement by and between ID Global Solutions Corporation, Fin Holdings, Inc. and the Fin Holdings, Inc. shareholders
10.11	(23)	Contract for the Provision of Cash Collection Services entered into by and between ID Global LATAM S.A.S. and Recaudo Bogota S.A.S. dated December 30, 2016
10.12	(15)	Confidential Settlement Agreement and General Release between ID Global Solutions Corporation and Charles D. Albanese dated January 26, 2017
10.13	(15)	Executive Retention Agreement entered between the Company and Stuart P. Stoller dated January 31, 2017
10.14	(37)	Indemnification Agreement entered between the Company and Stuart P. Stoller dated January 31, 2017
10.15	(4)	Executive Retention Agreement entered between the Company and Philip D. Beck dated January 31 2017
10.16	(4)	Executive Retention Agreement entered between the Company and Thomas Szoke dated January 31 2017
10.17	(4)	Executive Retention Agreement entered between the Company and Douglas Solomon dated January 31, 2017
10.18	(4)	Form of Conversion Agreement dated January 31, 2017
10.19	(4)	Stand-Off Agreement dated January 31, 2017 entered between Philip Beck, Stuart Stoller, Thomas Szoke, Douglas Solomon, Herbert Selzer, Ricky Solomon and the Company
10.20	(24)	Amendment No. 1 to the Share Purchase Agreement by and between Ipsidy Inc and the MultiPay Shareholders dated March 7, 2105
10.21	(4)	Form of Indemnity Agreement
10.22	(25)	Confidential Settlement Agreement and General Release between Ipsidy Inc. and Douglas Solomon dated September 13, 2017
10.23	(25)	Agency Agreement between Ipsidy Inc. and Douglas Solomon dated September 13, 2017
10.24	(26)	Restricted Stock Agreement dated September 29, 2017 between Philip D. Beck and Ipsidy Inc.
10.25	(26)	Restricted Stock Agreement dated September 29, 2017 between Stuart P. Stoller and Ipsidy Inc.
10.26	(27)	Settlement Agreement entered between ID Global LATAM S.A.S. and Recaudo Bogota S.A.S.
10.27	(29)	2017 Incentive Stock Plan
10.28	(29)	Letter from Ipsidy Inc. to Philip Beck dated May 3, 2018
10.29	(29)	Letter from Ipsidy Inc. to Stuart Stoller dated May 3, 2018
10.30	(29)	Letter from Ipsidy Inc. to Thomas Szoke dated May 3, 2018
10.31	(32)	Letter Agreement between Phillip L. Kumnick and Ipsidy Inc.
10.32	(33)	Form of Securities Purchase Agreement – 2020 Notes
10.33	(33)	Form of Security Agreement – 2020 Notes
10.34	(33)	Form of Letter Agreement between Ipsidy Inc. and the 8% Convertible Note Holders
10.35	(34)	Letter Agreement between Phillip R. Broenniman and Ipsidy Inc.
10.36	(35)	Paycheck Protection Program Term Note dated May 6, 2020
10.37	(36)	Letter Agreement between Philip D. Beck and Ipsidy Inc. dated May 22, 2020
14.1	(28)	Code of Ethics
21.1*		List of Subsidiaries
23.1*		Consent of Cherry Bekaert LLP
23.2		Consent of Fleming PLLC (included in Exhibit 5.1)
24.1*		Power of Attorney
99.1		Form of Subscription Agreement (filed as Exhibit 99.1 to Amendment No. 1 to Form S-1 filed with the Securities and Exchange Commission on August 2, 2019 and incorporated herein by reference)
101.INS		XBRL Instance Document *
101.SCH		XBRL Taxonomy Extension Schema Document *
101.CA L		XBRL Taxonomy Extension Calculation Linkbase Document *
101.DEF		XBRL Taxonomy Extension Definition Linkbase Document *
101.LAB		XBRL Taxonomy Extension Label Linkbase Document *
101.PRE		XBRL Taxonomy Extension Presentation Linkbase Document *

*	Filed herewith

(1)	Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on August 13, 2013.
(2)	Incorporated by reference to the Form 10-12G Registration Statement filed with the Securities Exchange Commission on November 9, 2011.

(3)	Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on October 9, 2014.
(4)	Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on February 6, 2017.
(5)	Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on October 3, 2017.
(6)	Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on June 1, 2015.
(7)	Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on September 9, 2015.
(8)	Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on October 1, 2015.
(9)	Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on October 1, 2015.
(10)	Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on October 1, 2015.
(11)	Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on October 1, 2015.
(12)	Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on December 29, 2015.
(13)	Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on June 1, 2015.
(14)	Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on August 16, 2016.
(15)	Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on February 1, 2017.
(16)	Incorporated by reference to the Form S-1 Registration Statement filed with the Securities Exchange Commission on February 13, 2014.
(17)	Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on November 28, 2014.
(18)	Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on March 12, 2015.
(19)	Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on October 1, 2015.
(20)	Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on October 1, 2015.
(21)	Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on October 1, 2015.
(22)	Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on February 12, 2016.
(23)	Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on January 6, 2017.
(24)	Incorporated by reference to the Form 10-Q Quarterly Report filed with the Securities Exchange Commission on March 31, 2017.
(25)	Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on September 14, 2017.
(26)	Incorporated by reference to the Form 10-Q Quarterly Report filed with the Securities Exchange Commission on November 13, 2017.
(27)	Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on November 15, 2017.
(28)	Incorporated by reference to the Form 10-K Annual Report filed with the Securities Exchange Commission on July 12, 2017.
(29)	Incorporated by reference to the Form 10-Q Quarterly Report filed with the Securities Exchange Commission on May 4, 2018.
(30)	Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on August 17, 2018
(31)	Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on June 21, 2019.
(32)	Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on December 16, 2019.
(33)	Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on February 18, 2020.
(34)	Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on March 10, 2020.
(35)	Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on May 13, 2020.
(36)	Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on May 29, 2020.
(37)	Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on February 2, 2017.